Exhibit 10.1

PURCHASE AGREEMENT

BY AND BETWEEN

TWILIO INC.

AND

KORE GROUP HOLDINGS, INC.

March 26, 2023

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

APPENDIX A 1

APPENDIX B 1

APPENDIX C 1

APPENDIX D 1

APPENDICES, EXHIBITS AND SCHEDULES

Appendices:

Appendix A	–	Purchased Assets

Appendix B	–	Assumed Liabilities

Appendix C	–	Excluded Assets

Appendix D	–	Excluded Liabilities

Exhibits:

Exhibit A	–	Form of IPMA

Exhibit B	–	Form of TSA

Exhibit C	–	Form of Bill of Sale

Schedules to the Seller Disclosure Letter:

Schedule 1.1(a)(i)	–	Assigned Contracts

Schedule 1.1(a)(ii)	–	Business Products

Schedule 1.1(a)(iii)	–	Assigned Leased Properties

Schedule 1.1(a)(iv)	–	Seller Knowledge Persons

Schedule 1.1(a)(v)	–	Permitted Liens

Schedule 1.1(a)(vi)	–	Shared Contracts

Schedule 1.1(a)(vii)	–	Tangible Assets

Schedule 1.1(a)(viii)	–	Transferred Intellectual Property Rights

Schedule 1.1(a)(ix)	–	Transferred Internet Properties

Schedule 1.1(a)(x)	–	Transferred Mask Work Rights

Schedule 1.1(a)(xi)	–	Transferred Patents

Schedule 1.1(a)(xii)	–	Transferred Technology

Schedule 1.1(a)(xiii)	–	Transferred Trademarks

Schedule 2.4(a)(ii)	–	Assigned Lease Agreements

Schedule 4.3	–	Governmental Approvals and Consents; Non-Contravention

Schedule 4.4	–	Material Contracts

Schedule 4.5	–	Litigation

Schedule 4.6	–	Intellectual Property Rights

Schedule 4.10	–	Environmental Matters

Schedule 4.12(a)	–	Seller Benefit Plans

Schedule 4.12(d)	–	Employees; Employee Benefits

Schedule 4.13	–	Business Real Property

Schedule 4.20	–	Affiliate Transactions

Schedule 4.21	–	Top Customers and Suppliers

Schedule 6.1(a)	–	Conduct of Seller

Schedule 6.7(a)-1	–	Business Employee List as of the Agreement Date

Schedule 6.7(a)-2	–	Automatic Transferred Business Employee List as of the Agreement Date

Schedule 6.13(a)	–	Seller Names and Marks

Schedule 7.1(b)	–	Regulatory Authorizations

Schedule C-(ii)	–	Certain Excluded Assets

Schedule C-(iii)	–	Excluded Contracts

Schedule D-(iii)(1)	–	Excluded Liabilities

v

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) dated as of March 26, 2023 (the “Agreement Date”), is entered into between Twilio Inc., a company incorporated under the Laws of the State of Delaware (“Seller”), and KORE Group Holdings, Inc., a company incorporated under the Laws of the State of Delaware (the “Buyer”) (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in, among other things, the operation of the Business;

WHEREAS, Buyer, through itself and one or more of its direct or indirect Subsidiaries, desires to purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, desires to sell, transfer and assign the Purchased Assets and the Assumed Liabilities to Buyer and one or more of its direct or indirect Subsidiaries, upon the terms and subject to the conditions specified in this Agreement and in the Transaction Documents (the “Purchase Transactions”);

WHEREAS, Seller’s executive team and the investment committee of the board of directors of Seller have carefully considered the terms of this Agreement and have approved this Agreement, the Signing Date Agreements (as defined below) and the Purchase Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Buyer has carefully considered the terms of this Agreement and has approved this Agreement, the Signing Date Agreements and the Purchase Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Parties are entering into (a) that certain Intellectual Property Matters Agreement in the form attached hereto as Exhibit A (the “IPMA”), pursuant to which Seller will, or will cause its Subsidiaries to, convey or license certain Intellectual Property Rights to Buyer or one or more of its Subsidiaries and Buyer or one or more of its Subsidiaries will grant a license back to Seller of certain Intellectual Property Rights relating to the Business, and (b) that certain Transition Services Agreement, pursuant to which Seller will cause certain services to be provided to Buyer or its Affiliates in connection with the transition of the Business to Buyer and its designated Affiliates in the form attached hereto as Exhibit B (as amended from time to time in accordance with its terms, the “TSA”). Each of the IPMA and the TSA shall become effective upon the Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parties’ willingness to enter into this Agreement, each of Taylor Wolfe and Kedar Toraskar have executed an offer letter and confidentiality and invention assignment agreement with Buyer or one of its Subsidiaries and Giuseppe Carella has executed a confidentiality and invention assignment agreement with Buyer or one of its Subsidiaries (the “Key Employee Offer Letters”), with such Key Employee Offer Letters to become effective upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions.

“Acquired Rights Directive” has the meaning set forth in the definition of “Transfer Regulations.”

“Affiliate” means (a) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual, (ii) the individual’s spouse and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Entity.

“Anti-Corruption Law” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Governmental Authority.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Assigned Contracts” means those Contracts that are listed on Schedule 1.1(a)(i) of the Seller Disclosure Letter and any other Contracts that exclusively relate to the Business and all rights of Seller or any of its Subsidiaries thereunder, as such Assigned Contracts may be renewed, amended or modified following the Agreement Date, in each case, in accordance with this Agreement.

“Automatic Transferred Business Employees” means those employees of Seller or any of its Subsidiaries with respect to whom local employment Laws, including the Transfer Regulations, provide for an automatic transfer of employment, employer substitution or similar method of transfer to Buyer or any of its Affiliates in connection with the Closing, excluding those individuals who would have otherwise been an Automatic Transferred Business Employee but who object to the automatic transfer of their employment, consistent with applicable Law (“Objecting Employees”), to Buyer or its Affiliates by operation of Law, each of whom is set forth on the Automatic Transferred Business Employee List (which shall be further revised prior to the Closing in accordance with Section 6.7(a)).

“Business” means the internet of things (“IoT”) business conducted, if and to the extent applicable, by Seller and the Other Sellers in the 12 months prior to the Agreement Date, consisting of the development, marketing, distribution, sale, license, and provision of the products and services described in Schedule 1.1(a)(ii) of the Seller Disclosure Letter (the “Business Products”), but excluding, in each case, any Shared Services and Shared Assets.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in San Francisco, California or Atlanta, Georgia are permitted or required by Law to close.

“Business Employee” means (a) the employees of Seller or any of its Subsidiaries set forth on the Business Employee List (which shall be further revised prior to the Closing in accordance with Section 6.7(a)) and (b) each Automatic Transferred Business Employee.

“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Business Leases” means the sublease agreements, lease agreements, executive suite agreements, assignments or other similar agreements, including all amendments, extensions, renewals, guaranties and related agreements, pursuant to which Seller or an Other Seller leases or otherwise uses or occupies the real properties used in the Business and listed on Schedule 4.13(a) of the Seller Disclosure Letter.

“Business Real Property” means, collectively, the real property identified in the Business Leases.

“Business Records” means all files, documents, books and records that are in Seller’s or its Affiliates’ possession or reasonably available to Seller or its Affiliates, including customer lists, invoices and purchase orders, cost records, sales and pricing data, marketing materials, supplier records, product data, manuals and literature, technical information, drawings, specifications and other engineering data and other business records that, in each case, exclusively relate to, or have been exclusively used in, the operation of the Business, as well as the Continuing Employee Records.

“Buyer Equity Plans” means Buyer’s 2014 Equity Incentive Plan and the 2021 Incentive Award Plan.

“Buyer Material Adverse Effect” means (a) any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the operations, financial condition, assets, properties or results of operations of the Buyer and its Subsidiaries, taken as a whole; provided that none of the following shall, either alone or in combination, be deemed to constitute a Buyer Material Adverse Effect, or shall be taken into account in determining whether a Buyer Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: any Effect resulting from or arising out of (i) the public announcement of the sale of the Business and the execution of this Agreement and the other Transaction Documents and/or the pendency of the transactions contemplated hereby or thereby or any other publicity, leak or rumor with respect thereto (except to the extent initiated by Buyer or an Affiliate thereof in breach of this Agreement or the Confidentiality Agreement), including the impact of any of the foregoing on relationships with customers, suppliers, partners, lenders, officers, employees, regulators or other third party or any suit, action or other Proceeding arising therefrom or in connection therewith, (ii) any actions taken or omitted to be taken by Buyer or its Subsidiaries to perform its obligations under, comply with, or that are otherwise required by, this Agreement or the other Transaction Documents or any actions taken or omitted to be taken by Buyer or its Subsidiaries at Seller’s request or with the consent of Seller, (iii) general business, regulatory, financial, political or economic conditions or markets in the United States or other foreign locations where Buyer operates, including any disruption thereof and including changes (A) in prevailing interest rates or fluctuations in currency or (B) affecting financial, credit, foreign exchange or capital market conditions (including the imposition of new or increased tariffs), (iv) general conditions in the industry or markets in which Buyer conducts its business, (v) any change or development in Laws (including proposed changes or developments) applicable to Buyer, any changes or proposed changes in GAAP (or the applicable accounting standards or principles in any jurisdictions outside of the United States), or the enforcement of interpretation of any of the foregoing, (vi) any global or natural conditions or circumstances, including any pandemic (including COVID-19 or COVID-19 Measures), epidemic, plague, or other outbreak of illness or public health event, natural disasters, weather conditions, an outbreak or escalation of war (including whether or not declared), armed hostilities, criminal activities, acts of terrorism, sabotage, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening thereof, (vii) any failure to obtain a Consent of a Person or Governmental Authority in connection with the Purchase Transactions and any claim or right or benefit arising thereunder or resulting therefrom, (viii) any change in the price or trading volume of Buyer Shares or any other publicly traded securities of Buyer or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise expressly excluded from the definition of Buyer Material Adverse Effect may be taken into account for the purpose of determining whether a Buyer Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (ix) any reduction in the credit rating of Buyer or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise expressly excluded from the definition of Buyer Material Adverse Effect may be taken into account for the purpose of determining whether a Buyer Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur) or (x) the failure of the financial or operating performance of Buyer to meet public estimates or expectations or internal forecasts, plans, projections, revenue, earnings, budgets or other financial performance or results of operations for any period prior to, on or after the Agreement Date (but the underlying reason for such failure to meet such forecasts or budgets may be taken into account in determining whether a Buyer Material Adverse Effect has occurred; provided such reason is not otherwise described in clauses (i) through (ix) of this definition); provided that (x) in determining whether a Buyer Material Adverse Effect exists or has occurred or has occurred or is reasonably expected to exist or occur with respect to Effects resulting from or arising out of one or more Contracts, it shall be taken into consideration whether alternatives or replacements to such Contracts are commercially available without material disruption to Buyer and (y) in the case of the foregoing clauses (iii), (iv), (v) or (vi), Effects referred to therein shall be excluded only to the extent they do not disproportionately impact Buyer in a material manner relative to the competitors of Buyer (i.e., if there is a disproportionate impact, only the extent of such disproportionate impact shall be taken into account in determining whether a Buyer Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur) or (b) any Effect that, individually or in the aggregate with all other Effects, would materially impair or materially delay Buyer’s ability to perform its obligations under this Agreement or the other Transaction Documents.

“Buyer Shares” means shares of Buyer’s common stock, $0.0001 par value.

“Buyer Stock Price” means the lower of (a) the volume weighted average price of a Buyer Share listed on the NYSE (as reported by Bloomberg) for the twenty Trading Days ending on the Agreement Date and (b) the volume weighted average price of a Buyer Share listed on NYSE (as reported by Bloomberg) for the twenty Trading Days ending on the Closing Date.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other rule, law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. law and including any related or similar orders or declarations from any Governmental Authority) and (b) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Closing Transfer Documents” mean the Bill of Sale, the Patent Assignment, the Trademark Assignment and the documents and certificates and resolutions referred to in Section 2.4(a) and any other agreement necessary to effect the Transfer of the Purchased Assets and Assumed Liabilities in the Purchase Transactions.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state applicable Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commingled Customer Agreement” means an order form and/or agreement between Seller or any of its Subsidiaries and a third-party customer of the Business, which order form and/or agreement (a) provides for a minimum commitment in respect of the purchase of Business Products and other products offered by Seller or its Subsidiaries and/or (b) allows such customers to purchase Business Products and other products offered by Seller or its Subsidiaries.

“Compliant Offer” means a written offer of employment made by Buyer or any of its Affiliates to a Business Employee that initially provides for (a) a base salary or wage rate that is no less favorable than the base salary or wage rate as in effect for such Business Employee as of the Agreement Date, (b) a target annual bonus or sales and commission opportunity that is no less favorable than the target annual bonus or sales and commission opportunity as in effect for such Business Employee as of the Agreement Date and (c) other employee welfare benefits that are substantially comparable, in the aggregate, to any of, as determined in Buyer’s sole discretion, (i) the other employee welfare benefits as in effect for such Business Employee as of the Agreement Date under the Seller Benefit Plans listed on Schedule 4.12(a) of the Seller Disclosure Letter (excluding defined benefit pension, retiree or post-termination welfare, nonqualified deferred compensation, base salary, wage rate, severance, target bonus, sales and commission opportunity and equity or equity-based incentive compensation opportunities (collectively, “Excluded Benefits”)), (ii) the other employee benefits (subject to the same exclusions) provided to similarly situated employees of Buyer or (iii) some combination of (i) and (ii).

“Confidential Information” means (a) any confidential or proprietary information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast, projection, formula, pattern, device, compilation or information, proprietary technical, economic, environmental, operational, financial, technology, operating, financial and/or other business information, methods of operation, financial statements, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, specifications for products, equipment and processes, manufacturing and performance specifications and procedures, engineering drawings and graphs, technical, research and engineering data, manufacturing know-how, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, customer profiles, customer preferences, employee census information and other employee information and any other documents or materials embodying such information) relating directly or indirectly to the business of a disclosing Party, any predecessor entity or any Subsidiary or other Affiliate of such Party (whether prepared by such Party or by any other Person and whether or not in written form) that is or that has at any time been made available to the receiving Party or any Representative of the receiving Party by or on behalf of disclosing Party or any Representative of disclosing Party, (b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the receiving Party or any Representative of the receiving Party and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause (a) hereof, and (c) the terms of this Agreement, and the fact that information of the type referred to in clause (a) hereof of has been made available to the receiving Party or any of its Representatives. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information (i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the receiving Party or by any of such Party’s Representatives, (ii) any information that was in the receiving Party’s possession prior to the time it was first made available to such Party or any of such Party’s Representatives by or on behalf of the disclosing Party or any of the disclosing Party’s Representatives, provided that the source of such information was not and is not known to the receiving Party to be bound by any contractual or other obligation of confidentiality to the disclosing Party or to any other Person with respect to any of such information, (iii) any information that becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or any of the disclosing Party’s Representatives, provided that such source is not known to the receiving Party to be bound by any contractual or other obligation of confidentiality to the disclosing Party or to any other Person with respect to any of such information or (iv) any information that is developed by or on behalf of the receiving Party independently of the disclosure of confidential information and without reference to or use of confidential information.

“Consent” means any consent, waiver or approval of, or authorization, order, license, permission, permit, qualification, exemption or waiver by, any third party or Governmental Authority.

“Continuing Employee” means (a) each Business Employee who accepts and actually commences employment with Buyer or any of its Affiliates in accordance with Section 6.7 and (b) each Automatic Transferred Business Employee.

“Continuing Employee Records” means the following current employment and current personnel information with respect to each Continuing Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job function, variable compensation targets, business and personal mailing addresses and telephone numbers.

“Contract” means any executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment, arrangement or undertaking.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any applicable Law or any published requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, providing for or contemplating business closures or other reductions, changes to business operations, any quarantine, “shelter in place”, “stay at home”, social distancing, shutdown, closure, sequester or any other applicable Law by any Governmental Authority in connection with or in response to COVID-19.

“Database Rights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Dollars” or “$,” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.

“Environmental Claim” means any written claim, Proceeding, complaint, Order or notice alleging any violation of, or Liability under, any Environmental Laws.

“Environmental Laws” means any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common Law relating to, or imposing standards of conduct or Liability regarding, the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, the exposure of any individual to Hazardous Materials, or health and safety of employees or the public. Environmental Laws shall include the following United States statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or similar foreign, federal state or local Laws, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that is (or at a relevant time has been or would be) treated as a single employer under Section 414 of the Code with such first Person.

“Excluded Shared Contracts” means (a) the Shared Contracts that are Patent Cross-License Agreements, (b) offer letters, invention assignment agreements and confidentiality agreements with Business Employees entered into prior to the Closing, (c) the Seller Benefit Plans, (d) insurance policies, (e) real property leases and subleases, including the Business Leases, and (f) all other Shared Contracts for Shared Services.

“Executive Level Employee” means a Business Employee with a title of Director or above.

“First Lock-Up Period” means the period from the Effective Time until 11:59 p.m. PT on the date that is six months following the Closing Date.

“Foreign Business Employee” means each Business Employee whose work location is outside the United States.

“Fundamental Representations” means, with respect to Buyer, the representations and warranties set forth in Section 5.1 (Corporate Existence), Section 5.2 (Corporate Authority), Section 5.3(b)(i) (Non-Contravention) and Section 5.7 (Finders; Brokers), and with respect to Seller, the representations and warranties set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Authority), Section 4.3(b)(i) (Non-Contravention), Section 4.15 (Sufficiency of Assets) and Section 4.17 (Finders; Brokers).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the Agreement Date.

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by products or derivatives, per- and polyfluoroalkyl substances, polychlorinated biphenyls and asbestos, and any other substance, material or waste listed, classified or regulated as a “solid waste,” “hazardous” “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic,” “toxic substance,” “toxic waste,” “toxic pollutant,” “contaminant,” or “pollutant” or any similar terms, or that is otherwise a basis for Liability or subject to regulation, control or remediation, under any Environmental Law.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, handling or generation of, exposure of persons to or sale or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called eWaste fees) and compliance with any product take back or product content requirements.

“Inactive Employee” means any Business Employee who, as of the Closing Date or, if later, the end date of benefits coverage pursuant to the TSA, is (a) receiving or in an eligibility exclusion or elimination period for purposes of receiving short- or long-term disability benefits under a Seller Benefit Plan or (b) on an approved leave of absence, including maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, education leave, national service or military leave, approved personal leave, leave for purposes of jury duty or medical leave.

“Indebtedness” of any Person means, without duplication, as of any particular time (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums or fees, if any, and accrued interest, fees and expenses related thereto), (b) any obligations owed with respect to letters of credit, performance or surety bonds, bankers’ acceptances and similar facilities (in each case, to the extent drawn), (c) any cash overdrafts, (d) all obligations of such Person for the deferred purchase price of property or services (including any “seller note” or “seller financing” arrangement, holdback, earn-out or any other form of contingent payment or obligation) and all obligations of such Person under any conditional sale or other title retention agreement (but excluding trade accounts payable and other accrued current liabilities, in each case, arising in the ordinary course of business), (e) obligations under capitalized leases (determined in accordance with GAAP), (f) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on the Purchased Assets, (g) any obligations or liabilities arising from payment obligations under any interest rate, foreign exchange or other swap, hedge or other financial derivative instrument or agreement, (h) any “single-trigger” severance and any sale, change in control, retention, transaction, success-based or transition bonuses or other similar payments triggered by or payable as a result of the consummation of the transactions contemplated by this Agreement and the employer’s share of any employment, payroll or similar Taxes incurred with respect to such amounts, computed as though all such amounts were payable as of the Closing Date, and (i) any outstanding guarantees of obligations of the type described in clauses (a) through (h) above.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Party obligated to indemnify a Notifying Party and its related Indemnified Parties.

“Industrial Designs” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Information Privacy and Security Laws” means any Law applicable to the Seller Parties’ operation of the Business governing: (a) the privacy, protection, or security of Personal Data, including as relevant to the Processing of Personal Data or (b) online behavioral advertising, telemarketing and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following, in each case as applicable to the Seller Parties: the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, state data security laws, state social security number protection laws, and state data breach notification laws.

“Intellectual Property Rights” means the rights, title and interests associated with the following anywhere in the world: (a) patents and utility models, and applications therefor (including any provisionals, continuations, continuations-in-part, divisionals, reissues, renewals, extensions, reexaminations or modifications for any of the foregoing) (“Patents”), (b) trade secrets and all other rights in or to confidential business or technical information, know-how, manufacturing and product processes, techniques, specifications, layouts, designs, formulae, and algorithms, whether patentable or non-patentable, copyrightable or non-copyrightable, or not reduced to practice (“Trade Secrets”), (c) copyrights, copyright registrations and applications therefor, works of authorship, moral rights and all other rights corresponding to the foregoing (“Copyrights”), (d) social and mobile media identifiers, uniform resource locators and registered internet domain names (“Internet Properties”), (e) industrial design rights and any registrations and applications therefor (“Industrial Designs”), (f) databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, and any applications for registration therefor (“Database Rights”), (g) mask works, and mask work registrations and applications therefor (“Mask Work Rights”), (h) trademarks, tradenames, service marks, trade dress, logos and other indicia of source, corporate, trade, d/b/a and similar names whether registered or unregistered, and the goodwill appurtenant to each of the foregoing (“Trademarks”), (i) rights in Technology and Software, and (j) any similar, corresponding, equivalent, or other intellectual property rights.

“Intercompany Agreements” means the Contracts, whether or not in writing, between or among Seller and any Subsidiary in respect of the Business, any Purchased Assets or any Assumed Liabilities that are effective as of the Agreement Date or entered into following the Agreement Date.

“Internet Properties” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, routers, hubs, switches, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data and video) owned, licensed, or used by the Seller Parties.

“knowledge” of a Party means, with respect to Seller, the actual knowledge, after and assuming reasonable inquiry, of the Persons listed on Schedule 1.1(a)(iv) of the Seller Disclosure Letter, and with respect to Buyer, the actual knowledge, after and assuming reasonable inquiry, of the Persons listed on Schedule 1.1(a)(iv) attached hereto; provided, that no Person listed on Schedule 1.1(a)(iv) of the Seller Disclosure Letter or Schedule 1.1(a)(iv) attached hereto shall have any personal Liability with respect thereto.

“Law” means any law (including common law), treaty, statute, ordinance, rule, constitution, act, ruling, code or regulation of a Governmental Authority or judgment, decree, Order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Liabilities” means any Indebtedness, liability, commitment, duty or other obligation of any kind or nature (whether pecuniary or not, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), in each case, regardless of when asserted or by whom.

“Liens” means any mortgage, easement, lease, license, sublease, right of way, trust or title retention agreement, pledge, lien, charge, security interest or option, encumbrance, right of first refusal, conditional sale or similar restriction of any kind.

“Losses” means any and all losses, damages, settlements, judgments, Taxes, awards, penalties, fines, costs or expenses (including reasonable legal, expert and consultant fees and expenses), but excluding any punitive damages; provided that notwithstanding the foregoing, “Losses” shall not exclude punitive damages to the extent awarded to a third party by a Governmental Authority or arbitrator in connection with a Third-Party Claim.

“Mask Work Rights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Material Adverse Effect” means (a) any change, circumstance, occurrence, event or effect (“Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the operations, financial condition, assets, properties or results of operations of the Business, taken as a whole; provided that, solely for the purposes of this clause (a), none of the following shall, either alone or in combination, be deemed to constitute a Material Adverse Effect, or shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur: any Effect to the extent resulting from or arising out of (i) the public announcement of the sale of the Business and the execution of this Agreement and the other Transaction Documents and/or the pendency of the transactions contemplated hereby or any other publicity, leak or rumor with respect thereto (except to the extent initiated by Seller or an Affiliate thereof in breach of this Agreement or the Confidentiality Agreement), including the impact of any of the foregoing on relationships with customers, suppliers, partners, lenders, officers, employees, regulators or other third party or any suit, action or other Proceeding arising therefrom or in connection therewith, (ii) any actions taken or omitted to be taken by Seller or its Subsidiaries that are expressly required to be taken by this Agreement or the other Transaction Documents or any actions taken or omitted to be taken by Seller or its Subsidiaries, in each case, at Buyer’s express written request or with the express written consent of Buyer, (iii) general business, regulatory, financial, political or economic conditions or markets in the United States or other foreign locations where the Business is operated, including any disruption thereof and including changes (A) in prevailing interest rates or fluctuations in currency or (B) affecting financial, credit, foreign exchange or capital market conditions (including the imposition of new or increased tariffs), (iv) general conditions in the industry or markets in which the Business is conducted, (v) any change or development in Laws applicable to the Business or the Purchased Assets, any changes in GAAP (or the applicable accounting standards or principles in any jurisdictions outside of the United States in which the Business currently operates), or the enforcement or interpretation of any of the foregoing, (vi) any change related to the Excluded Assets or the Excluded Liabilities following the Agreement Date, except to the extent of any Effect on the Business, the Purchased Assets or the Assumed Liabilities resulting from or otherwise related to such changes, (vii) any global or natural conditions or circumstances, including any pandemic (including COVID-19 or COVID-19 Measures), epidemic, plague, or other outbreak of illness or public health event, natural disasters, weather conditions, an outbreak or escalation of war (including whether or not declared), armed hostilities, criminal activities, acts of terrorism, sabotage, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening thereof, (viii) any failure to obtain a Consent of a Person or Governmental Authority set forth on Schedule 4.3 of the Seller Disclosure Letter in connection with any Transfers of Purchased Assets and any claim or right or benefit arising thereunder or resulting therefrom, (ix) any change in the price or trading volume of shares of Class A common stock, par value $0.001 per share, of Seller or any other publicly traded securities of Seller or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise expressly excluded from the definition of Material Adverse Effect may be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), or (x) the failure of the financial or operating performance of the Business to meet public estimates or expectations or internal forecasts, plans, projections, revenue, earnings, budgets or other financial performance or results of operations for any period prior to, on or after the Agreement Date (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise expressly excluded from the definition of Material Adverse Effect may be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or is reasonably likely to occur); provided that in the case of the foregoing clauses (iii), (iv), (v), or (vii), Effects referred to therein shall be excluded only to the extent they do not disproportionately impact the Business in a manner relative to the competitors of the Business or the other Business Entities of a similar size to the Business, in each case, in the industry in which the Business operates (i.e., if there is a disproportionate impact, only the extent of such disproportionate impact shall be taken into account in determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur) or (b) any Effect that, individually or in the aggregate with all other Effects, would materially impair or materially delay Seller’s or any of its Subsidiaries’ ability to perform its obligations under this Agreement or the other Transaction Documents.

“Notifying Party” means (a) Seller, in the case of any matter for which any Seller Indemnified Party may be entitled to indemnification pursuant to Section 9.1(b) and (b) Buyer, in the case of any matter for which any Buyer Indemnified Party may be entitled to indemnification pursuant to Section 9.1(a).

“Open Source Software” means any freeware, shareware, open source Software (e.g., Linux) or Software that is distributed under similar licensing or distribution models. For the avoidance of doubt, “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (a) the GNU General Public License (GPL), Lesser/Library GPL (LGPL) or Affero General Public License (Affero GPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards Source License (SISSL), (g) the BSD License, (h) Red Hat Linux, (i) the Apache License and (j) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, determination, award, decision, injunction, judgment, ruling, decree, writ or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course Inbound License” means any (a) Contract containing a license to use, copy, or distribute any generally commercially available Software or other Technology or to use any generally commercially available service, including click wrap or shrink wrap licenses, in each case where the aggregate payments by Seller or its Subsidiaries under such Contracts are less than $250,000 per year, and (b) license to Open Source Software, and (c) Contracts containing an inbound license to use third-party Technology or Intellectual Property Rights, where such license is incidental to the primary purpose of such Contract.

“ordinary course of business” means in the ordinary course of the operation of the Business, consistent with past practice (including with respect to frequency and quantity (if applicable)).

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, and/or partnership agreement, as applicable.

“Patent Cross-License Agreements” means Contracts pursuant to which Seller or its Subsidiaries received a license or other immunities under a third party’s Patents based on settlement of any litigation or a cross-licensing arrangement.

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Permits” means all licenses, accreditations, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Seller Financial Information in accordance with GAAP, (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business securing amounts that are not yet due and payable or, if due, that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Seller Financial Information in accordance with GAAP, (c) zoning, entitlement, building and land use regulations regulating the use or occupancy of such Business Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Business Real Property which are not violated by the current use or occupancy of such Business Real Property or the operation of the Business thereon, (d) customary covenants, easements, rights-of-way, restrictions and other similar charges or encumbrances of record affecting title that, in each case, only affect real property and that do not, individually or in the aggregate, materially impair the value of the real property for the purposes for which it is used in connection with the Business or materially interfere with the use or occupancy thereof in connection with the Business, (e) Liens in favor of the landlord on real property demised that are set forth in the terms of the applicable lease and which do not, individually or in the aggregate, materially impair the value of the real property for the purposes for which it is used in connection with the Business or materially interfere with the use or occupancy thereof in connection with the Business, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs, in each case, mandated under applicable Laws or other social security programs, (g) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business and (h) Liens listed on Schedule 1.1(a)(v) of the Seller Disclosure Letter.

“Person” means an individual, Business Entity or Governmental Authority.

“Personal Data” means any and all information that identifies, relates to, describes or can reasonably be used to identify, directly or indirectly, an individual natural person, including to the extent applicable, name, physical address, telephone number, email address, financial account number, passwords, government-issued identifier (including Social Security number and driver’s license number), biometric, medical, health or insurance information, or household or device information. Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any Information Privacy and Security Law applicable to the Business.

“Post-Closing Tax Period” means any taxable period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Proceeding” means any action, arbitration, claim, charge, complaint, audit, proceeding, litigation or suit commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Processing” (or “Process” or “Processed”) means any operation or set of operations which is performed on data or information, including Personal Data, whether or not by automatic means, or any collection, recording, organization, aggregation, storage, processing, adaptation or alteration, retrieval, consultation, use, disclosure, transmission, dissemination, transfer, or otherwise making available, alignment or combination, blocking, erasure or destruction of any data or information or system.

“Qualifying Termination” means a termination by Buyer or the Employing Entity of a Continuing Employee’s employment during the Continuation Period other than for “Cause” (within the meaning of the Buyer Severance Policies).

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and Internet Properties.

“Representatives” of any Person means such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council or by any other relevant Sanctions authority, (b) any Person located, organized, citizen of or resident in a sanctioned country (at present, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine), (c) any Person owned 50% or more by such Persons described in clauses (a) or (b), or (d) an agency or instrumentality of, or entity owned 50% or more or controlled by, the government of a sanctioned country or Venezuela.

“Sanctions” means any Laws related to economic or trade sanctions, including those administered by OFAC, the U.S. Department of State, the European Union, any EU Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Second Lock-Up Period” means the period from expiration of the First Lock-Up Period until 11:59 p.m. PT on the date that is 12 months following the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Sell” means to offer, sell, contract to sell, pledge, grant any option to purchase, lend, make any short sale or otherwise dispose of any Buyer Shares owned directly by Seller or with respect to which Seller has beneficial ownership within the rules and regulations of the SEC (any of the foregoing, a “Sale”).

“Seller Benefit Plans” means each “employee benefit plan” (within the meaning of ERISA, whether or not subject to ERISA), and each employment, consulting, severance, change in control, deferred compensation, transaction bonus, retention, equity purchase, equity appreciation, or other equity or equity-based incentive, or vacation or paid time off, insurance coverage, health, accident, welfare, retiree or post-termination health or welfare, disability, death, workers’ compensation, pension, profit sharing, retirement, incentive, bonus commission, and any other benefit or compensation plan, program, policy, agreement or arrangement (a) in which any Business Employee or any current or former director, officer, employee or other individual service provider of the Business (or any beneficiary of any of the foregoing) is eligible to participate or under which any such individual is (or may become) entitled to any benefit or compensation that is sponsored, maintained or contributed to, or required to be contributed to, by Seller or any of its Subsidiaries or (b) under or with respect to which Seller or any of its Subsidiaries has or could reasonably be expected to have any Liability.

“Seller Party” means each of Seller, its Subsidiaries and any Other Seller.

“Seller Sales and Commission Plans” means those Seller Benefit Plans identified as Seller Sales and Commission Plans on Schedule 4.12(a) of the Seller Disclosure Letter.

“Shared Assets” means the assets owned by or controlled by the Seller and its Subsidiaries used primarily in the provisioning of the Shared Service.

“Shared Contracts” means Contracts of Seller or any of its Subsidiaries with one or more third parties that relate to, or under which the rights of Seller or its Subsidiaries are exercised for the benefit of, both (a) any Purchased Assets or the Business and (b) any Excluded Assets or any business(es) of Seller and its Subsidiaries other than the Business, including such Shared Contracts described on Schedule 1.1(a)(vi)(1) of the Seller Disclosure Letter and also includes any Commingled Customer Agreements described on Schedule 1.1(a)(vi)(2) of the Seller Disclosure Letter.

“Shared Services” means corporate or shared services provided to, or in support of the Business, that are general corporate or other overhead services, and/or that are provided to or used by both the Business and other businesses of Seller and its Subsidiaries, including access to and use of computer hardware and Software related to any business function, travel and entertainment services, temporary labor services, office supplies (including copiers, scanners and fax machines), telecommunications equipment and services, logistics services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, accounting and finance services, public relations, legal and risk management services, workers’ compensation arrangements, internal audit services, human resources and employee relations management services, employee benefits services, credit, collections and account payable services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and Software or other Technology used in connection therewith.

“Signing Date Agreements” means this Agreement, the IPMA and the TSA and the Exhibits, Appendices and Schedules hereto and thereto.

“Software” means computer software, computer programs, applications (including mobile apps) and databases in any form, including source code, object code, firmware, operating systems and specifications, algorithms, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, libraries and library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation (including manuals, user guides, flow charts, comments, and training materials), developer notes, comments and annotations.

“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the consolidated assets of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of consolidated Liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries, on a consolidated basis, are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (c) such Person and its Subsidiaries, on a consolidated basis, shall have adequate capital for conducting the business. For purposes of this definition, in computing the amount of Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing and known at such time, represents the amount that can reasonably be expected to become an actual and matured Liability.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” of Buyer, Seller or any other Person means any corporation, partnership or other Business Entity of which Buyer, Seller or such other Person, as applicable (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other Business Entity.

“Tangible Assets” means (a) all furniture, office supplies, office equipment, trade fixtures and furnishings located at a Business Real Property as of the Agreement Date or acquired after the Agreement Date in accordance with the terms of this Agreement, to the extent owned by Seller or its Subsidiaries, and (b) all other tangible personal property assets (including servers, equipment, machinery and tools) not covered by clause (a) that (i) exclusively relating to the Business, wherever located, as of the Agreement Date or acquired after the Agreement Date in accordance with the terms of this Agreement; (ii) located (other than temporarily) at or in any of the Business Real Property as of the Agreement Date or acquired after the Agreement Date in accordance with the terms of this Agreement; (iii) used by the Continuing Employees exclusively in connection with the Business, wherever located; or (iv) listed on Schedule 1.1(a)(vii) of the Seller Disclosure Letter, whether or not primarily relating to the Business and wherever located, in each of the foregoing clauses (i)-(iii), including the fixed assets listed therein; provided that personal computers and other “connected office” devices shall be retained by Seller.

“Tax” or “Taxes” means any and all taxes, including U.S. federal, state, local, non-U.S. and other income, gross receipts, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, escheat, abandoned or unclaimed property, estimated, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, alternative minimum, add-on minimum, registration, consumption, customs, duties, franchise and other taxes, fees, or charges in the nature of a tax imposed by any Taxing Authority (whether payable directly or by withholding), together with any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any Tax or any contest or dispute thereof, and including any Liability for the Taxes of another Person.

“Tax Return” means any return, declaration, report, election, disclosure, form, estimated return and information statement filed or required to be filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Technology” means all (a) published and unpublished works of authorship, including audiovisual works, collective works, designs, Software, compilations, databases, derivative works, literary works, and sound recordings; and (b) information and materials that are not generally known, whether tangible or intangible, including algorithms, application program interfaces, business or technical information, concepts, customer lists, data collections, diagrams, formulae, ideas, know-how, metadata, methods, network configurations and architectures, processes, programs, protocols, prototypes, schematics, specifications, systems, techniques and Trade Secrets; provided that Technology shall not include Patents and Trademarks.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Trading Day” means any day on which Buyer Shares are actually traded on the NYSE.

“Transaction Documents” means the Signing Date Agreements, the Closing Transfer Documents and the Exhibits, Appendices and Schedules hereto and thereto.

“Transfer” means sell, convey, transfer, assign or deliver.

“Transfer Regulations” means any Law related to the automatic transfer, or liability related to transfer, of employees in connection with the event of transfers of undertakings, businesses or parts of businesses, or acquisition, sales or mergers, including the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) and the Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the EU Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”), the legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and other similar or comparable Laws related to the transfer, or liability related to transfer, of employees.

“Transferred Intellectual Property Rights” means (a) the Transferred Registered Intellectual Property, (b) all Intellectual Property Rights owned by Seller and its Subsidiaries that are used exclusively in the Business, and (c) the Intellectual Property Rights set forth in Schedule 1.1(a)(viii) of the Seller Disclosure Letter.

“Transferred Internet Properties” means the Internet Properties set forth on Schedule 1.1(a)(ix) of the Seller Disclosure Letter.

“Transferred Mask Work Rights” means the Patents set forth on Schedule 1.1(a)(x) of the Seller Disclosure Letter.

“Transferred Patents” means the Patents set forth on Schedule 1.1(a)(xi) of the Seller Disclosure Letter.

“Transferred Registered Intellectual Property” means (a) the Transferred Internet Properties, (b) the Transferred Patents, and (c) the Transferred Trademarks.

“Transferred Technology” means all Technology of the Business Products owned by Seller and its Subsidiaries that is used exclusively in the Business, including the Technology listed on Schedule 1.1(a)(xii) of the Seller Disclosure Letter.

“Transferred Trademarks” means the Trademarks set forth on Schedule 1.1(a)(xiii) of the Seller Disclosure Letter that are Registered Intellectual Property.

“VAT” means value added Tax or any other sales, use, turnover or other similar Tax.

Section 1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the location set forth below:

Defined Term	Location
Accrued Bonus	6.7(k)(ii)
Accrued Commissions	6.7(k)(ii)
Accrued PTO	6.7(c)
Acquisition Proposal	6.16
Agreement	Preamble
Agreement Date	Preamble
Allocation Statement	3.3
Assumed Liabilities	Appendix B
Automatic Transferred Business Employee List	6.7(a)
Bill of Sale	2.4(a)(i)
Books and Records	6.6(a)
Business Employee List	6.7(a)
Buyer	Preamble
Buyer Benefit Plans	6.7(d)
Buyer Indemnified Parties	9.1(a)
Buyer Indemnified Party	9.1(a)
Buyer Losses	9.1(a)
Buyer Severance Policies	6.7(i)
Buyer’s Foreign Statutory Retirement Plans	6.7(k)(i)
Cap	9.2(b)
Claims	6.18
Closing	8.1
Closing Date	8.1
Competing Activity	6.10(a)
Confidentiality Agreement	6.3(b)
Consent Receipt Time	2.5(c)
Continuation Period	6.7(i)

Data Security Requirements	4.7(a)
DOJ	6.4(e)
Effective Time	8.1
Employing Entity	6.7(b)(i)
End Date	2.5(e)
Equity Consideration	3.1
Excess Employee	6.7(r)(i)
Exchange Act	6.17(c)
Excluded Assets	Appendix C
Excluded Contracts	Appendix C
Excluded Liabilities	Appendix D
Excluded Tax Liabilities	6.9(a)(i)
Foreign Continuing Employee	6.7(f)
FTC	6.4(e)
Governmental Authority	4.3(a)
HSR Act	6.4(e)
Independent Accountant	3.3
Information	6.12
IPMA	Recitals
Key Employee Offer Letters	Recitals
Labor Agreement	4.12(d)
Local Transfer Agreement	2.4(a)(iv)
Material Assigned Contract	4.4(a)
Material Contracts	4.4(a)
Material Shared Contract	4.4(a)
Non-Parties	11.17
NYSE	6.17
OFAC	4.18(b)
Offer Letter	6.7(b)(i)
Other Buyer	2.1
Other Sellers	2.1
Outside Date	10.1(b)
Parent Preferred Stock	5.4(a)
Parties	Preamble
Party	Preamble
Patent Assignment	2.4(a)(ii)
Potential Contributor	9.2(c)
Pre-Closing Period	6.1(a)
Privileged Information	6.12
Privileges	6.12
Purchase Transactions	Recitals
Purchased Assets	Appendix A
RCAs	6.7(n)
Releasees	6.18
Reports	5.10
Restricted Assets	2.5(b)
Restricted Period	6.10(a)
Restricted Rights	2.5(b)
Restricted Rights Taxes	2.5(e)
Restricted Split Interests	2.5(b)
S-3 Indemnified Person	6.17(b)

S-3 Registration	6.17(a)
S-3 Registration Statement	6.17(a)
Seller	Preamble
Seller Disclosure Letter	Article 4
Seller Financial Information	4.11(a)
Seller Indemnified Parties	9.1(b)
Seller Indemnified Party	9.1(b)
Seller Losses	9.1(b)
Seller Names and Marks	6.13(a)
Seller Released Claims	6.18
Seller Releasors	6.18
Split Interest	2.5(a)
Subcontracted Work	2.5(e)
Support Fund	6.7(q)(ii)
Third-Party Claim	9.3(c)(i)
Third-Party Claim Notice	9.3(c)(i)
Top Customer	4.21
Top Supplier	4.21
Total Consideration	3.1
Trade Control Laws	4.18(c)
Trademark Assignment	2.4(a)(iii)
Transfer Date	6.7(b)(i)
Transfer Tax Returns	6.9(b)(ii)
Transfer Taxes	6.9(b)(i)
TSA	Recitals
WARN Act	4.12(c)
Wind-down License	6.13(a)
Withholding Party	3.5(a)

ARTICLE 2

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1 Asset Purchase. Subject to Section 2.5, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and/or shall cause one or more of its Subsidiaries (such Subsidiaries, the “Other Sellers”) to, sell, assign, transfer, convey and deliver to Buyer (or any wholly owned Subsidiary of Buyer designated in accordance with Section 3.4 (such Subsidiary, an “Other Buyer”)), and Buyer shall, or shall cause such Other Buyer to, acquire and accept from Seller or such Other Seller, all of Seller’s and such Other Sellers’ respective right, title and interest in, to and under all the Purchased Assets as they exist as of immediately prior to the Closing (subject to the requirements of Section 6.1), free and clear of Liens other than Permitted Liens.

Section 2.2 Excluded Assets. All Excluded Assets shall be retained by Seller and its Subsidiaries and are not being acquired by Buyer or any Other Buyer.

Section 2.3 Assumed Liabilities; Excluded Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer or the applicable Other Buyer shall accept, assume and agree to pay, perform, fulfill and discharge when due any and all Assumed Liabilities, but in no event, any Excluded Liabilities. From and after the Closing, Buyer shall be responsible for all Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing Date, regardless of where or against whom such Assumed Liabilities are asserted or determined or whether asserted or determined prior to the Agreement Date.

(b) The Parties agree that, except for the Assumed Liabilities, none of Buyer or any Other Buyer shall accept, assume, pay, perform, fulfill or discharge or otherwise have any Liability, whether or not related to the Business, for any Liabilities of Seller or any Subsidiary of Seller (whether now existing or hereafter arising), and Seller and its Subsidiaries shall retain, and shall be solely responsible and liable for paying, performing, fulfilling and discharging when due, all Liabilities of Seller and its Subsidiaries other than the Assumed Liabilities, including the Excluded Liabilities.

Section 2.4 Transfer.

(a) The right, title and interest in, to and under the Purchased Assets of Seller and/or any Other Seller shall be sold, assigned, transferred, conveyed and delivered, and the Assumed Liabilities shall be assumed, in accordance with this Article 2 pursuant to transfer and assumption agreements and such other instruments (including deeds, leases, subleases, assignments, endorsements or other instruments of transfer or conveyance) in such form as may be required, necessary or appropriate to legally effect a conveyance of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers and assumptions are to be made. Such transfer and assumption agreements shall be in a form mutually agreed by the Parties and shall include: (i) with respect to the Purchased Assets and Assumed Liabilities, a bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the “Bill of Sale”), (ii) with respect to the Transferred Patents, a patent assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Patent Assignment”), (iii) with respect to Transferred Trademarks, a trademark assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Trademark Assignment”) and (iv) to the extent required by Law or otherwise agreed by the Parties and in compliance with Section 2.5(b), a local transfer agreement for each jurisdiction other than the United States in which Purchased Assets or Assumed Liabilities are located (each such agreement, a “Local Transfer Agreement”).

(b) Each Local Transfer Agreement shall be in form and substance that is customary in the relevant jurisdiction for a transfer of the type of assets or shares, as applicable, being transferred pursuant to such Local Transfer Agreement, shall maintain the same legal meaning and effect under local Law as provided in this Agreement and shall be mutually acceptable to Buyer and Seller in all respects; provided that in each case that (i) to the extent permissible under local Law, the Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Purchased Assets and shall not have any effect on the value being received by Seller or given by Buyer in the Purchase Transactions, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, (ii) no such Local Transfer Agreement shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement and (iii) no such Local Transfer Agreement shall include any additional representations or warranties, covenants or agreements except to the extent required by Law of the applicable jurisdiction. In the event of any inconsistency between this Agreement and a Local Transfer Agreement, this Agreement will control to the extent permissible under applicable Law. Such Transfer pursuant to this Agreement or any other Transaction Document will be effective as of Effective Time or at such other times as specifically provided in each respective Transaction Document and will be subject to the terms and conditions of this Agreement and the applicable Transaction Document.

Section 2.5 Approvals and Consents.

(a) Except as may otherwise be agreed by the Parties in writing or with respect to any Excluded Shared Contract, from the Agreement Date until the earlier of (x) the date this Agreement is validly terminated in accordance with its terms and (y) 12 months following the Closing, each Party shall, and shall cause its applicable Subsidiaries to, use commercially reasonable efforts to separate, amend, novate, substitute or replicate, on substantially the same terms (provided that, any material change in terms shall require the prior written consent of Buyer and Seller), and Transfer the portion of each Shared Contract relating exclusively to the Business (the interest in such portion of a Shared Contract, a “Split Interest”) to and for the benefit of Buyer or such Other Buyer such that as of the Effective Time, each of Buyer and Seller, or their applicable Subsidiaries as the case may be, shall be entitled to the rights and benefits of such Shared Contract and shall assume the related portion of any Liabilities inuring to the Split Interests of such Shared Contracts (solely to the extent such Liabilities are Assumed Liabilities and not with respect to any Excluded Liabilities), in the case of Buyer or such Other Buyer, and the interest in the remaining portion of such Shared Contracts, in the case of Seller (including all Excluded Liabilities but in no event any Assumed Liabilities). Each Party shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to, and shall reasonably cooperate with each other to, effect such separation (including to take the actions described in Section 2.5(d) but subject to Section 2.5(b)).

(b) Notwithstanding anything in this Agreement or any other Closing Transfer Document to the contrary, neither this Agreement nor any other Closing Transfer Document shall constitute an agreement to (i) Transfer to Buyer or any Other Buyer any Purchased Asset (including any Business Real Properties) or any claim, right, benefit or Liability arising under or resulting from such Purchased Asset or (ii) separate and Transfer any Split Interest (including by way of replication of the Shared Contract) or any claim, right, benefit or Liability arising under or resulting from such Split Interest, in each case, if and for so long as the Transfer or attempted Transfer to Buyer or any Other Buyer without the Consent of a third party under applicable Law or the express terms of the applicable Contract, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Purchased Asset or to any Shared Contract, or would materially and adversely affect the rights of Seller or its Subsidiaries or, upon Transfer, the rights of Buyer or its Affiliates (as assignee, transferee or otherwise) with respect to such Purchased Asset or Split Interest (such assets and interests being referred to herein as “Restricted Assets” and “Restricted Split Interests”, respectively, and collectively, the “Restricted Rights”).

(c) Notwithstanding anything in this Agreement to the contrary (but without in any way limiting Seller’s obligations under Section 2.5(e)), unless and until any such Consent with respect to any Restricted Asset or Restricted Split Interest, as appropriate, is obtained or the applicable restriction or impediment on Transfer ceases to exist (such time, the “Consent Receipt Time”), no such Restricted Asset nor such Restricted Split Interest shall constitute a Purchased Asset and, except to the extent otherwise provided under Section 2.5(e), all Liabilities arising out of or in connection therewith shall be deemed Excluded Liabilities; provided, that at no time at or after the Closing shall any Restricted Rights for which the Consent Receipt Time has not occurred constitute Excluded Assets nor shall any Liability arising out of, or related to, such Restricted Rights constitute an Excluded Liability solely by virtue of arising out of, or being related to, such Restricted Rights, in each case for purposes of Seller’s indemnification obligations under Article 9; provided, further, that the obligations (other than Excluded Liabilities) relating to or arising in connection with such Restricted Asset or Restricted Split Interest that would have otherwise constituted Assumed Liabilities at the Closing, shall, upon such actual Transfer to Buyer or any applicable Other Buyer, be deemed to be an Assumed Liability for purposes of this Agreement to the same extent as if Transferred to Buyer or any applicable Other Buyer at Closing. Once the Consent Receipt Time occurs with respect to any Restricted Rights, such Restricted Rights shall be Transferred to or assumed by Buyer or an Other Buyer (but not before such time and not before the Closing Date) for no additional consideration, and, in each case, the rights, title and interest to such Restricted Asset or Restricted Split Interest shall be deemed to be Purchased Assets for purposes of this Agreement.

(d) From the Agreement Date until the earlier of (x) the date this Agreement is validly terminated in accordance with its terms and (y) 12 months following the Closing, each Party shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts, and shall reasonably cooperate with each other, to obtain or to cause to be obtained any requisite Consent required, including by delivery of any notice, to (i) Transfer or novate to Buyer or such Other Buyer all rights and obligations of Seller and its Subsidiaries with respect to the Restricted Assets and the Assumed Liabilities such that, in any case, Buyer or such Other Buyer will be solely benefited by and responsible for such rights and obligations from and after the Closing Date and (ii) except as may otherwise be agreed by the Parties in writing or with respect to any Excluded Shared Contract, separate and Transfer as of, or as promptly as practicable after, the Closing any Shared Contracts having a Restricted Split Interest, including by way of establishing a new Contract with Buyer or such Other Buyer in respect of the Restricted Split Interest or assigning such Restricted Split Interest to Buyer or such Other Buyer, such that, in any case, Buyer will be solely benefited by and responsible for such rights and obligations in respect of such Restricted Split Interest from and after the Closing Date (including by entering into arrangements reasonably satisfactory to Buyer, for a duration not to exceed 12 months after the Closing, designed to provide to Buyer or such Other Buyer the benefits and liabilities of use or ownership of any applicable Restricted Split Interest, including enforcement for the benefit of Buyer or such Other Buyer of any and all rights of Seller and its Subsidiaries against any other party arising out of any breach or cancellation of any applicable Restricted Split Interest by such other party and, if reasonably requested by Buyer, acting as an agent on behalf of Buyer or such Other Buyer). Nothing in this Section 2.5 shall require Buyer, Seller or any of their respective Affiliates to pay any amount, grant any additional rights, grant any guarantee or provide any other consideration to any third party in order to obtain any such Consent. Each Party shall not, and shall cause its respective Subsidiaries not to, without the consent of the other Party, (A) commit to make any payments or (B) make any non-monetary concession, in each case, that would or would purport to bind the other Party or its Subsidiaries or, in the case of Seller, the Business or any Purchased Asset following the Closing in order to obtain such Consent. In the event that Seller determines to seek a novation with respect to any Assigned Contract, then, subject to the same limitations under this Section 2.5(d) applicable to the Parties’ obligations to seek a Consent, Buyer shall, to the extent permitted under applicable Law, reasonably cooperate with, and shall cause its Subsidiaries to reasonably cooperate with, Seller and the Other Sellers (including, where necessary, entering into appropriate instruments of assumption in a form reasonably acceptable to Buyer) to cause such novation to be obtained and to have Seller and the Other Sellers released from all liability that constitutes Assumed Liabilities to third parties with respect to such Assigned Contract, in each case, to the extent consistent with the terms of this Agreement and with effect to occur from and after Closing. With respect to any Assumed Liabilities for which Seller, or any Subsidiary of Seller, has any secondary liability to third parties, Buyer shall, upon the written request of Seller, provide Seller reasonable access (at Seller’s sole cost and expense), in each case, during normal business hours and with reasonable prior notice, to, and in manner so as not to unreasonably interfere with the conduct of Buyer’s or its Affiliates’ business and employees to any books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the conduct of the Business that are reasonably necessary in order for Seller to ascertain continuing compliance by Buyer and its Affiliates with all material contract terms and conditions applicable thereto; provided, that neither Buyer nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would reasonably be expected to cause the waiver of any attorney-client privilege of Buyer or such Subsidiaries (provided that Buyer shall inform Seller as to the general nature of what is being withheld as a result of the foregoing and shall use its reasonable efforts to disclose such information in a way that would not waive such privilege). Notwithstanding anything else set forth in this Section 2.5, no Party shall be required to take any action that (A) violates any contractual obligation of such Party in effect as of the Agreement Date in a manner that would adversely impact such Party (other than immaterial impacts as reasonably determined by such Party) or (B) violates applicable Law.

(e) If any required Consent to Transfer Restricted Rights (or to replicate a Shared Contract in respect thereof) is not obtained on or prior to the Closing Date, then for 12 months following the Closing, the Parties shall continue to use commercially reasonable efforts to obtain such Consents in accordance with Section 2.5(d). With respect to any Restricted Rights for which the Consent Receipt Time has not occurred, the Parties hereby agree to implement such reasonable arrangements (including subleasing, sublicensing or subcontracting) with respect to the underlying rights and obligations related thereto, to the extent permitted by applicable Law and not expressly prohibited by the terms of the applicable Shared Contract, as shall enable Buyer, on and following the Closing Date, to (i) enjoy the benefits of the applicable Restricted Asset or Restricted Split Interest, (ii) if and to the extent Buyer or an Other Buyer is entitled to the benefits under such Restricted Asset or Restricted Split Interest, assume any Liability (other than an Excluded Liability and Taxes (except any Restricted Rights

Taxes) and solely to the extent they would otherwise constitute Assumed Liabilities) arising from or related to any such Restricted Asset or Restricted Split Interest at or after the Closing, and any net incremental Taxes (determined after taking into account any applicable expenses, deductions or losses attributable to Restricted Assets or Restricted Split Interests) to the extent related to any Restricted Asset or Restricted Split Interest for any taxable period (or portion thereof) that begins after the Closing Date and ends on the End Date (such Taxes, the “Restricted Rights Taxes”), as an Assumed Liability for purposes of this Agreement to the same extent as would have been the case had such underlying Purchased Assets and Split Interest been able to be Transferred to Buyer or such Other Buyer at Closing, (iii) if applicable and possible following the Closing, Seller and the applicable Other Sellers shall hold and operate such Restricted Rights in a manner reasonably consistent in all material respects with the manner in which Seller and such Other Sellers hold and operate their other assets and Contracts, subject to the terms of this Agreement, and (iv) if applicable, for Buyer or such Other Buyer to perform (and Buyer or such Other Buyer hereby agrees to perform) the obligations of Seller or any applicable Other Seller in respect thereof (solely to the extent they would otherwise constitute Assumed Liabilities), for no additional consideration, and for Buyer or such Other Buyer to assume the payment, performance and other obligations thereof from and after the Closing, in each case, to provide for Seller or the applicable Other Seller the same benefits and to otherwise place Buyer, such Other Buyer, Seller and Seller’s Subsidiaries in substantially the same position such parties would have been in had such Restricted Asset or Restricted Split Interest been transferred at the Closing (such obligations, the “Subcontracted Work”), until the earliest of (A) the Consent Receipt Time with respect to the applicable Restricted Rights (or replication of the Shared Contract in respect thereof) shall have been obtained, (B) in the case of a Restricted Asset that is a Contract or a Restricted Split Interest, such time as such Contract or Restricted Split Interest shall have lapsed, expired or not have been renewed in accordance with its terms and (C) the date that is 12 months after the Closing Date (such earliest date, the “End Date”); provided that with respect to any Shared Contract, the Parties agree that their respective obligations under this sentence will be satisfied by providing the Transition Services (as defined in the TSA) set forth on Schedule 5.0 and Schedule 5.1 of the Transition Service Schedules (as defined in the TSA). Buyer agrees to perform and discharge, and shall cause its Subsidiaries to perform and discharge, the obligations of Seller and its Subsidiaries in connection with any Subcontracted Work, directly or indirectly, as applicable, through Seller or its Subsidiaries, as applicable, and shall indemnify, defend and hold harmless Seller and its Subsidiaries for any Losses (except for Losses resulting from the gross negligence, willful misconduct or intentional breach of Seller, its Subsidiaries or any Person acting at it or their direction (other than Buyer or its Affiliates or their respective Representatives)) arising out of or relating to (x) any Purchased Assets held by Seller or any of its Other Sellers for the benefit of Buyer pursuant to any such arrangement and (y) any failure of Buyer and its Affiliates to perform and discharge such Subcontracted Work in accordance with the terms set forth in this Section 2.5(e). Seller shall be permitted to set-off against any amounts held for the benefit of Buyer pursuant to this arrangement all direct, reasonable and documented out-of-pocket costs and expenses (including any direct out-of-pocket Restricted Rights Taxes) associated with the retention and maintenance of such Purchased Assets following the Closing; provided, that, notwithstanding anything to the contrary in this Section 2.5(e), to the extent that Buyer bears any Restricted Rights Taxes that are subsequently reduced or refunded, Seller shall promptly pay or cause to be paid, to Buyer the amount of any such reduction or refund (net of any additional taxes Seller incurs as a result of the receipt of such refund). From and after the Closing, to the extent permitted under applicable Law and for as long as Seller and Buyer maintain the arrangements described above, Seller shall, and shall cause its Subsidiaries to, hold in trust (or such equivalent mechanism permissible under local Law in each relevant jurisdiction) for and exercise at the direction of Buyer, and pay or deliver to Buyer or such Other Buyer promptly upon receipt thereof (as applicable), all benefits, rights, goods, services, income, proceeds and monies received by, or provided to, Seller or its Subsidiaries (x) to the extent related to any Purchased Asset and/or the conduct of the Business in connection with the arrangements under this Section 2.5(e) or (y) otherwise relating to the Restricted Assets or Restricted Split Interests. To the extent that a Consent to Transfer to Buyer with respect to a particular Restricted Asset or Restricted Split Interest (or replicated the Shared Contract in respect thereof) is obtained after the Closing Date, the Parties agree that such obligations relating thereto will no longer be considered to be Subcontracted Work at such time, but will, to the extent such obligations would have been deemed to be Assumed Liabilities at the Closing, instead be deemed to be Assumed Liabilities for all purposes of this Agreement. The Parties shall enter into such reasonable arrangements, including with respect to Continuing Employees performing services under any Restricted Asset or Restricted Split Interest, as are necessary and appropriate to give effect to the arrangements provided for under this Section 2.5(e).

(f) Notwithstanding anything in this Agreement to the contrary, the failure to obtain any Consent described on Schedule 4.3 of the Seller Disclosure Letter for the Transfer of any Purchased Asset to Buyer or its designated Affiliates, or the termination (or receipt of notice of termination thereunder) of any Assigned Contract or Shared Contract or any circumstances resulting from any of the foregoing, shall not, individually or in the aggregate, constitute (A) a Material Adverse Effect, (B) a breach by Seller of any representation, warranty or covenant under this Agreement or any of the other Transaction Documents or (C) a failure of any condition under this Agreement or any of the other Transaction Documents, including those in Article 7 and, subject to the satisfaction or waiver of the conditions contained in Article 7, the Closing shall occur notwithstanding the foregoing without any adjustment to the Total Consideration on account thereof.

Section 2.6 Recordation. Seller shall be responsible, at Seller’s expense, for the prompt preparation, filing and recording of the documents or instruments delivered or caused to be delivered by Seller hereunder.

ARTICLE 3

CONSIDERATION

Section 3.1 Total Consideration. The total consideration for the Purchased Assets shall consist of (a) (i) 10,000,000 Buyer Shares or (ii) if 10,000,000 Buyer Shares would have an aggregate value in excess of $28 million as of the close of “regular trading hours” on the NYSE on the Business Day immediately prior to the Closing, such number of Buyer Shares having an aggregate value equal to $28 million as of the close of “regular trading hours” on the NYSE on the Business Day immediately prior to the Closing issued to Seller (the “Equity Consideration”) and (b) the assumption by Buyer, directly or indirectly, of the Assumed Liabilities (collectively, the “Total Consideration”). If, at any time during the Pre-Closing Period, there is a change in the number of Buyer Shares outstanding, or securities convertible or exchangeable into Buyer Shares outstanding, in each case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, the Equity Consideration shall be equitably adjusted to provide Seller and Buyer with the same economic effect as contemplated by this Agreement prior to such event (provided that there shall not be more than one such adjustment for any single action).

Section 3.2 Payment of Total Consideration. On the Closing Date, Buyer shall issue the Equity Consideration to Seller. Subject to the Parties’ obligations under Article 9 and except for the reduction set forth in Section 3.1, in no event will the number of Buyer Shares issued as Equity Consideration be reduced or increased at or following the Closing.

Section 3.3 Allocation of Total Consideration. As soon as practicable (but in any event within 90 Business Days) after the Closing, Seller shall deliver to Buyer a statement (the “Allocation Statement”) that determines the fair market value of the Equity Consideration for Tax purposes and allocates the Total Consideration and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets as of the Effective Time in accordance with applicable Tax Laws, including the principles of Section 1060 of the Code and the regulations thereunder (and any other corresponding or similar requirements under applicable Tax Laws); provided, that the Allocation Statement shall incorporate, reflect and be consistent with the terms of the methodology for the Tangible Assets described in Exhibit A of the Bill of Sale. If, within 30 Business Days after the delivery of the Allocation Statement, Buyer notifies Seller that Buyer objects to the allocation or the fair market value of the Equity Consideration set forth in the Allocation Statement, Buyer and Seller shall seek in good faith to resolve such dispute within 15 Business Days. In the event that Buyer and Seller are unable to resolve such dispute within 15 Business Days, Seller and Buyer shall jointly retain Deloitte LLP, or if such firm is unable or unwilling to act, such nationally recognized independent public accounting firm as shall be mutually agreed by the Parties (the “Independent Accountant”) to resolve any remaining disputed items in a manner that incorporates, reflects and is consistent with the terms of this Agreement. Any allocation of the Equity Consideration (and other relevant amounts) determined pursuant to the decision of the Independent Accountant shall incorporate, reflect and be consistent with the terms of this Agreement. Upon resolution of the disputed items, the allocation reflected in the Allocation Statement shall be adjusted to reflect such resolution and such Allocation Statement shall be final, conclusive and binding upon the Parties. The fees and expenses of the Independent Accountant shall be allocated to be paid by Seller and Buyer in inverse proportion as they may each prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the matters submitted. In the event that Buyer notifies Seller that it accepts the Allocation Statement, or does not notify Seller of any objections to the Allocation Statement during such 30 Business Day period, Buyer shall be considered to have accepted the accuracy of the Allocation Statement delivered by Seller and such Allocation Statement shall be final, conclusive and binding upon the Parties. Any adjustments to the Total Consideration paid by Buyer in consideration for the sale and purchase of the Purchased Assets shall be reflected in the Allocation Statement in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder (and any other similar provisions under applicable Tax Law) and as mutually agreed by the Parties (it being understood that no Party will unreasonably withhold, condition or delay such agreement). In addition, Seller and Buyer shall act in accordance with the Allocation Statement in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position (and Seller shall cause its Subsidiaries and Buyer shall cause its Affiliates not to take any position) inconsistent with the Allocation Statement for income Tax purposes in any jurisdiction, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any other similar provision under applicable Tax Law). Seller and Buyer shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable Tax Laws and in a manner consistent with the Allocation Statement, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other Party. In the event that the Allocation Statement is disputed by any Taxing Authority, (i) the Party receiving notice of the dispute shall promptly notify the other Party of such notice and (ii) both Seller and Buyer shall use reasonable efforts to defend the Allocation Statement in any Proceedings or settle such dispute in a manner mutually acceptable to Seller and Buyer.

Section 3.4 Title Passage; Delivery of Purchased Assets.

(a) Title Passage. Upon the Closing, all of the right, title and interest of Seller and its Subsidiaries, (including any risk of loss) in and to all of the Purchased Assets shall pass to (i) Kore Wireless Group, Inc. or (ii) to the extent designated by Buyer in writing (email being sufficient) not less than 10 Business Days prior to Closing, to an Other Buyer. Seller shall not be required to comply with such designation by Buyer set forth in the immediately preceding clause (ii) to the extent that Seller reasonably determines in good faith, in its reasonable discretion, that doing so would (x) violate applicable Law, (y) reasonably be expected to prevent, materially impede or materially delay the consummation of the Purchase Transactions or the other transactions contemplated hereby or by the other Transaction Documents or (z) impose costs on Seller and its Subsidiaries which would be an Excluded Liability and for which it would not be entitled to reimbursement under this Agreement (in accordance with the following sentence) or otherwise; provided, that, subsection (z) shall not apply with respect to any designation of Purchased Assets to Other Buyers that are organized in the same jurisdiction as the Seller or applicable Other Seller holding such Purchased Assets that are being transferred and do not involve the shipment or physical relocation of tangible Purchased Assets. All costs and expenses of any kind and character, excluding any Taxes (which are handled exclusively in Section 6.9), relating to any action taken by Seller pursuant to this Section 3.4 shall be borne 50% by Seller and 50% by Buyer.

(b) Method of Delivery of Purchased Assets. The Purchased Assets shall be delivered to Buyer or an Other Buyer, as applicable, in the form and to the location mutually agreed by the Parties before the Closing Date at Buyer’s cost and expense (other than with respect to any Taxes, which are handled exclusively in Section 6.9); provided that, to the extent practicable, Seller shall deliver all of the Purchased Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of any Transfer Taxes if such method of delivery does not adversely affect costs (including Taxes) of Seller and its Subsidiaries or the condition, operability or usefulness of any Purchased Asset.

Section 3.5 Withholding.

(a) Each Party shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and the other Transaction Documents such amounts as are required to be deducted and withheld under applicable Law (such Party that deducts and withholds, the “Withholding Party”). The Withholding Party shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority, in accordance with applicable Law. As soon as practicable after any such payment, the Withholding Party shall deliver to the other Party reasonable documentation in the form customarily provided evidencing such payment.

(b) Seller shall, and shall cause its Affiliates to, and Buyer shall, and shall cause its Affiliates to, cooperate in good faith to minimize any withholding that may be applied to any payments described in this Section 3.5. Seller shall provide any certification or representation necessary to minimize withholding Taxes as reasonably requested by Buyer prior to the anticipated Closing Date, including the certificate described in Section 8.3(c).

(c) To the extent such amounts are so deducted or withheld under this Section 3.5, such amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid by the Withholding Party to the other Party to the extent so paid to the appropriate Governmental Authority.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth specifically on the disclosure letter delivered by Seller on the Agreement Date and attached hereto (the “Seller Disclosure Letter”) (with the disclosure in any section or subsection of the Seller Disclosure Letter being deemed to qualify or apply to other sections and subsections of this Article 4 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections and subsections (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed)), Seller represents and warrants to Buyer, as of the Agreement Date and as of the Closing Date, as follows:

Section 4.1 Corporate Existence. Each of Seller and each Other Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Seller and each Other Seller has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to own, lease or otherwise hold the Purchased Assets owned, leased or otherwise held by it and to carry on the Business. With respect to the Business, each of Seller and each Other Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

Section 4.2 Corporate Authority. This Agreement and the other Transaction Documents to which Seller or any Other Seller is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Seller and will be duly authorized by each applicable Other Seller by all requisite corporate, limited liability company, partnership or other action prior to

Closing and no other Proceedings on the part of Seller or its stockholders are (and no other Proceedings on the part of any Other Seller or any of its equity holders will be) necessary for Seller or any Other Seller to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby. Seller has, and each of the Other Sellers will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Signing Date Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed and delivered by Seller and any Other Seller party thereto at or prior to the Closing. Assuming the due authorization, execution and delivery by Buyer or the relevant Other Buyer of this Agreement or any other Transaction Document, as applicable, each Signing Date Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller and/or any Other Seller, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

Section 4.3 Governmental Approvals and Consents; Non-Contravention.

(a) No Consent, order or license or permit from, notice to or registration, declaration or filing with, any United States, foreign, federal, state, provincial, municipal or local government, government agency, instrumentality, subdivision, court of competent jurisdiction, administrative agency or commission, or other governmental or regulatory authority or instrumentality, political subdivision thereof, or any quasi-governmental body, or any arbitral body (public or private) (“Governmental Authority”) is required on the part of Seller or any Other Seller or any other Person in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except such filings with the SEC to the extent required under the Exchange Act to the extent the failure to obtain such Consent, order or license or effect such notice to or registration, declaration or filing with such Governmental Authority would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(b) The execution and delivery of this Agreement and the other Transaction Documents by Seller and each of the Other Sellers, the performance by Seller and each Other Seller of its respective obligations hereunder and thereunder and the consummation by Seller and each of the Other Sellers of the transactions contemplated hereby and thereby do not and will not (without notice, lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of the respective Organizational Documents of Seller or any Other Seller, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained or notice delivered with respect to, any material Permit or Material Contract or (iii) assuming compliance with the matters described in Section 4.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Seller, any Other Seller, the Business or any Purchased Assets except, in the cases of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain Consent, provide notice or Lien would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

Section 4.4 Contracts.

(a) Schedule 4.4(a) of the Seller Disclosure Letter sets forth a true and complete list of (x) each of the Assigned Contracts (each, a “Material Assigned Contract”), (y) each Shared Contract other than Excluded Shared Contracts (each, a “Material Shared Contract”), and (z) each other Contract (if any) that could reasonably be expected to give rise to an Assumed Liability, in each case of clauses (x), (y) and (z), to which any

Seller Party is a party or it or its assets are otherwise bound as of the Agreement Date, which is in effect as of the Agreement Date and which meets the following criteria (each such Contract listed or otherwise required to be listed, or that would be required to be listed if such Contract were in effect as of the Agreement Date, collectively with the Material Assigned Contracts and Material Shared Contracts, the “Material Contracts”):

(i) a Contract granting most favored customer pricing to any Person, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation, “most favored nation”, “most favored pricing” or similar rights and/or terms to any Person, or any Contract limiting the freedom of such Seller Party to engage in the Business or compete with any Person in any geography in connection with such Seller Party’s conduct of the Business, in each case, that (x) apply to any Purchased Asset or the Business or (y) will apply to the activities of Buyer or any of its Affiliates after the Closing with respect to the Business;

(ii) a Contract pursuant to which such Seller Party is a lessor or lessee of any real property or any office furniture, fixtures or other personal property involving payments in respect of the Business in excess of $250,000 per annum;

(iii) a Contract granting a Lien upon any Purchased Asset, other than Permitted Liens;

(iv) a Contract for the sale or provision by such Seller Party of Business Products to a third party for their own use, and not for resale, sublicensing or otherwise providing the Business Products to third parties, involving aggregate payments in excess of $350,000 for the most recently completed fiscal year of Seller;

(v) a Contract for the purchase by such Seller Party of materials, supplies, equipment or services for use in the Business from any supplier involving payments in respect of the Business in excess of $250,000 for the most recently completed fiscal year of Seller;

(vi) a Contract with any distributor, reseller, or other channel partner pursuant to which such third party is authorized to sell, sublicense or otherwise provide the Business Products to third parties, in each case involving payments in respect of the Business in excess of $250,000 for the most recently completed fiscal year of Seller;

(vii) a Contract (a) pursuant to which such Seller Party has licensed from a third party or is authorized by a third party to use any Intellectual Property Rights material to the Business, other than Ordinary Course Inbound Licenses, (b) pursuant to which such Seller Party has granted a license to a third party or has authorized a third party to use any Intellectual Property Right, other than non-exclusive licenses to customers and service providers entered into in the ordinary course of business or (c) under which any Person has developed or has been engaged to develop any material Intellectual Property Rights material to the Business for a Seller Party (excluding agreements with employees and contractors entered into in the ordinary course of business under which such employees and contractors assign rights in all developed material Intellectual Property Rights to a Seller Party) or under which any Seller Party has developed or has been engaged to develop any material Intellectual Property Rights for any Person;

(viii) any partnership, joint venture, or other similar equity investment Contracts that involve a sharing of profits of the Business with a third party;

(ix) any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) related to the Business, which capital commitment or capital expenditures in respect of the Business are in excess of $100,000 individually or $250,000 in the aggregate;

(x) any Contract that is a settlement, conciliation or similar agreement, including Patent Cross-License Agreements, coexistence agreements and covenant not to sue agreements, imposing (A) limitations on the operation of the Business or (B) pursuant to which the Business, Buyer or any of its Affiliates will have any outstanding obligation or liability after the date of this Agreement;

(xi) any Contract with any Governmental Authority (other than Contracts with Governmental Authorities solely to the extent that they are on the Seller ToS (as defined in the Seller Disclosure Letter));

(xii) any Contract with a Top Customer or Top Supplier;

(xiii) any Contract for the employment or engagement of any Business Employee (A) providing for target annual cash compensation in excess of $150,000 or (B) not terminable upon notice of thirty days or less and without liability;

(xiv) any Contract that provides for the payment and/or accelerated vesting of any form of compensation or benefits upon the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(xv) each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee or other Contract in respect of or evidencing any Indebtedness or in respect of the Purchased Assets in excess of $25,000, excluding any mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee or other Contract which is an Excluded Liability;

(xvi) each acquisition, merger, consolidation, recapitalization, sale, divestiture or similar Contract pursuant to which the Seller or any Other Seller acquired any Purchased Assets in the previous three years;

(xvii) any Labor Agreement;

(xviii) each Intercompany Agreement; and

(xix) any Business Lease.

(b) Except as would not be reasonably expected to be, individually or in the aggregate, material to the Business: (i) each Material Contract is valid, binding and in full force and effect with respect to, and enforceable against, each Seller Party that is party thereto and, to the knowledge of Seller, each other party thereto, subject to and except as such enforceability may be limited by the effect, if any, of applicable bankruptcy and other similar Laws and equitable principles affecting the rights of creditors generally and rules of Law and equitable principles governing specific performance, injunctive relief and other equitable remedies, (ii) none of the Material Contracts have been amended or modified except as set forth therein, (iii) (A) no Seller Party is in breach or default in the performance of any of its obligations under any Material Contract and (B) to the knowledge of Seller, no other party to such Material Contract is in breach or default thereunder and (iv) no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of any Seller Party under any Material Contract to which it is a party or, to the knowledge of

Seller, as of the Agreement Date, any other party thereto. Seller has provided Buyer true, complete and correct copies of all written, and written summaries of all oral, Material Contracts (including all amendments, addenda, exhibits or schedules thereto). With respect to each such Person that is a counterparty to the Material Contracts, (x) there are no outstanding or, to the knowledge of Seller, threatened disputes or controversies with such Person, and (y) such Person has not terminated or, to the knowledge of Seller, threatened or stated an intention to terminate, or materially decreased or adversely altered, its relationship with Seller or any Subsidiary of Seller, with respect to the Business or, to the knowledge of Seller, threatened or stated an intention to do any of the foregoing in writing.

Section 4.5 Litigation.

(a) No Seller Party is subject to any Order, judgment, stipulation, injunction or decree of any Governmental Authority which, if adversely determined, would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or would, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets. No Proceeding is, or in the past three years has been, pending or, to the knowledge of Seller, threatened in writing against any Seller Party and, Seller has not received any notice of, and has no Knowledge of, any Governmental Authority commencing an inquiry or investigation involving any Seller Party, in each case, which, if adversely determined, would reasonably be expected, individually or in the aggregate to prevent or materially interfere with or delay the timely consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Assets.

(b) No Seller Party is, or for the past three years has been, subject to any Order, judgment, stipulation, injunction or decree of any Governmental Authority which would, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Assets. No Proceeding is, or for the past three years, has been, pending or, to the knowledge of Seller, threatened against any Seller Party and, Seller has not received any notice of, and has no Knowledge of, any Governmental Authority commencing an inquiry or investigation involving any Seller Party in each case, that, if adversely determined, would, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.6 Intellectual Property Rights.

(a) Registered IP. Schedule 4.6(a) of the Seller Disclosure Letter sets forth each item of Transferred Registered Intellectual Property, and indicates for each item the registration and application numbers and dates, the applicable filing jurisdiction, title, registered owner, and the status of such application or registration, as applicable. The Transferred Registered Intellectual Property is subsisting (or, in the case of applications, applied for), valid and (excluding applications) enforceable. All necessary registration, maintenance and renewal fees currently due in connection with such Transferred Registered Intellectual Property have been made, and all necessary documents, recordations, affidavits and certificates in connection with such Transferred Registered Intellectual Property have been filed with the relevant authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of prosecuting, registering or maintaining such Transferred Registered Intellectual Property.

(b) Ownership of Transferred Intellectual Property Rights. The Seller Parties exclusively own and possess all rights, title, and interest in and to the Transferred Intellectual Property Rights free and clear of any Liens (other than Permitted Liens). The Seller Parties, and as of Closing, the Buyer and Other Buyers, will exclusively own and possess or have sufficient rights pursuant to a valid and enforceable agreement (including the TSA or the IPMA) to all Intellectual Property Rights used in, developed for, or necessary to conduct the Business in the manner conducted by Seller and its Affiliates, in each case other than (i) Excluded Shared

Contracts, (ii) the Purchased Assets subject to Local Transfer Agreements pursuant to which the Transfer of such Purchased Assets will not be made until after the Closing, (iii) as set forth on Schedule 4.6(b) of the Seller Disclosure Letter, (iv) the Restricted Rights (until transferred pursuant to Section 2.5) and (v) the obtaining of Consents, the absence of which shall not in and of itself be deemed a breach of this Section 4.6(b). No Seller Party has granted exclusive licenses under any Transferred Intellectual Property Rights to a third party. Each Seller Party has (i) obtained from all current and former employees, consultants or independent contractors (including all Business Employees), a binding confidentiality agreement and (ii) obtained from all current and former employees, including all Business Employees, and all consultants or independent contractors that have been engaged by it to develop Intellectual Property Rights for the Business or for customers of the Business, executed written agreements that, to the extent permitted by applicable Law, assign all rights, title and interest in and to any such Intellectual Property Rights, including all Transferred Intellectual Property Rights related to the Business or any Purchased Asset, to it. No Seller Party has, since January 1, 2020, transferred ownership of, or agreed to transfer ownership of, any registered Intellectual Property Right to any third party. Each Seller Party has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (including the source code of any Software) used in or held for the benefit of the Business. No such Trade Secrets have been disclosed or authorized to be disclosed to any other Person, other than in the ordinary course of business pursuant to a valid and enforceable written Contract providing for the confidentiality and non-disclosure by such Person of all such Trade Secrets, and there have not been any unauthorized Processing of any such Trade Secrets. No Person is in breach of any Contract described in this Section 4.6(b).

(c) Government and Standards Bodies. No funding, facilities or resources of a government or university, college or other educational institution or research center were used in the creation, design or development of any Transferred Intellectual Property Rights in such a way that would grant such Person any rights therein. No Seller Party has made any contribution to any standards setting organization that requires or creates obligations that it license or offer a license to any Transferred Intellectual Property Rights.

(d) No Infringement. As of the Agreement Date, the conduct of the Business does not infringe, misappropriate or otherwise violate, and since January 1, 2019 has not, infringed, misappropriated, or otherwise violated, the Intellectual Property Rights of any third party.

(e) No Proceedings. As of the Agreement Date, no Proceedings before any Governmental Authority or arbitrator have been filed (or threatened in writing or otherwise) against any Seller Party and Seller has not received any notice of any Governmental Authority commencing an inquiry or investigation involving any Seller Party and, and in the past three years from the Agreement Date, no Seller Party has received written notice: (i) challenging the scope, ownership, validity or enforceability of the Transferred Intellectual Property Rights or (ii) alleging that the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party.

(f) No Infringement of Transferred Intellectual Property Rights. To the knowledge of Seller, no Person has infringed or misappropriated, or is infringing, misappropriating or otherwise violating, any Transferred Intellectual Property Rights and, in the past three years from the Agreement Date, no Seller Party has brought or threatened any action against any third party based on any allegations of such infringement or misappropriation.

(g) Open Source Software. The Seller Parties have complied with the conditions of any licenses for any Open Source Software that is used, incorporated, embedded, or is combined, linked, or distributed with, provided to any Person as a service in connection with, or provided via a network as a service or application in connection with any Transferred Technology or Business Product. No past or current use of Open Source Software requires or conditions any grant of rights on (i) any Seller Parties to distribute (or condition any grant of rights on the distribution of) any Software source code for or included in any Transferred Technology or Business Product (other than such Open Source Software), (ii) any Seller Parties to grant, or purport to grant, or condition any grant of rights upon the granting, to any third party any rights or immunities under any Transferred Intellectual Property Rights, or (iii) the imposition of any present economic limitations on any Seller Parties’ commercial exploitation thereof.

(h) Software. The Seller Parties have exercised reasonable efforts to protect all Software owned by any Seller Party and included in the Transferred Technology from harmful code, including self-replicating and self-propagating programming instructions commonly called “back door,” “drop dead device,” “Trojan horse,” “ransomware,” “viruses” or “worms” (which has the ability to damage, interfere with or otherwise adversely affect computer programs, data files or hardware without the consent or intent of the computer user), “time bombs”, “key locks” or any other code that could disrupt, disable, or otherwise interfere with the operation of such Software or the integrity of the data, information or signals used or Processed by such Software. No Seller Party (i) has provided or disclosed the source code of any such Software, except pursuant to the terms of a license agreement or non-disclosure obligations, in each case as appropriate and customary for the transaction, or (ii) had any such source code released from escrow (and no release condition for any source code escrow has been met or is reasonably likely to be met), under any source code escrow agreement or arrangement to any third party and, other than with respect to a source code escrow, no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, distributed, escrowed, or made available, or any other grant of any right be made with respect thereto, to or for any third party.

Section 4.7 Privacy and Data Protection.

(a) Seller Parties’ Processing of Personal Data and any Processing of Personal Data performed on behalf of the Seller Parties, in each case in connection with the operation of the Business, have materially complied with, (i) provisions governing privacy and data protection obligations in any Contracts to which Seller or the Other Sellers are bound or have made or agreed to comply with, (ii) applicable Information Privacy and Security Laws applicable to the operation of the Business, (iii) the internal and external written policies and procedures adopted by Seller Parties relating to privacy and data protection of Personal Data, and (iv) industry standards and codes of conduct with respect to Personal Data Processed by or in the conduct of the Business to which Seller or the Other Sellers are legally or otherwise have agreed to be bound by (collectively “Data Security Requirements”).

(b) In the past three years there has been no (i) data security breach of, unauthorized Processing, or malicious disruption of Seller Parties’ systems, networks or information technology included in the Purchased Assets or used by the Business, or any Personal Data Processed thereby, (ii) Processing of Personal Data included in the Purchased Assets Processed by Seller Parties’ or in the conduct of the Business that would constitute a material breach of any Data Security Requirements, or (iii) any unauthorized Processing of any such Personal Data for which any Seller Parties is required to notify any Governmental Authorities or other Persons under any Information Privacy and Security Laws and no Seller Party has made any such notification.

(c) Seller maintains and implements, and has for the past three years, maintained and implemented commercially reasonable (i) written information security programs covering the Business to identify and address internal and external risks to the security of any Personal Data, (ii) administrative, technical and physical safeguards, and (iii) policies, procedures, and rules regarding the Processing protection and security of Personal Data.

(d) In the last three years, no Person has made any written complaint or dispute against any Seller Party or commenced any Proceeding by or before any Governmental Authority or arbitration body against any Seller Party with respect to any alleged violation of any Data Security Requirements applicable to the Purchased Assets or the Business.

Section 4.8 Tax Matters.

(a) All Tax Returns required to filed by or with respect to the Purchased Assets or the Business have been duly and timely filed with the appropriate Taxing Authority. Each such Tax Return was prepared in material compliance with applicable Law and is true, correct and complete in all material respects. All material Taxes required to be paid by or with respect to the Purchased Assets or the Business (whether or not shown on any Tax Return) have been timely paid and discharged.

(b) Seller and each of its Subsidiaries has withheld, collected, and paid over to the appropriate Taxing Authority, or is properly holding for such payment, all material Taxes required by Law to be withheld or collected in respect of the Business, and has complied in material respects with all reporting and record keeping requirements with respect thereto. Since the date of the Seller Financial Information, neither Seller nor any of its Subsidiaries has incurred any material Tax liability in respect of the Purchased Assets or the Business with respect to any transaction outside the ordinary course of business.

(c) Neither Seller nor any of its Subsidiaries, in respect of the Purchased Assets or the Business, has any material Liability for unpaid Taxes other than Taxes that are not yet due and payable.

(d) None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(e) There are no Liens on any of the Purchased Assets relating to any Taxes existing, threatened or pending, other than Permitted Liens.

(f) Neither Seller nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement, other than any such agreements the principal purpose of which is not related to Taxes, to the extent such Tax allocation or Tax sharing agreement relates to the Purchased Assets or the Business and that would be binding on Buyer or its Affiliates after the Closing Date.

(g) Neither Seller nor any of its Subsidiaries has received written notice that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no action, suit, investigation, claim or assessment is pending or proposed in writing with respect to any alleged deficiency in Taxes, in each case, with respect to the Purchased Assets or the Business. All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against Seller or any of its Subsidiaries, in each case, with respect to the Purchased Assets of the Business.

(h) Neither Seller nor any of its Subsidiaries has (nor has any direct or indirect owner of Seller on behalf of Seller or any of its Subsidiaries) (i) waived any statute of limitations in respect of any material Taxes, (ii) agreed to any extension of time with respect to any material Tax assessment or deficiency, or (iii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law in each case with respect to the Purchased Assets or the Business.

(i) No written claim, or to the knowledge of Seller or any of its Subsidiaries any other claim, has been made in the past three years by any Taxing Authority in a jurisdiction where neither Seller nor any of its Subsidiaries files a particular type of Tax Return or pay a particular type of Taxes with respect to the Business or the Purchased Assets to the effect that Seller or any of its Subsidiaries is or may be required to file such type of Tax Return or be subject to such type of taxation by that jurisdiction.

(j) Seller and each of its Subsidiaries has collected all material sales and use Taxes required to be collected with respect to the Purchased Assets or the Business, and has remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(k) None of the Purchased Assets constitute an equity interest for Tax purposes in any Person.

Section 4.9 Compliance with Laws; Permits.

(a) The Business is being, and for the three years prior to the Agreement Date has been, conducted by Seller and its Subsidiaries in compliance with the Laws applicable thereto, and Seller and its Subsidiaries are, and for the past three years have been, in compliance in all material respects with the Laws applicable to its ownership of the Purchased Assets or the conduct of the Business. In the past three years, neither Seller nor any of its Subsidiaries has received any written or, to the knowledge of Seller, oral notices of a violation with respect to any Laws applicable to the conduct of the Business or the ownership of the Purchased Assets.

(b) Seller and its Other Sellers collectively have all Permits necessary to conduct the Business as presently conducted except where the failure to have any such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. In the past three years, neither Seller nor any of the Other Sellers has received any written or, to the knowledge of Seller, oral notice from any Governmental Authority regarding (i) any actual, alleged or possible violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit, in each case related to the Business or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit related to the Business, in each case other than as would not, individually or in the aggregate, be reasonably expected to be material to the Business, taken as a whole. Schedule 4.9 of the Seller Disclosure Letter sets forth a true and complete list of all material Permits required under applicable Laws or by Contract necessary for the conduct of the Business (other than Permits that are required for Seller or its Subsidiaries to operate and conduct its other businesses in addition to the Business).

Section 4.10 Environmental Matters. Except as disclosed in Schedule 4.10 of the Seller Disclosure Letter and other than with respect to any Excluded Assets or Excluded Liabilities: (a) Seller, each Other Seller and each of the Subsidiaries of Seller in respect of the Business, the Purchased Assets and the Business Real Property are and have been in material compliance with all Environmental Laws, including the possession of, and the compliance with, all Permits required under Environmental Laws, (b) there has not been any release or disposal of, contamination by or exposure of any person to Hazardous Materials at or from the Business Real Property or with respect to the Business in material violation of Environmental Laws or in a manner that would give rise to a material Liability under any Environmental Laws, and (c) neither Seller nor any Subsidiary of Seller has received any material Environmental Claim relating to the Business or the Purchased Assets, and to the knowledge of Seller, there are no material Environmental Claims threatened in writing against the Business or the Purchased Assets. Seller and Other Sellers have made available to Buyer copies of all environmental assessments, audits and reports and all other material documents bearing on environmental, health or safety Liabilities relating to the Business Real Property or the Business in their possession or control.

Section 4.11 Financial Information; Liabilities; Indebtedness.

(a) Seller has made available to Buyer true and correct copies of the unaudited statements of Purchased Assets and Assumed Liabilities of the Business as of December 31, 2020, December 31, 2021, December 31, 2022 and September 30, 2022 and unaudited statements of revenue and expenses for the eight-month period ended August 31, 2022 and the nine-month period ended September 30, 2022 and the fiscal years ended on December 31, 2020, December 31, 2021 and December 31, 2022 (the “Seller Financial Information”). The Seller Financial Information (i) was prepared in good faith in accordance with the book of account and other financial records of Seller and Other Sellers (which books and records are true, correct and complete in all material respects), (ii) presents fairly, in all material respects, the financial position of the Business and the revenue and expense information for the Business (except for corporate overhead, interest and Taxes and the presentation of Excluded Assets and Excluded Liabilities) as of the respective dates thereof and for such periods indicated therein, and (iii) has been prepared in good faith on a basis consistent with the past practices of Seller and Other Sellers and throughout the periods involved.

(b) Other than as would reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Assets, there are no Assumed Liabilities except (i) executory obligations under Contracts or commitments set forth on Schedule 4.4(a) of the Seller Disclosure Letter or under Contracts and commitments entered into in the ordinary course of business which, because of the dollar thresholds set forth in Section 4.4 above, are not required pursuant to Section 4.4 to be set forth on Schedule 4.4(a) of the Seller Disclosure Letter (but not liabilities for breaches of any such Contracts or commitments occurring on or prior to the Closing Date), (ii) liabilities which have arisen after the Agreement Date in the ordinary course of business (none of which is material or a Liability for breach of Contract or Law, tort, misappropriation, or infringement or Proceeding) and (iii) other liabilities to the extent expressly disclosed in Schedule 4.11(b) of the Seller Disclosure Letter.

(c) Seller has in place systems and processes (including the maintenance of proper books and records) that are designed to (i) provide reasonable assurances regarding the reliability of the Seller Financial Information, (ii) ensure that transactions are executed in accordance with management’s general or specific authorization, (iii) ensure transactions are recorded as necessary to permit the preparation of financial statements in conformity with accounting methods and to maintain accountability for assets, (iv) ensure access to assets is permitted only in accordance with management’s general or specific authorization and (v) communicate to Seller’s principal executive officer and principal financial officer, in a timely manner, the type of information that would be required to be disclosed in the Seller Financial Information. There has never been (x) any significant deficiency or weakness in any system of internal accounting controls used by Seller or Other Sellers with respect to the Business, (y) any fraud or other wrongdoing that involves any of the management or other employees of Seller or Other Sellers who have a role in the preparation of the Seller Financial Information or the internal accounting controls used by Seller or Other Sellers, in each case with respect to the Business or (z) any claim or allegation regarding any of the foregoing.

(d) All inventory of the Business are reflected properly in the Seller Financial Information or the accounting records of the Seller as of the Closing Date and represent or will represent valid assets arising in the ordinary course of business. Such inventory will as of the Closing Date be realizable, net of the respective reserve set forth in the corresponding line items in the Seller Financial Information or the accounting records of the Seller as of the Closing Date, as the case may be. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such inventory.

Section 4.12 Employees; Employee Benefits.

(a) Schedule 4.12(a) of the Seller Disclosure Letter sets forth a true, complete and correct list of all Seller Benefit Plans, other than (i) standard employment agreements, policies, handbooks and other material procedures or schemes that follow a form previously provided to Buyer (which form must also be set forth on Schedule 4.12(a) of the Seller Disclosure Letter), do not provide for benefits other than those listed on Schedule 4.12(a) of the Seller Disclosure Letter and do not otherwise provide for notice or severance or other termination or similar benefits exceeding those required by applicable Law and (ii) Seller Benefit Plans sponsored by a Governmental Authority.

(b) To the knowledge of Seller, (i) no Executive Level Employee intends to terminate his or her employment with Seller or any of its Subsidiaries or reject his or her offer of employment from Buyer or its Affiliates and (ii) no Business Employee, former employee of the Business, or current or former independent contractor of the Business is in any material respect in violation of any term of any employment agreement, nondisclosure obligation, fiduciary duty, noncompetition or non-solicitation agreement, restrictive covenant or other obligation: (A) owed to Seller or its Subsidiaries or (B) owed to any third party with respect to such person’s right to be employed or engaged by Seller or its Subsidiaries or provide services to the Business. Except as would not be reasonably expected to be material to the Business, to the knowledge of Seller, (i) Seller and its Subsidiaries have fully and timely paid all wages, salaries, premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to the Business Employees, former employees of the Business, and current or former independent contractors of the Business under applicable Law, Contract or company policy and (ii) each individual who is or within the past three years has provided services to the Business and is classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(c) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, Seller and its Subsidiaries are, and for the past three years have been, in compliance with all applicable Laws regarding labor, pensions, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, equal opportunity and affirmative action, wages (including the UK National Minimum Wage Regulations 2015), holiday pay, and hours (including the classification of independent contractors and exempt and non-exempt employees and UK Working Time Regulations 1998), immigration (including the completion of Forms I-9 for U.S. employees and the confirmation of employee visas, right to work checks), Transfer Regulations, employment harassment, discrimination or retaliation, whistleblowing, disability, plant closures, redundancies, and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Laws (“WARN Act”)), workers’ compensation, unemployment insurance, labor relations, employee leave, COVID-19, ERISA, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder, and COBRA, in each case, with respect to the conduct of the Business by Seller and its Subsidiaries, including Business Employees and former employees of the Business. Each Seller Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and applicable Laws, and all contributions and other payments that have become due with respect to each Seller Benefit Plan have been timely made or paid. Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified.

(d) There is, and in the past three years there has been, no pending or existing, or to the knowledge of Seller, threatened, unfair labor practice charge, material labor grievance, labor arbitration, strike, lockout, slowdown, picketing, handbilling, work stoppage or dispute related to the Business or any of the Seller Benefit Plans, including the Business Employees and former employees of the Business. Except as described in Schedule 4.12(d) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, union agreement, works council, employee forum or other labor Contract related to the Business or the Business Employees (each, a “Labor Agreement”), and no Business Employees are represented by any labor union, works council or other labor organization with respect to their employment with Seller or its Subsidiaries. In the past three years, (i) to the knowledge of Seller, there has been no union organization effort or activity threatened, initiated or in progress with respect to the Business, including the Business Employees or former employees of the Business and (ii) no labor union, works council, other labor organization, or group of Business Employees or former employees of the Business has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge of Seller, threatened. With respect to the transactions contemplated by this Agreement and the other Transaction Documents, Seller and its Subsidiaries have satisfied in all material respects any pre-signing or pre-Closing notice, consultation or bargaining obligations owed to the Business Employees or the Business Employees’ representatives under applicable Law, Labor Agreement or other Contract.

(e) With respect to the Business, Seller its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, victimization, harassment, retaliation or policy violation allegations of which any of them has knowledge. With respect to each such allegation with potential merit, Seller and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper action. Seller and its Subsidiaries do not reasonably expect any material Liabilities to the Business with respect to any such allegations and are not aware of any such allegations that, if known to the public, would bring the Business into material disrepute.

(f) None of Seller, its Subsidiaries, or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, has an obligation to contribute to or otherwise has any Liability under or with respect to, or, in the past three years, has sponsored, maintained or contributed to, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code that, in each case, could result in the imposition of any Liability on the Business or Buyer or any of its Affiliates. None of Seller, its Subsidiaries, or any of their ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and, to the knowledge of Seller, no circumstances exist that would result in any Liability to Seller, its Subsidiaries, or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA or otherwise as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person that could result in the imposition of any Liability on the Business, Buyer or any of its Affiliates.

(g) None of Seller, its Subsidiaries, or any of their ERISA Affiliates has any Liability to provide medical, dental or life insurance coverage or any other welfare benefits after termination of employment or service in respect of any Business Employee or any current or former director, officer, employee or other individual service provider of the Business, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or other applicable state Law for which the recipient pays the full cost of coverage.

(h) Except as described in Schedule 4.12(h) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions hereunder or thereunder (either alone or in combination with any other event) could (i) entitle any Business Employee or other current individual service provider of the Business to severance pay, commission payment, one-off payment, or bonus payment under any Seller Benefit Plan or otherwise, or be entitled to terminate their employment, (ii) result in any payment becoming due, accelerate the time of payment, funding or vesting of compensation bonus, commission or benefits, or increase the amount of compensation or benefits, in each case, due to any such individual, or (iii) result in any payment that could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) Each Seller Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(j) There is no agreement, plan or other arrangement to which the Seller is a party or by which the Seller is otherwise bound to gross-up or reimburse any Business Employee, former employee of the Business or other current or former individual service provider of the Business for any Tax or related interest or penalties incurred by such individual under Sections 409A or 4999 of the Code or otherwise.

(k) No Seller Benefit Plan in the UK provides retirement benefits which are not “money purchase benefits” as defined in section 181 of the UK Pension Schemes Act 1993. Every member of the Seller Party has (i) at all times complied with their auto-enrollment obligations under the UK Pensions Act 2008; (ii) has not at any time employed a member of, or been associated or connected (as defined in section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, an occupational defined benefit pension scheme.

(l) No Business Employee or director of the Business or any of their dependents has a right to pension benefits which are not benefits for old age, invalidity or survivors as a result of the transfer of his contract of employment to a Seller Party under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

Section 4.13 Real Property.

(a) Schedule 4.13(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the Agreement Date, of the Business Real Property and all Business Leases for each such Business Real Property, including the address of each Business Real Property. Seller has delivered to Buyer a true and complete copy of each such Business Lease. Seller has good and valid leasehold interests in all of its Business Real Property free and clear of any Liens other than Permitted Liens. All Business Leases for the Business Real Property are in full force and effect, constitute legal, valid and binding obligations of Seller and, to the knowledge of Seller, the other parties thereto, and such Contracts are enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Seller is not in breach or, default under any Business Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would result in or constitute such a breach, default or event of default or permit the termination or modification under such Business Lease (or any lease underlying a Business Lease) by Seller or any Subsidiary of Seller or, to the knowledge of Seller as of the Agreement Date, any other party thereto.

(b) Neither Seller nor any Subsidiary of Seller has given to, or received from, any other Person any notice (i) regarding any actual, alleged, possible, or potential breach of, or default under, any Business Lease agreement in respect of any Business Real Property or (ii) announcing or threatening termination or cancellation of any Business Lease agreement in respect of any Business Real Property.

(c) Except as set forth on Schedule 4.13(c) of the Seller Disclosure Letter, as of the Agreement Date (i) there are no condemnation or eminent domain proceedings or compulsory purchase proceedings pending or, to the knowledge of Seller, threatened that would interfere with the present use of the Business Real Property, (ii) neither Seller nor any Subsidiary of Seller has leased, subleased or licensed to any Person any Business Real Property to any Person or otherwise granted any Person the right to use or occupy any Business Real Property, and (iii) neither Seller nor any Subsidiary of Seller has collaterally assigned or granted any other security interest in any Business Lease or any interest therein.

(d) Seller does not own any real property which is used in the Business.

(e) Seller and its Subsidiaries do not have any real property interests, whether leased, subleased, or owned, that will be transferred or assigned to Buyer in connection with this Agreement other than pursuant to the terms of the TSA.

Section 4.14 Fair Consideration; No Fraudulent Conveyance. The transfer of the Purchased Assets to Buyer as contemplated by this Agreement and the other Transaction Documents is made in exchange for fair and equivalent consideration, and neither Seller nor any Other Seller is now insolvent nor will be rendered insolvent by the Transfer of the Purchased Assets as contemplated by this Agreement and the other Transaction Documents.

Neither Seller nor any Other Seller is entering into this Agreement or the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other Transaction Documents will not have any such effect. The transactions contemplated by this Agreement or any other Transaction Document will not give rise to any right of any creditor of Seller or any Subsidiary of Seller to assert any claim for fraudulent conveyance against Buyer, any of its Subsidiaries or any of the Purchased Assets in the hands of Buyer or any of their respective successors and assigns following the Closing.

Section 4.15 Sufficiency of Assets.

(a) Seller or one of the Other Sellers has, and Buyer or the relevant Other Buyer will at the Closing acquire, good, valid and marketable title to the Purchased Assets (or in the case of leased Purchased Assets, valid leasehold interests in such leased Purchased Assets), free and clear of all Liens except Permitted Liens other than Liens arising on the Closing Date solely out of any actions expressly taken by Buyer and its Affiliates (including pursuant to the terms of any loan or credit agreements of Buyer). The Tangible Assets are in good working condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently used.

(b) The Purchased Assets, together with the assets, services, rights and other obligations that will be Transferred, leased, licensed or otherwise provided pursuant to the Transaction Documents, constitute (x) all material assets, properties and rights owned by any Seller Party and used in or held for use in the Business by the Seller Parties during the 12 months prior to the Agreement Date and as of the Closing (other than, subject to Section 6.1, such assets, properties or rights that have been disposed of in the ordinary course of business in compliance with this Agreement prior to the Closing), (y) all assets, properties and rights owned by any Seller Party and necessary to perform Buyer’s and its Subsidiaries’ obligations under the IPMA and the TSA in all material respects and (z) all of the assets, properties and rights owned by any Seller Party and necessary for Buyer to operate and conduct the Business immediately following the Closing in all material respects as currently conducted, including all assets reflected in the Seller Financial Information (other than, in each case of clause (x), (y) and (z), (i) Excluded Shared Contracts, (ii) the Purchased Assets subject to Local Transfer Agreements pursuant to which the Transfer of such Purchased Assets will not be made until after the Closing, (iii) as set forth on Schedule 4.15 of the Seller Disclosure Letter, (iv) as a result of headcount or staffing level reductions implemented by Buyer (including as a result of not employing all employees of Seller or its Subsidiaries who are principally engaged in the Business as of the Closing), (v) the Restricted Rights (until transferred pursuant to Section 2.5) and (vi) the obtaining of Consents, the absence of which shall not in and of itself be deemed a breach of this Section 4.15(b)); provided that Buyer owns and forms Business Entities to the extent required by applicable local Law in order to receive the Purchased Assets as contemplated by this Agreement and that such Business Entities obtain such necessary corporate qualifications to do business in such jurisdiction.

Section 4.16 Absence of Certain Developments. Except for actions expressly contemplated by this Agreement and any other Transaction Document, from December 31, 2022 through the Agreement Date, (a) there has not been any Effect that, individually or in the aggregate, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the Business has been conducted in the ordinary course consistent with past practice and (c) none of Seller or any Other Seller has taken (i) any action that would, if taken by Seller or any Other Seller from the Agreement Date through the Closing Date, require the consent of Buyer under Section 6.1(a)(i), Section 6.1(a)(ii), Section 6.1(a)(iii), Section 6.1(a)(iv), Section 6.1(a)(v), Section 6.1(a)(vi), Section 6.1(a)(vii), Section 6.1(a)(viii), Section 6.1(a)(xiii), Section 6.1(a)(xiv), Section 6.1(a)(xv) or Section 6.1(a)(xvi) or (ii) with respect to the Business, any of the following actions: (A) accelerated the collection of receivables in material deviation from the normal collection policy of Seller, (B) cancelled, discounted, returned or waived any material right, contingent or otherwise, including without limitation any accounts receivable, notes receivable or other receivables, unbilled services delivered, advances paid or any similar asset outside of the ordinary course of business, (C) deferred, delayed, postponed or cancelled the payment of payables, expenditures or other Liability in anticipation of the transactions contemplated hereby, (D) accelerated the recognition of revenue or collection of accounts, or deferred incurring costs or expenditures outside of the ordinary course of business, (E) maintained billing and collection processes consistent with past practice or (F) provided services or sold products in quantities that are outside of the ordinary course of business relative to historical levels, or engaged in any practice that would reasonably be considered “channel stuffing” or “trade loading”.

Section 4.17 Finders; Brokers. No Seller Party or any of their respective Affiliates has employed any finder or broker in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, and no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Buyer or any of its Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

Section 4.18 Certain Business Practices; International Trade Matters.

(a) No Seller Party, any director or officer of Seller Party, nor to the knowledge of Seller, any employee, agents or representative thereof has, in the last five years, with respect to the Business, (i) used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to any employee or representative of a Governmental Authority, (iii) made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment nor (iv) otherwise violated any applicable Anti-Corruption Laws. In the past five years, no Seller Party has received any written or, to the knowledge of the Seller, oral allegation, inquiry, notice or communication that alleges any violation of, or conducted any internal investigation or made any disclosure related to, any applicable Anti-Corruption Laws or Trade Control Laws with respect to the Business.

(b) None of the Seller Parties related to the Business or any of their respective officers, directors or employees related to the Business (in their capacity as such) (i) is a Sanctioned Person, (ii) is owned or controlled by one or more Sanctioned Persons or (iii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) the regulations or Executive Orders administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC”), (B) the United States Trading with the Enemy Act of 1917, as amended, or (C) the United States International Emergency Economic Powers Act of 1977.

(c) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Seller Parties are in compliance, and have been, in the past five years, in compliance with all applicable Laws relating to the import and export of goods, Software, services and technology, including but not limited to the Tariff Act of 1930 as amended, regulations issued or enforced by U.S. Customs and Border Protection, the Export Controls Act of 2018, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Sanctioned Persons, the embargoes, restrictions and regulations administered by OFAC, the antiboycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, Sanctions, and the laws and regulations of governments or agencies of other countries relating to the same subject matter as the U.S. statutes and regulations described above (collectively, “Trade Control Laws”). Without limiting the generality of the foregoing, none of the Seller Parties or any of their respective directors or officers in any way related to the Business or, to the knowledge of the Seller, none of their respective employees, distributors, reseller sales-intermediaries, resellers or other third party acting on behalf of the Seller Parties in any way related to the Business, has ever exported or reexported, directly or indirectly, any Software, products, services or technology to, or engaged in or otherwise participated in, or assisted or facilitated any transaction or business with or for the benefit of, Cuba, Iran, Sudan, Syria, the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, North Korea, or any other country subject to comprehensive embargo or sanction by OFAC, or any Sanctioned Person nor otherwise violated any applicable Sanctions.

Section 4.19 Securities Act. Seller is acquiring the Equity Consideration solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Seller acknowledges that until the filing of the S-3 Registration Statement, the Buyer Shares underlying the Equity Consideration are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such equity may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Consideration and is capable of bearing the economic risks of such investment.

Section 4.20 Affiliate Transactions. Except as set forth on Schedule 4.20 of the Seller Disclosure Letter, there are no, and during the past 12 months there have been no, agreements, business relationships, understandings, or arrangements (in each case, whether written or oral, but excluding (a) employee compensation and other incidence of employment (including participation in employee benefit plans), (b) equity ownership and (c) the Intercompany Agreements), between Seller or its Subsidiaries, on one hand, and, to Seller’s knowledge, any current or former officer, director, employee, member, equityholder or Affiliate of Seller or any family member of any of the foregoing, on the other hand, with respect to or relating in whole or in part to the Business or any of the Purchased Assets or Assumed Liabilities. To the knowledge of Seller, no present or former director, officer or employee of Seller, or any immediate family member of any of the foregoing, directly or indirectly, (a) is a party to any material transaction, Contract, agreement, arrangement or understanding with, or binding upon, the Business or (b) has any interest in (i) any material property or assets that are Purchased Assets or that are exclusively or primarily used by the Business or (ii) any Top Customer or Top Supplier (other than passive investments not exceeding 2% of such Top Customers or Top Suppliers).

Section 4.21 Top Customers and Suppliers. Schedule 4.21 of the Seller Disclosure Letter, sets forth (a) a true and complete list of the top 20 customers of the Business on a consolidated basis by volume of sales to such customers in the twelve-month period ended December 31, 2022 (each, a “Top Customer”), and (b) a true and complete list of the top 10 suppliers of the Business on a consolidated basis by dollar value of net purchases from such suppliers in the twelve-month period ended December 31, 2022 (each, a “Top Supplier”). No Seller Party has received any written, or to the knowledge of the Seller, oral, indication from any Top Customer to the effect that any such Top Customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from the Business. No Seller Party has received any written, or to the knowledge of the Seller, oral, indication from any Top Supplier to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Business. No material dispute currently exists with any Top Customer or Top Supplier, nor has any material dispute arisen with respect to any such Person in the last three years.

Section 4.22 Insurance. All insurance policies maintained by Seller or on Seller’s behalf covering the Business, the Purchased Assets and the Business Employees are valid and binding and in full force and effect, and Seller is not in material breach or default with respect to its obligations under any such insurance policy and Seller has not received any notification of cancellation of any such policy. There are no claims pending under any of such policies with respect to the Business, the Purchased Assets, the Business Employees or that would constitute an Assumed Liability, and no claims have been made with respect thereto to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. The insurance policies maintained by Seller covering the Business, the Purchased Assets and the Business Employees are consistent with customary industry practices in amount and scope and are adequate in amount and scope for the Business, the Purchased Assets and the Business Employees.

Section 4.23 Independent Investigations. Except for the representations and warranties contained in Article 5 or in any Transaction Document, Seller acknowledges and agrees, on its own behalf and on behalf of the other Seller Parties, that (a) in entering into this Agreement and the other Transaction Documents, it and they have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Buyer, Buyer’s Affiliates or their representatives and (b) none of Buyer, any Other Buyer, or any Subsidiaries or Affiliates of Buyer nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Buyer, the Buyer’s business, the Equity Consideration or otherwise.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Agreement Date and as of the Closing Date, as follows:

Section 5.1 Corporate Existence. Each of Buyer and each Other Buyer is a duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Buyer and each Other Buyer has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to own, lease and otherwise hold the Purchased Assets and to assume the Assumed Liabilities, and to carry on the Business in substantially the same manner as the same is now being conducted by Seller and its Subsidiaries. Each of Buyer and each Other Buyer is duly qualified to do business as a foreign entity and, where such concept is recognized, is in good standing in each jurisdiction where such qualification is necessary, except as would not prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2 Corporate Authority. This Agreement and the other Transaction Documents to which Buyer or any Other Buyer is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons, including the issuance of the Equity Consideration, have been duly authorized by Buyer and will be duly authorized by each applicable Other Buyer by all requisite corporate, limited liability, partnership or other action prior to Closing and no other Proceedings on the part of Buyer or its stockholders are (and no other Proceedings on the part of any Other Buyer or any of its equity holders will be) necessary for Buyer or any Other Buyer to authorize the execution and delivery of this Agreement or any of the other Transaction Documents, to perform any of their obligations hereunder or thereunder or consummate the transactions contemplated hereby and thereby, including the issuance of the Equity Consideration or consummate the Purchase Transactions. Buyer has, and each of the Other Buyers will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and consummate the Purchase Transactions. Each Signing Date Agreement has been duly executed and delivered by Buyer, and the other Transaction Documents will be duly executed and delivered by Buyer and the Other Buyer party thereto at or prior to the Closing. Assuming the due authorization, execution and delivery by Seller or the relevant Other Seller of this Agreement or any other Transaction Document, as applicable, each Signing Date Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, valid and legally binding obligations of Buyer and/or any Other Buyer, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 5.3 Governmental Approvals and Consents; Non-Contravention.

(a) No Consent, order, or license or permit from, notice to or registration, declaration or filing with, any Governmental Authority is required on the part of Buyer or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except as would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents, except with the SEC to the extent required under the Exchange Act, including the filing of a registration statement on Form S-3 with the SEC after the Closing Date covering the Equity Consideration. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Buyer is necessary to approve this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and the other Transaction Documents by Buyer and/or each Other Buyer, the performance by Buyer and each Other Buyer of its respective obligations hereunder and thereunder and the consummation by Buyer and each Other Buyer of the transactions contemplated hereby and thereby do not and will not (without notice or lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of the respective certificate of incorporation or bylaws or equityholders’ agreement or similar Organizational Documents of Buyer or any Other Buyer, as applicable, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to any material Permit or material Contract, or (iii) assuming compliance with the matters described in Section 5.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Buyer and/or any Other Buyer or any of their respective properties or assets, except, in the case of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain Consent or Lien would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4 Capital Structure.

(a) As of March 21, 2023, the authorized capital stock of Buyer consists solely of (i) 315,000,000 Buyer Shares and (ii) 35,000,000 shares of Buyer’s preferred stock, par value $0.00001 per share (“Parent Preferred Stock”). As of March 21, 2023, (i) 76,538,821 Buyer Shares were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no options to acquire Buyer Shares were outstanding pursuant to the Buyer Equity Plans and, (iv) 5,515,000 restricted stock units covering Buyer Shares were outstanding under the Buyer Equity Plans. As of March 21, 2023, (x) 4,753,392 Buyer Shares were reserved for issuance under the Buyer Equity Plans, (y) warrants to purchase 8,911,745 Buyer Shares were issued and outstanding and (z) notes convertible into 9,600,031 Buyer Shares were issued and outstanding. All issued and outstanding shares of Buyer capital stock have been duly authorized and validly issued, fully paid, non-assessable, issued in compliance with all applicable Laws and each of the certificate of incorporation and the bylaws of Buyer and have not been issued in violation of any preemptive or other similar rights. As of the Agreement Date, there is no Liability for dividends accrued and unpaid by Buyer.

(b) The Equity Consideration when issued and delivered in accordance with the terms set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of Liens, preemptive rights, rights of first refusal or “put” or “call” rights (other than any restrictions in the Buyer’s Organizational Documents and restrictions on transfer arising under this Agreement or securities Laws). Subject to the accuracy of the representations of Seller in Section 4.19, the issuance of Equity Consideration will be made in compliance with the amended and restated certificate of incorporation of Buyer and all applicable Law.

Section 5.5 Compliance with Laws; Permits.

(a) Buyer and its Subsidiaries are, and for the last three years have been, in compliance with applicable Laws except to the extent that the failure to comply therewith would not, individually or in the aggregate, have a Buyer Material Adverse Effect. In the past three years, neither Buyer nor any of its Subsidiaries has received any written or, to the knowledge of Buyer, oral notices of violation with respect to any Laws applicable to Buyer or its Subsidiaries other than as would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

(b) Buyer and its Subsidiaries collectively have all Permits necessary to conduct the business of the Buyer, except where the failure to have any such Permits would not, individually or in the aggregate, have a Buyer Material Adverse Effect. In the past three years, neither Buyer nor any of its Subsidiaries has received any written or, to the knowledge of Buyer, oral notice from any Governmental Authority regarding (i) any actual or possible material violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit or (ii) any actual or alleged revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, in each case other than as would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

Section 5.6 Litigation.

(a) As of the Agreement Date, neither Buyer nor any of its Affiliates is subject to any order, judgment, stipulation, injunction, decree or Contract with any Governmental Authority, which would reasonably be expected to prevent or materially interfere with or materially delay the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or would individually or in the aggregate, reasonably be expected to be material to Buyer. As of the Agreement Date, no Proceeding is pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates which would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or by any of the other Transaction Documents or, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

(b) As of the Agreement Date, neither Buyer nor any of its Subsidiaries is subject to any order, judgment, stipulation, injunction or decree of any Governmental Authority which would reasonably be expected to prevent or materially interfere with or materially delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or would, individually or in the aggregate, reasonably be expected to be material to Buyer. As of the Agreement Date, no Proceeding is pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Subsidiaries which, if adversely determined, would reasonably be expected to prevent or materially interfere with or materially delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

Section 5.7 Finders; Brokers. None of Buyer or any of its Affiliates has employed any finder, broker or investment banker in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents who would have a valid claim for a fee, commission or expenses from Seller in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

Section 5.8 Solvency. Assuming that the representations and warranties in Article 4 are true and correct in all material respects (including as modified by the Seller Disclosure Letter but without giving effect to any Material Adverse Effect or other materiality qualifiers), that Seller and each Other Seller has complied with its respective obligations under this Agreement and the other Transaction Documents in all material respects, and that the most recent financial forecasts made available to Buyer prior to the Agreement Date have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after the Closing, and after giving effect to the transactions contemplated hereunder, Buyer and its Subsidiaries, taken as a whole, on a consolidated basis, will be Solvent.

Section 5.9 Available Buyer Shares. Buyer will at the Closing have sufficient authorized Buyer Shares to issue the Equity Consideration.

Section 5.10 SEC Reports. All statements, reports, schedules, forms and other documents required to have been filed by Buyer with the SEC (the “Reports”) have been so filed on a timely basis. None of the Subsidiaries of Buyer is currently or has, since becoming a Subsidiary of Buyer been, required to file any forms, reports or other documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (a) each of the Reports complied as to form in all material respects with the applicable requirements under applicable Law and (b) none of the Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of Buyer, none of the Reports is the subject of ongoing SEC review or outstanding SEC comment. To the knowledge of Buyer, there are no internal investigations, any SEC inquiries or investigations pending regarding any accounting practices of Buyer.

Section 5.11 S-3 Registration. Buyer is eligible to register its securities for resale by selling shareholders under a registration statement on Form S-3 and Buyer has no knowledge of any facts or circumstances that reasonably may render such form unavailable for use by Buyer to register its securities for resale by selling shareholders. Buyer has no knowledge of any facts and circumstances relating to Buyer or its status as a reporting company under the Securities Exchange Act of 1934, as amended, which would cause its shareholders to be ineligible to sell securities pursuant to Rule 144 under the Securities Act, assuming such shareholders comply with the volume, manner of sale, timing and any other applicable requirements applicable to sales by such shareholders under Rule 144 of the Securities Act.

Section 5.12 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by Buyer and its Affiliates and representatives. Except for the representations and warranties contained in Article 4 or in any Transaction Document, Buyer acknowledges and agrees that (a) in entering into this Agreement, it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its representatives and (b) none of Seller, any Other Seller, or any Subsidiaries or Affiliates of Seller nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Business, the Purchased Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or noninfringement or any projections, estimates and budgets for the Business. Buyer acknowledges that there are assumptions inherent in making any such projections, estimates and budgets, Buyer is familiar with such uncertainties and that Buyer is responsible for making its own evaluation of the Business and shall have no claim against Seller with respect thereto to the extent not otherwise set forth in Article 4 or any Transaction Document. Except for the indemnification obligations of Seller set forth in Article 9 hereof or claims for fraud, neither Seller (including all officers and employees of Seller) nor any Affiliate of Seller (including all officers and employees of such Affiliate) will have or be subject to any Liability or indemnification obligation to Buyer or any other Person for any information provided to Buyer or its representatives relating to the Business, the Purchased Assets, the Assumed Liabilities or otherwise in expectation of the transactions contemplated by this Agreement, including any information, document, or material made available to Buyer or its counsel or other representatives in Buyer’s due diligence review, including in “data rooms” (electronic or otherwise) or management presentations.

ARTICLE 6

AGREEMENTS OF BUYER AND SELLER

Section 6.1 Conduct of Seller.

(a) Except as expressly provided in this Agreement or the other Transaction Documents or as disclosed in Schedule 6.1 of the Seller Disclosure Letter or as may be necessary to comply with applicable Laws, from the Agreement Date until the earlier of the Closing Date or the valid termination of this Agreement pursuant to Article 10 (the “Pre-Closing Period”), unless otherwise approved in writing (email being sufficient) by Buyer (such approval not to be unreasonably withheld, conditioned or delayed), (x) Seller shall, and Seller shall cause the Other Sellers, as applicable to, (A) continue to operate and conduct the Business in the ordinary course of business or (B) use commercially reasonable efforts to keep available the services of the Business Employees and preserve its current relationships with customers, suppliers and other Persons with which it has significant business relations in respect of the Business and (y) Seller shall not, and Seller shall cause the Other Sellers not to, take any of the following actions with respect to the Purchased Assets, the Assumed Liabilities or the Business:

(i) transfer, sell, lease, sublease, license or otherwise convey or dispose of, abandon or allow to lapse (other than at the expiration by its non-extendable and non-renewable term), or subject to any Lien (other than Permitted Liens), the Purchased Assets (or assets or property which would have been Purchased Assets, but for such transfer or disposition) individually or in the aggregate, material to the Business, in each case other than (A) sales or non-exclusive licenses of Business Products and Intellectual Property Rights to customers or other business partners in the ordinary course of business, (B) sales or dispositions of obsolete or inoperable Purchased Assets or (C) other than with respect to material Intellectual Property Rights, any transfer, sell, lease, license or other transfers, sales, leases, licenses, conveyances and dispositions made in the ordinary course of business;

(ii) disclose any Trade Secrets or confidential information related to the Business or Purchased Assets (other than pursuant to customary written confidentiality and non-disclosure agreements entered into in the ordinary course of business consistent with past practice with reasonable and appropriate protections of, and preserving all rights of the Seller Parties in, such information);

(iii) except (1) as may be required pursuant to the terms of any Seller Benefit Plan as in effect as of the Agreement Date, (2) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller and its Subsidiaries, or (3) other than in the case of an Automatic Transferred Business Employees, for which Seller or its Subsidiaries shall be solely obligated to pay, (x) grant any increase or decrease in the compensation or benefits arrangements of, or grant, pay or promise to pay any new cash, equity or equity-based incentive, transaction, retention, severance or termination pay to, any Business Employee or other current individual service provider of the Business, (y) terminate, adopt, enter into or amend or modify any Seller Benefit Plan (or plan, program, policy, agreement or arrangement that would be a Seller Benefit Plan if in effect on the Agreement Date) or (z) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any Business Employee, former employee of the Business or other current or former individual service provider of the Business;

(iv) enter into any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar preemptive rights and/or terms to any Person related to the Business or the Purchased Assets;

(v) (x) settle or compromise any Proceeding involving amounts in excess of $50,000 or equitable relief or criminal penalties, unless (other than in the case of criminal penalties) (A) such settlement or other action will not impose future restrictions or requirements on Buyer, its Affiliates, the Business or any Purchased Assets and (B) all amounts paid in respect thereof are Excluded Liabilities or are paid or otherwise satisfied in full prior to the Closing, (y) enter into any consent decree or settlement, conciliation or similar agreement with any Governmental Authority or (z) cancel any third-party Indebtedness owed to the Business other than in the ordinary course of business;

(vi) make any material capital expenditures or material research and development expenditures other than (A) in the ordinary course of business and reasonably necessary for the continued operation of the Business or (B) in amounts not materially in excess of the amounts historically paid by the Business in the ordinary course of business;

(vii) except as is required by applicable Law or by GAAP, make any material change in the Business’ methods, principles and practices of accounting;

(viii) hire or engage any individual who would be characterized as an Automatic Transferred Business Employee;

(ix) (A) negotiate, modify, extend, or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council, or group of Business Employees as the bargaining representative for any Business Employees, except as required by applicable Law or (B) waive or release any noncompetition, nonsolicitation, or other restrictive covenant obligation of any Business Employee, former employee of the Business, or current or former independent contractor of the Business;

(x) cause any employee of Seller or its Subsidiaries who is not characterized as a Business Employee to become characterized as a Business Employee, or cause any employee who, prior to such action, is characterized as a Business Employee to no longer be characterized as a Business Employee, except for terminations for cause;

(xi) terminate the employment or service of any Business Employee or individual independent contractor exclusively utilized by the Business, in each case, (A) with annual compensation in excess of $150,000 or (B) as would reasonably be expected to create any obligations for Buyer after the Closing (without taking into account any actions that may be taken by Buyer after the Closing) under the WARN Act with respect to the Continuing Employees, except for terminations for cause;

(xii) except in the ordinary course of business, (x) enter into any Contract that if in effect on the Agreement Date would be a Material Contract (other than an Excluded Shared Contract), (y) amend in any material respect, renew or waive any material provision of any existing Material Contract (other than an Excluded Shared Contract, automatic renewals in accordance with the terms of such Material Contract or other renewals of customer contracts not materially adverse to the Business) or (z) enter into any Shared Contract pursuant to which the Split Interest thereunder would not be freely assignable to Buyer pursuant to the terms thereof;

(xiii) (x) purchase or acquire any real property that is primarily related to the Business, or transfer, convey, sell or dispose of any Business Real Property or (y) except in the ordinary course of business, (A) enter into any Contract for the lease of any real property that is primarily related to the Business or (B) amend in any material respect, renew or waive any material provision of any Business Lease (other than automatic renewals in accordance with the terms of such lease or renewals on forms no less favorable in all material respects in the aggregate to Seller or its Subsidiaries);

(xiv) (A) adopt, amend or revoke any material Tax election, (B) settle or compromise any material Tax audit, claim or assessment, (C) amend any Tax Return, (D) request or execute any closing agreement or other written agreement with respect to Taxes or (E) extend or waive any statute of limitation in respect of Taxes;

(xv) create, incur, assume or guarantee any Indebtedness, in respect of which Buyer or any Affiliate of Buyer would be an obligor following the Closing or which would constitute an Assumed Liability;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under local Law, in each case, with respect to any entity that holds Purchased Assets;

(xvii) assign, transfer or sell any assets that would constitute Purchased Assets other than (x) to a Subsidiary of Seller and (y) other than transfers or sales of inventory, products or services, in each case, that are immaterial to the Business and are in the ordinary course of business; or

(xviii) enter into any agreement to do any of the foregoing.

(b) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business and prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

(c) Notwithstanding any provision herein to the contrary, but subject to Section 6.14, prior to the Closing, without the consent of Buyer, to the extent not prohibited by Section 6.1(a) hereof, each of Seller and its Subsidiaries will, in compliance with applicable Law, be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer, to Seller or any Subsidiary thereof (A) any Excluded Assets (including in connection with any “cash sweep” or cash management practices), (B) any other assets which are not expressly contemplated to be owned or held by Buyer or an Other Buyer pursuant to this Agreement or other Closing Transfer Documents and (C) transfer or advance any Business Records that are not Purchased Assets and (ii) execute, deliver and perform obligations expressly required under this Agreement and the other Closing Transfer Documents.

Section 6.2 Conduct of Buyer. Except as otherwise provided in this Agreement or the other Transaction Documents or as may be necessary to comply with applicable Laws, during the Pre-Closing Period, unless otherwise approved in writing by Seller (which approval shall not be unreasonably withheld, conditioned or delayed), (x) Buyer shall, and Buyer shall cause its Affiliates (which, for the purposes of Section 6.2(d), shall include the directors and officers of Buyer), as applicable to, continue to operate and conduct its business in the ordinary course of business in all material respects, and (y) Buyer shall not, and Buyer shall cause its Affiliates not to, take any of the following actions:

(a) amend the certificate of incorporation, bylaws or other organizational documents of Buyer or its Subsidiaries in a manner that would materially and adversely affect Seller disproportionately relative to other holders of Buyer Shares;

(b) adjust, split, combine, subdivide or reclassify the Buyer Shares or any other equity securities of Buyer, or repurchase any Buyer Shares (whether under any existing stock repurchase program or otherwise), or adopt any stock repurchase program;

(c) take any material action outside the ordinary course of Buyer’s or its Subsidiaries’ business having the direct and primary purpose and intent to decrease, and the effect of decreasing, the number of Buyer Shares to be issued to Seller as Equity Consideration pursuant to Section 3.1; provided, that nothing in this Section 6.2(c) shall prevent Buyer or its Affiliates from taking actions required by applicable Law or stock exchange rules to which Buyer or its Affiliates is or may be subject or issuing or selling equity securities of Buyer or any of its Affiliates; provided, further that, for clarity, actions generally intended to be in the best interests of Buyer and/or its Affiliates, its and/or their operations and/or business and/or Buyer and its equityholders, which may increase the value of Buyer Shares, are not a violation of this provision;

(d) purchase or propose the purchase of any Buyer Shares, unless it is for an amount that is less than $10,000,000 in the aggregate (excluding issuances under any Buyer Equity Plans, which shall not be subject to a cap);

(e) authorize or pay any dividends or make any distribution with respect to outstanding shares of Buyer Shares (whether in property, equity interests or other securities of Buyer or any of its Subsidiaries); or

(f) enter into any agreement to do any of the foregoing.

Section 6.3 Access to Information; Confidentiality.

(a) During the Pre-Closing Period, Seller shall, and shall cause its Subsidiaries to, permit Buyer and its authorized agents or Representatives to have reasonable access during regular business hours to: (i) such properties, books, records, Contracts and financial (including working papers) and operating data of the Business, the Purchased Assets or the Assumed Liabilities and (ii) the Business Employees and other members of management of Seller knowledgeable about the Business, the Purchased Assets or the Assumed Liabilities, in each case as Buyer may reasonably request in order to review information and documentation and ask questions relative to the properties, books, Contracts and other records of the Business, the Purchased Assets or the Assumed Liabilities and to conduct any other reasonable investigations, in each case for any reasonable business purpose relating to the consummation of the Purchase Transactions; provided that such investigation (x) shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or any of its Subsidiaries, (y) shall comply with the reasonable security, data privacy and data protection, and insurance requirements of Seller and its Subsidiaries and (z) shall be at Buyer’s sole expense. All requests for access to the offices, properties, books and records of Seller and its Subsidiaries shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor any of its Affiliates, agents or Representatives acting on its behalf shall contact any of the employees (other than as provided in Section 6.7), customers, suppliers, partners, Subsidiaries or Affiliates of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such Representatives of Seller (not to be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 6.3 shall restrict Buyer, its Affiliates and their respective representatives from contacting any of the forgoing in the ordinary course of Buyer’s or its Affiliates’ or their respective representatives’ business without referencing this Agreement, Seller, the Business, the Purchased Assets or the Assumed Liabilities.

Notwithstanding anything to the contrary in the foregoing, neither Seller nor any of its Subsidiaries shall be required to (A) provide access to or disclose information where such access or disclosure would reasonably be expected to cause the waiver of any attorney-client privilege of Seller or such Subsidiaries or contravene any Law or binding agreement of Seller or such Subsidiaries (provided that Seller shall inform Buyer as to the general nature of what is being withheld as a result of the foregoing (but only to the extent it would not waive such privilege) and shall use its reasonable efforts to disclose such information in a way that would not waive such privilege or contravene any applicable Law or binding agreement), (B) provide access to or disclose any document, communication or information related to the sale process with respect to the Business or any other potential transaction relating to the sale or divestiture of the Business, (C) provide access to personnel records of the Business Employees, including records relating to individual performance or evaluation records, medical histories or other information that Seller believes in good faith is sensitive information relating to personnel or the disclosure of which would reasonably be expected to subject Seller or any of its Subsidiaries to risk of liability (provided that Seller shall inform Buyer as to the general nature of what is being withheld as a result of the foregoing and shall use its reasonable efforts to disclose such information in a way that would not result in the sharing of sensitive information or reasonably risk liability), (D) provide access to any property of Seller or its Subsidiaries for purposes of conducting any environmental sampling or testing or (E) provide any financial or other information concerning the Business that Seller does not maintain in the ordinary course of business or is otherwise not readily available to Seller under its current reporting systems, other than as required under this Agreement or the Transaction Documents.

(b) The Parties expressly acknowledge and agree that this Agreement and the other Transaction Documents and their respective terms and all information, whether written or oral, furnished by either Party to the other Party or any Affiliate of such other Party, in connection with the negotiation of this Agreement or the other Transaction Documents or pursuant to this Section 6.3 shall be treated as “Confidential Information” of such Party under that certain Confidentiality Agreement, dated as of April 5, 2022, between the Parties (the “Confidentiality Agreement”). Notwithstanding anything in the Confidentiality Agreement, this Agreement or otherwise, effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and be of no further force or effect (notwithstanding anything therein to the contrary) and none of the parties thereto shall have any further liability or obligation thereunder.

(c) Except as otherwise expressly provided in this Agreement or any other Transaction Document, for three (3) years following the date of this Agreement, Seller shall hold and shall cause its Subsidiaries to hold, and shall use its reasonable best efforts to cause its Representatives to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under this Agreement, the preparation of any Tax Returns required to be filed by it or as set forth in clause (A) of the final proviso of clause (vi) of Appendix A), without the prior written consent of Buyer, any and all Confidential Information related to Buyer, the Purchased Assets the Assumed Liabilities and/or the Business; provided that Seller may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose permitted by this Section 6.3(c) and are informed of their obligation and are directed to hold such information confidential to the same extent as is applicable to Seller and in respect of whose failure to comply with such obligations Seller will be responsible, (ii) if Seller, its Subsidiaries or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to Seller or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii) above, Seller shall to the extent permissible promptly notify Buyer of the existence of such request or demand and shall provide Buyer a reasonable opportunity to, and shall reasonably cooperate with Buyer to, seek an appropriate protective order or other remedy (and cooperate with Buyer with respect thereto, at Buyer’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Seller may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Seller is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Buyer, exercise reasonable efforts, at Buyer’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.3(c) shall not apply to information to the extent relating to the Excluded Assets, Excluded Liabilities or Seller’s or its Subsidiaries’ businesses other than the Business, nor shall it prevent disclosure of information under customary confidentiality agreements in connection with any transaction or proposal with respect to an acquisition of control of Seller (whether by way of merger, purchase of capital stock, purchase of assets, joint venture, license or lease or otherwise), but only to the extent necessary to allow a potential acquirer to understand and assume the obligations of Seller and its Subsidiaries under the Transaction Documents.

(d) Except as otherwise expressly provided in this Agreement or any other Transaction Document, for three years following the date of this Agreement, Buyer shall hold and shall cause its Subsidiaries to hold, and shall use its reasonable best efforts to cause its Representatives to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under this Agreement or preparation of any Tax Returns required to be filed by it), without the prior written consent of Seller, any and all Confidential Information related to the Excluded Assets, the Excluded Liabilities and/or the businesses of Seller (other than the Business); provided, that Buyer may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose permitted by this Section 6.3(d) and are informed of their obligation and are directed to hold such information confidential to the same extent as is applicable to Buyer and in respect of whose failure to comply with such obligations Buyer will be responsible, (ii) if Buyer, its Affiliates or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to Buyer or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii) above, Buyer shall to the extent practicable and permissible promptly notify Seller of the existence of such request or demand and shall provide Seller a reasonable opportunity to, and shall reasonably cooperate with Buyer to, seek an appropriate protective order or other remedy (and cooperate with Seller with respect thereto, at Seller’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Buyer may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Buyer is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Seller, exercise reasonable efforts, at Seller’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.3(d) shall not apply to information to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities.

Section 6.4 Necessary Efforts; No Inconsistent Action.

(a) Subject to the terms and conditions of this Agreement and to applicable Law, Seller and Buyer agree, and each of Buyer and Seller agree to cause their respective Subsidiaries, to use their respective reasonable best efforts to take, or cause to be taken, all actions and to use their respective reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in Article 7 to be satisfied as promptly as practicable, including using their respective reasonable best efforts to take all actions necessary (i) to obtain all Consents, licenses, certificates, permits, approvals, clearances, consents, waivers, expirations or terminations of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authority or other Persons, including with respect to any Assigned Contracts or Shared Contract, required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except, in the case of a Consent of a Person other than a Governmental Authority, as requested by Buyer (it being understood that the failure to obtain any such Consents contemplated by this Section 6.4(a) shall not, by itself, cause the conditions set forth in Section 7.2(b) or Section 7.3(b) to be deemed not to be satisfied), (ii) to effect all such necessary registrations and filings with the Governmental Authorities in order to consummate and make effective the Purchase Transactions and the other transactions contemplated hereby, (iii) to comply with all requirements under applicable Law which may be imposed on it with respect to this Agreement and the Purchase Transactions and (iv) to defend any Proceedings, whether judicial or administrative, brought under, pursuant to or relating to any regulatory Law challenging this Agreement or the consummation of the transactions contemplated by this Agreement. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing; provided that, except as otherwise expressly set forth in this Agreement, neither Buyer nor Seller will be required to make any payments (other than filing fees), incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent of any Person.

(b) In furtherance of the parties’ rights and obligations under this Section 6.4, if applicable or necessary following the date hereof, Seller shall (or shall cause its ultimate parent, if not the ultimate parent to), and Buyer shall (or shall cause its ultimate parent, if not the ultimate parent to), (A) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated hereby as promptly as practicable, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings, provided that Buyer shall pay any filing fees in connection therewith, and (B) use their reasonable best efforts to make an appropriate response at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, to take all actions necessary to seek to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date, to resist in good faith any assertion that the transactions contemplated hereby constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible, all to the end of expediting consummation of the transactions contemplated hereby.

Section 6.5 Public Disclosures. Upon the execution of this Agreement and upon the Closing, Buyer and Seller shall release a mutually agreed upon press release. From and after the Agreement Date until the Closing or earlier valid termination of this Agreement pursuant to Article 10, neither Buyer nor Seller shall, and Buyer and Seller shall cause each of their respective Subsidiaries and its and their respective directors, officers, employees, Affiliates and Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby that discloses any additional information regarding the same or that is otherwise inconsistent with the agreed press release(s), or uses the name of the other Party or its Affiliates or refer to the other Party or its Affiliates, directly or indirectly, in connection with the relationship under this Agreement of the Parties and their Affiliates in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, except that (a) Buyer or Seller may issue such release or statement or make such other disclosures as they may reasonably determine is necessary to comply with applicable Law or the rules and regulations of any national securities exchange, (b) the Parties may issue any press release or make other public announcement (including to analysts or investors) to the extent that such release or announcement only contains information previously publicly disclosed in accordance with this Section 6.5 or is otherwise consistent in all material respects with previous statements made jointly by Buyer and Seller or with the permission of the other Party and (c) Buyer or Seller may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided that, in the case of the foregoing clauses (a) through (c), to the extent in the good faith judgment of such Party it is reasonably practicable to do so, such Party shall provide the other Party with a reasonable opportunity in light of the circumstances to review such Party’s intended communication (to the extent made in writing) and consider in good faith modifications to the intended communication reasonably requested by the other Party. During the Pre-Closing Period, the Parties shall cooperate in good faith to agree on a communications plan with respect to the announcement of the Purchase Transaction and the implementation thereof to their respective employees, consultants, customers and vendors, including in connection with complying with their obligations under Section 2.5(a) and as contemplated by the TSA.

Section 6.6 Post-Closing Access to Records and Personnel.

(a) Exchange of Information. Subject to the further requirements set forth in Section 6.9(c) with respect to Taxes, after the Closing, for a period of seven years after the Closing Date, upon receipt of reasonable prior notice, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access during normal business hours, to, and in manner so as not to unreasonably interfere with the conduct of such other Party’s business the other Party’s employees (without substantial disruption of employment) and to any books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the conduct of the Business on or before the Closing Date and (x) in the case of Seller, the Excluded Assets and Excluded Liabilities and (y) in the case of Buyer, the Continuing Employees, the Purchased Assets and the Assumed Liabilities (the “Books and Records”), to the extent reasonably available and in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other Proceeding, or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) in connection with the filing of any Tax return or election or any amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes, (iv) to comply with its obligations under this Agreement or the other Transaction Documents or (v) in connection with any other matter requiring access to any such employees, books, records, documents, files and correspondence of the other Party, solely to the extent necessary for each party’s performance of its obligations under this Agreement and the other agreements contemplated hereby or otherwise necessary for Buyer’s operation of the Business after Closing or Seller’s operation of its businesses (other than the Business) after Closing, as the case may be; provided that no Party shall be required to provide access to or disclose (x) information where such access or disclosure would be reasonably expected to violate any Law, or waive any attorney-client or other similar privilege (provided that in the event such provision of information would reasonably be expected to violate any Law or waive any attorney-client or other similar privilege, the Party with such information shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall take all reasonable measures to permit the disclosure in a manner that avoids any such violation or waiver, including in accordance with Section 6.12) or (y) any financial or other information that such Party does not maintain in the ordinary course of business or is otherwise not reasonably available under its current reporting systems, and each Party may redact information regarding itself or its Subsidiaries not relating to Business, the Purchased Assets or the Assumed Liabilities.

(b) Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.6 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c) Record Retention. Except as otherwise provided herein, each Party agrees to use its commercially reasonable efforts to retain the Books and Records in its possession or control for a reasonable period of time as set forth in its regular document retention policy, as such policy may be amended from time to time, or for such longer period as may be required by Law, or until the expiration of the relevant representation or warranty under any of the Transaction Documents and any related claim of indemnification related thereto. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records in accordance with its retention policy; provided that prior to such destruction or disposal (i) such Party shall provide no less than 75 Business Days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of) and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).

(d) Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.6 is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.6(c).

(e) Confidential Information. Nothing in this Section 6.6 shall require (i) either Party to violate any agreement in existence as of the Agreement Date with any third parties regarding the confidentiality of confidential and proprietary information; provided that in the event that either Party is required under this Section 6.6 to disclose any such information, that Party shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall use commercially reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information or take all reasonable measures to permit the disclosure in a manner that avoids any such violation, (ii) Seller to provide or cause to be provided to Buyer any information (A) where such provision would reasonably be expected to cause the waiver of any attorney-client privilege of Seller or (B) related to the sale process of the Business or any other potential transaction relating to the sale, spin-off or divestiture of the Business or Seller’s or its representatives’ evaluation thereof, including projections, financial or other information related thereto other than confidentiality agreements entered into with third parties in connection with the Business (provided that Seller shall inform Buyer as to the general nature of what is being withheld as a result of the foregoing and shall use its commercially reasonable efforts to disclose such information in a way that would not result in the waiver of attorney-client privilege) or (iii) either Party to disclose any information if Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (including any such litigation relating to this Agreement or the transactions contemplated hereby or thereby), to the extent the information is related thereto (or the subject matter thereof) or requested in connection therewith (provided that such restriction shall not apply to any information to the extent necessary for such Party to prepare any Tax Returns or any filings required by the rules and regulations of any national securities exchange) or applicable Law. The covenants contained herein shall in no event be considered a waiver of any attorney-client privilege, work product privilege or any similar privilege.

Section 6.7 Employee Relations and Benefits.

(a) Business Employee List and Automatic Transferred Business Employee List. Seller has made available to Buyer a true, complete and correct list of (i) each Business Employee, including, to the extent permitted by applicable Law, each such Business Employee’s (A) name, (B) job title, (C) employing entity, (D) work location, (E) date of hire and length of service (including with any entity acquired by Seller or its Subsidiaries), (F) annual salary or hourly wage rate, as applicable, (G) status as exempt/non-exempt from overtime requirements (as applicable), (H) status as full time/part time, (I) short-term or long-term disability or other leave status and expected return date, (J) target bonus for the current fiscal year and bonus paid or payable for the most recently completed fiscal year, the annual incentive or commission plan in which such individual is eligible to participate, and such individual’s Accrued Bonus or Accrued Commissions, if any, (K) Accrued PTO (by type), and (L) work authorization/visa information and expiration dates, as applicable and (ii) each Automatic Transferred Business Employee (such list as it relates to the Business Employees who are not Automatic

Transferred Business Employees, the “Business Employee List”, and as it relates to the Automatic Transferred Business Employees, the “Automatic Transferred Business Employee List”, as set forth on Schedule 6.7(a)-1 and Schedule 6.7(a)-2 of the Seller Disclosure Letter, respectively as of the Agreement Date, and as updated in accordance with the following sentence of this Section 6.7(a)). Seller shall update the Business Employee List and the Automatic Transferred Business Employee List from time to time after the Agreement Date with the prior written consent of Buyer in order to maintain the accuracy thereof through the Closing (including to reflect any hires, termination or other updates to the Business Employee population effected in accordance with Section 6.1 and to correct any accidental or inadvertent errors or omissions).

(b) Offer Letters.

(i) At least 21 days prior to the Closing Date (or such longer period as may be required by applicable Law or as may be necessary to avoid the incurrence of severance liabilities), Buyer will, or will cause one of its Affiliates (any such Affiliate, the “Employing Entity”) to, present a Compliant Offer to each of the Business Employees (other than the Automatic Transferred Business Employees) in accordance with the terms of this Section 6.7 (each, an “Offer Letter”), to become effective on the Closing Date (or, in the case of any Inactive Employee, to become effective upon such employee’s return to active employment upon the expiration of his or her leave within 180 days following the Closing Date or such longer period as required by applicable Law (the effective date of such offer, the “Transfer Date”)). For the avoidance of doubt, Seller and its Affiliates shall be solely responsible for all costs and Liabilities, including the provision of compensation and benefits, incurred with respect to Inactive Employees prior to the date on which the applicable Inactive Employee actually commences employment with Buyer or one of its Affiliates.

(ii) Buyer will provide Seller with a reasonable opportunity to review and provide input on the form of Offer Letter reasonably in advance. Between the Agreement Date and the Closing Date, any communications between Buyer and its Affiliates and any Business Employees regarding the terms of employment, employee benefits or otherwise regarding employment with Buyer and its Affiliates following the Closing will be conducted at the times and through the processes mutually agreed upon by Seller and Buyer and in accordance with applicable Law.

(iii) Nothing herein will be construed as a representation or guarantee by Seller or any of its Subsidiaries that (A) some or all of the Business Employees will accept an offer of employment with Buyer or one of its Affiliates or acquiesce to the automatic transfer of their employment by operation of Law to Buyer or any of its Affiliates, or (B) some or all of the Continuing Employees will continue in employment with Buyer or any of its Affiliates for any period of time following the Closing.

(c) Accrued Vacation, Sick Leave and Paid Time. To the extent required or permitted by applicable Law, Buyer will, or will cause the Employing Entity to, credit each Continuing Employee the amount of accrued and unpaid hours of vacation, paid time off, sick leave and any other leave applicable to such Continuing Employee as of the Closing (collectively, such Continuing Employee’s “Accrued PTO”), as set forth in the Business Employee List. Buyer will ensure that each Continuing Employee’s Accrued PTO is not subject to forfeiture to the same extent not subject to forfeiture under the policies of Seller and its Subsidiaries governing such Accrued PTO prior to the Closing or under applicable Law; provided that such Accrued PTO may count without duplication toward any maximum accrual amount under any plan, program or policy established by Buyer or the Employing Entity for the purpose of providing such leave. Subject to the limitations set forth in this Section 6.7(c), Buyer shall reimburse Seller and shall indemnify and hold harmless Seller and its Subsidiaries from and against any Accrued PTO that Seller is required to pay to any Continuing Employee pursuant to applicable Law.

(d) Health and Welfare Coverages. To the extent permitted or required by applicable Law and permitted by the Buyer Benefit Plans, Buyer will use commercially reasonable efforts to cause each benefit plan of Buyer and its Subsidiaries that is a health benefit plan in which Continuing Employees participate immediately following the Closing (collectively, “Buyer Benefit Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees to the extent such conditions or exclusions were waived or satisfied under the corresponding Seller Benefit Plan immediately prior to the Closing, and (ii) with respect to the plan year that includes the Closing Date, recognize eligible expenses paid by such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under a Seller Benefit Plan that is a medical plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Buyer Benefit Plan during the applicable plan year.

(e) Service Credit. To the extent permitted by the Buyer Benefit Plans and applicable Law, Buyer will cause the Employing Entity to provide credit for each Continuing Employee’s years of service with Seller and its Subsidiaries (including any length of service with any entity acquired by Seller or any such Subsidiary) prior to the Closing Date for purposes of eligibility, vesting and future vacation benefit accrual under each employee benefit plan, program, policy or arrangement of Buyer and its Subsidiaries in which the Continuing Employees participate immediately following the Closing (other than those providing for Excluded Benefits) to the same extent and for the same purpose as such Continuing Employee was entitled to service credit under the corresponding Seller Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date, except that such prior service credit will not be required to the extent that it results in a duplication of compensation or benefits.

(f) Automatic Transferred Business Employees. Notwithstanding anything to the contrary herein, Automatic Transferred Business Employees shall not be terminated upon Closing, but rather the rights, powers, duties, liabilities and obligations of Seller or any of its respective Subsidiaries to such employees in respect of such employees’ terms and conditions of employment in force as of immediately prior to the Closing shall be transferred to Buyer or one of its Affiliates in accordance with applicable employment Laws and Transfer Regulations. Notwithstanding anything to the contrary herein, any applicable labor or employment Laws of any jurisdiction outside the United States (including any applicable Transfer Regulations) or any Labor Agreement applicable to any Foreign Business Employee who is a Continuing Employee (each, a “Foreign Continuing Employee”) shall continue to govern the terms and conditions of employment for such Foreign Continuing Employees until their expiration, modification or termination in accordance with applicable Law. If within six months after the Closing, any employee of Seller and its Subsidiaries other than the Automatic Transferred Business Employees included in Schedule 6.7(a)-1 and Schedule 6.7(a)-2 of the Seller Disclosure Letter alleges or claims that he/she should have automatically been transferred to the Buyer or any Other Buyer, Buyer shall, upon becoming aware of such a claim, notify Seller in writing (email sufficient) of such allegation or claim and confirm whether or not Buyer or any Other Buyer wants to employ such person. If Buyer or any Other Buyer wishes to employ such person, such person shall be treated as an Automatic Transferred Business Employee for the purposes of this Agreement. If Buyer or any Other Buyer does not wish to employ such person, Buyer shall write to such person within 10 Business Days of such allegation or claim to confirm that is the case and that, for the avoidance of doubt, any employment relationship between Buyer or any Other Buyer and such person (if any) is terminated. Seller shall indemnify the Buyer with respect to any Liability arising out of or in connection with any such claim arising from such person, including, for the avoidance of doubt, the payment of any salaries, severance compensation as required by applicable Law or consistent with market standards, social security contributions and any other contributions required under applicable Law.

(g) During the period prior to the Closing Date, Seller will and will cause its Subsidiaries to use commercially reasonable efforts to make individual independent contractors related to the Business and directly engaged by Seller or any of its Subsidiaries available to Buyer for the purpose of allowing Buyer to interview each such contractor and determine the nature and extent of each such person’s continuation with Buyer or its Affiliates, if any. Seller shall provide to Buyer contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent workforce to the extent requested by Buyer.

(h) Seller Severance Obligations. Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a separation, termination or severance of employment of any Continuing Employee prior to or upon the consummation of the Purchase Transactions and that the Continuing Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and shall make commercially reasonable efforts to comply with any requirements under applicable Law to ensure the same. Seller shall be responsible for, and shall perform and discharge, or cause to be performed and discharged, and shall indemnify and hold harmless Buyer and its Affiliates from and against, all Liabilities that arise out of the termination of (i) any Continuing Employee in connection with his or her transfer of employment to the applicable Employing Entity and (ii) any Business Employee who does not become a Continuing Employee, other than in the case of a Business Employee who does not receive an offer of employment from Buyer or any of its Affiliates or who receives but does not accept an offer of employment from Buyer or any of its Affiliates that is not a Compliant Offer. Buyer shall be responsible for, and shall perform and discharge, or cause to be performed and discharged, and shall indemnify and hold harmless Seller and its Subsidiaries from and against, all Liabilities that arise out of the termination of any Business Employee who does not receive an offer of employment from Buyer or any of its Affiliates or who receives but does not accept an offer of employment from Buyer or any of its Affiliates that is not a Compliant Offer. For the avoidance of doubt, Seller and its Affiliates shall be solely responsible for (x) any severance payments payable to any Business Employee who receives, but does not accept, a Compliant Offer and (y) Liabilities arising out of the employment and/or termination of any Objecting Employee (other than employment of the Objecting Employee by Buyer or its Affiliates); provided that such Objecting Employee’s objection to automatic transfer of employment was not caused by Buyer’s non-compliance with the Transfer Regulations or other actions taken by Buyer in bad faith.

(i) Buyer Severance Obligations. Buyer shall be responsible for, and shall perform and discharge, or cause to be performed and discharged, and shall indemnify and hold harmless Seller and its Subsidiaries from and against, all Liabilities that arise out of the termination of employment by Buyer or any of its Subsidiaries of the Continuing Employees following the Closing. Without limiting the generality of the foregoing, with respect to each Continuing Employee who incurs a Qualifying Termination during the 12-month period beginning on the Closing Date (or until the date of termination of employment of the relevant Continuing Employee, if sooner) (the “Continuation Period”), Buyer will, or will cause the Employing Entity to, provide such Continuing Employee with the greater of those severance payments and termination benefits under the applicable formula set forth, or otherwise described, in Buyer’s severance policies previously provided to Seller (the “Buyer Severance Policies”) or in individual employment agreements or arrangements as listed on Schedule 6.7(g) of the Seller Disclosure Letter, or any greater amount of severance and/or additional termination payments or benefits as may be required by applicable Law.

(j) Seller Benefit Plans.

(i) Participation by Continuing Employees. Except with respect to Inactive Employees, as otherwise provided pursuant to the TSA or as required by the terms of any Seller Benefit Plan or applicable Law, each Continuing Employee shall cease active participation and accrual of additional benefits under each Seller Benefit Plan effective as of the Closing.

(ii) 401(k) Plan. Seller shall (i) cause each Continuing Employee to become fully vested in his or her account balance under each Seller Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code effective as of the Closing Date or, if later, the applicable employee’s Transfer Date and (ii) cause to be made all employer contributions that would have been made to such Seller Benefit Plan on behalf of Continuing Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or year-end employment requirements, but prorated through the Closing Date or, if later, the applicable employee’s Transfer Date.

(iii) Retained Benefit Plan Liabilities. Except as expressly allocated to Buyer pursuant to Section 6.7(h) of this Agreement or the TSA, Seller and its Affiliates shall assume, retain, and shall be solely responsible for any and all Liabilities relating to or at any time arising under or in connection with any Seller Benefit Plan and any other compensation or benefit plan, program, agreement, policy or arrangement of any kind at any time maintained, sponsored or contributed to or required to be contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates has (or has had) any Liability. Seller and its Affiliates shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(k) Assumed Benefit Plan Liabilities.

(i) Foreign Statutory Retirement Plans. Buyer will, or will cause its Affiliates to, have in effect statutory book-reserve retirement plans qualifying under applicable Law for Foreign Continuing Employees (“Buyer’s Foreign Statutory Retirement Plans”). Effective as of the Closing, Buyer will assume, be responsible for, pay and discharge, reimburse Seller and shall indemnify and hold harmless Seller and its Subsidiaries from and against all claims by Foreign Continuing Employees under Buyer’s Foreign Statutory Retirement Plans, whether incurred prior to, on or after Closing Date, that have not been paid in full as of the Closing.

(ii) Seller Sales and Commission Plans. Buyer shall, or shall cause the applicable Employing Entity to, (A) make an annual bonus payment to each of the Continuing Employees, with respect to the fiscal year of Seller in which the Closing occurs, in an amount equal to no less than such Continuing Employee’s accrued bonus as of the Closing Date (the “Accrued Bonus”) as set forth in the Business Employee List, if any, which payment shall be made at the same time or times Seller pays such bonuses to similarly situated employees in the ordinary course of business and (B) make payments under any Seller Sales and Commission Plans as in effect as of the Closing as they are earned by such Continuing Employees and in an amount no less than such Continuing Employees’ accrued sales commissions as of the Closing Date (the “Accrued Commissions”) as set forth in the Business Employee List, if any, which payments shall be made at the same time or times Seller pays such commission payments to similarly situated employees in the ordinary course of business. Buyer shall reimburse Seller and shall indemnify and hold harmless Seller and its Affiliates from and against the Accrued Bonus and Accrued Commissions and the employer portion of Taxes due thereon.

(l) Cooperation. Following the Agreement Date, each of Seller (and Seller shall cause its Subsidiaries to) and Buyer will (and Buyer shall cause its Subsidiaries to) use reasonable best efforts in all material matters necessary to effect the transactions contemplated by this Section 6.7 and material requirements of any applicable Law or Transfer Regulations and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard, including, (i) cooperating with each other in connection with the presentation by Buyer of the Offer Letters to the Business Employees, (ii) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Foreign Continuing Employees are provided with the information required in order for proper consultation, notification and other required processes under applicable Law to take place, (iii) exchanging information and data relating to employee benefits and employee benefit plan coverages, (iv) making any and all required filings and notices, and (v) making any and all required communications with Business Employees. Such cooperation will include the provision of any information and consultation required by applicable Law or Transfer Regulations (which shall include, in the case of Buyer, information required by any applicable Transfer Regulations regarding any measures Buyer envisages it will take with respect to any Automatic Transferred Business Employees after Closing), the terms of any Contract, or as reasonably requested by the other Party. Each of Seller and Buyer will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.

(m) Visas. Seller shall, and shall cause its Subsidiaries to, use their reasonable best efforts to ensure that any foreign national who requires a visa in order to work for Seller or its Subsidiaries in his or her current position may continue to work in such position as a Continuing Employee on the Closing Date, and, to the extent reasonably required, Buyer shall cooperate with Seller in such process. In the event such Business Employee is not authorized to work for Buyer or its Affiliates as of the Closing Date, Seller or its applicable Subsidiary shall continue to employ such Business Employee and make the services of such Business Employee available to Buyer or its applicable Affiliate pursuant to the terms set forth on Schedule 3.1 of the Transition Service Schedules (as defined in the TSA).

(n) RCAs. Seller and its Subsidiaries agree that, notwithstanding the terms of any non-competition, non-solicit, non-disclosure, non-interference, or similar restrictive covenant between Seller or any of its Subsidiaries and any Business Employees (the “RCAs”), such Business Employees shall be permitted to provide services to Buyer and its Affiliates following the Closing, and Seller and its Subsidiaries shall not seek to enforce the terms of any such RCA following the Closing. Seller and its Subsidiaries shall assign the right, but not the obligation, for Buyer and its Affiliates to enforce such RCAs following the Closing.

(o) TUPE. Each of the Buyer and the Seller undertakes to the other that it has complied with its obligations under Regulations 11 and 13 of TUPE and to indemnify and keep indemnified the other against all Losses arising out of or in connection with any failure by it to comply with its obligations pursuant to Regulations 11 and 13 of TUPE.

(p) Information Letters.

(i) Without undue delay, the Parties shall jointly inform the Automatic Transferred Employees in Germany of the transfer of their employment relationships in accordance with Section 613a para. 5 BGB by way of an information letter which shall be prepared by Seller and its Affiliates. Buyer and its Affiliates shall provide Seller and its Affiliates with all information reasonably requested by Seller and its Affiliates to prepare the information letter and any other correspondence or publications. During the applicable one-month objection period pursuant to Section 613a para. 6 BGB, any further statements, correspondence and publications towards the Automatic Transferred Employees in Germany regarding the future conduct of the Business shall be prepared by Seller in consultation with Buyer.

(ii) The Parties shall keep each other informed of any Automatic Transferred Employees in Germany who exercises his or her statutory objection right pursuant to Section 613a para. 6 BGB and, as a result thereof, does not become an employee of Buyer or its Affiliates, but continues to be employed with Seller or its Affiliates beyond the Closing Date.

(q) German Continuing Employees. The Seller and the Buyer agree that:

(i) With effect on and from Closing, liabilities in relation to the Foreign Continuing Employees employed in Germany (the “German Continuing Employees”) resulting from any Seller Benefit Plan will transfer together with the Business to the Buyer and/or its Affiliates in accordance with the Transfer Regulations;

(ii) At or as soon as reasonably practicable following Closing, the Seller will transfer or cause its Affiliates to transfer to the Buyer and/or its Affiliates any Liabilities and assets related to the German Continuing Employees under any Seller Benefit Plan. In particular, Seller or its Affiliates shall transfer any assets held by the support fund (Unterstützungskasse) Euro-BetriebsPensionsFonds e.V. (the “Support Fund”) in respect of any German Continuing Employee to the Buyer or its Affiliates; provided that Buyer or its Affiliates shall use reasonable efforts to become a member of the Support Fund. Seller or its Affiliates shall procure that any direct insurance (Direktversicherungen) existing for German Continuing Employees on the Closing Date shall be transferred to the Buyer or its Affiliates with effect from Closing and the Buyer or its Affiliates shall take all actions required by the relevant insurance company and the German Continuing Employees to continue the existing direct insurance as of the Closing Date.

(iii) If the transfer of assets or insurances under clause (ii) above is not possible, Seller or its Affiliates shall transfer to Buyer or its Affiliates a cash amount equal to the net present value (Barwert) of any Liabilities under any Seller Benefit Plan as at the Closing Date.

(r) Excess Employees.

(i) In the event that any employee of Seller or its Affiliates or any individual rendering services to Seller or its Affiliates who is not a Business Employee or an Automatic Transferred Business Employee claims to have transferred to the Buyer by operation of law pursuant to Section 613a BGB (each an “Excess Employee”), Buyer and its Affiliates and, to the extent such claim was also raised against Seller and/or its Affiliates, Seller and its Affiliates shall reject such claim unless otherwise agreed by the Parties. Each Party receiving such claim shall inform the other Party of the Excess Employee without undue delay, setting forth the name of the Excess Employee and the time of receipt of such claim.

(ii) In the event that any Excess Employee invokes one or more legal remedies against Buyer or its Affiliates against the rejection of the claim, Buyer or its Affiliates shall, at Seller’s cost, take any action that Seller may reasonably request to avoid or dispute any claim of such Excess Employee. Buyer shall procure that, to the extent Seller could be required to make a payment under Section 6.7(p)(iii) of this Agreement, the dispute is not settled without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) Seller shall indemnify and hold harmless the Buyer and its Affiliates from any Liabilities, costs and expense directly or indirectly incurred in connection with any Excess Employee until the end of the respective employment, service or other relationship, including any Liabilities, costs and expenses for litigation and outside legal counsel, redundancy costs and severance payments; unless and to the extent Buyer utilizes the services of such Excess Employees in which case there is no obligation for Seller to indemnify. In this case and to this extent the rules applying to Continuing Employees shall apply mutatis mutandis.

(s) No Third-Party Beneficiaries. Nothing in this Section 6.7 is intended to or shall (i) be treated as an establishment of or amendment to, or be construed as establishing or amending, any Seller Benefit Plan or other benefit or compensation agreement, plan, program, or arrangement sponsored, maintained or contributed to by Buyer or any of its Affiliates, (ii) prevent Buyer or any of its Affiliates, on or after the Closing Date, from terminating the employment of any Continuing Employee or modifying, amending or terminating any benefit or compensation plan, program, policy, contract, agreement or arrangement, or (iii) confer any rights or remedies (including third-party beneficiary rights) on any Business Employees or any beneficiary thereof or any other Person (other than the Parties).

(t) WARN. If during the 90 calendar days prior to the Closing Date, any employee of Seller or any of its Subsidiaries has suffered an “employment loss” under the WARN Act at any site of employment where a Business Employee is located during such period, Seller will promptly (and in any event, within five Business Days of the Closing), provide Buyer with (i) the aggregate number of such employees located as such site and (ii) the relevant “employment loss” dates for each such employees on an aggregated basis.

Section 6.8 Insurance Matters. Buyer acknowledges that all policies and insurance coverage maintained on behalf of the Business are part of the corporate insurance program maintained by Seller and its Subsidiaries, and related to businesses other than the Business, in which case, such coverage will not be available or Transferred to Buyer. From and after the Closing Date, the Business shall cease to be insured by Seller’s or its Subsidiaries’ insurance policies or by any of their self-insured programs, and Seller and any of its Subsidiaries may, to be effective at the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 6.8. Except as set forth in this Section 6.8, neither Buyer nor any of its Affiliates shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds other than with respect to claims made on behalf of Buyer, its Affiliates or the Business) to cover any assets of Buyer or its Affiliates or any Liability arising from the operation of the Business. From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for Buyer and its Affiliates and its operation of the Business. Buyer covenants and agrees not to seek to assert or to exercise any rights or claims of the Business under or in respect of any past or current insurance policy under which the Business or any Purchased Asset is covered. Notwithstanding the foregoing, following the Closing, to the extent that Seller or its Affiliates shall be entitled under the terms and conditions of “occurrence” based policies in effect as of the Closing and for prior historic periods to coverage for claims made prior to, at or after the Closing with respect to any Purchased Asset or Assumed Liability arising out of any occurrences covered by such policies occurring prior to the Closing, upon the written request of Buyer, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist Buyer in recovering such Losses pursuant to such policies. The Buyer shall exclusively bear (and Seller or its Affiliates shall have no obligation to repay or reimburse Buyer for) all deductibles, retentions, premium adjustments or retrospectively rated premiums incurred or paid to procure any such recoveries and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims. This Section 6.8 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 6.8 is intended to waive or abrogate in any way Seller’s or Buyer’s own rights to insurance coverage for any liability, whether relating to Seller or any of its Affiliates or Buyer or otherwise.

Section 6.9 Tax Matters.

(a) Tax Indemnification.

(i) Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against, and shall compensate and reimburse each Buyer Indemnified Party for, all Losses actually incurred, sustained, suffered or paid by such Buyer Indemnified Party arising out of, in connection with or as a result of: (A) Taxes imposed on or with respect to the Purchased Assets or the Business for any Pre-Closing Tax Period (including any interest and penalties accruing after Closing with respect to the underlying Tax), (B) Taxes of, imposed on, or payable by or with respect to, Seller or any of its Affiliates (or for which Seller or any of its Affiliates may otherwise be liable), without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date or thereafter (other than Taxes imposed on or with respect to the Purchased Assets or the Business for any Post-Closing Tax Period), (C) liabilities for Taxes of any Person for any taxable period arising as a result of Seller or any of its Affiliates (or any predecessor) having been a member of any affiliated, consolidated, combined, unitary, group relief, aggregate or other similar group for Tax purposes prior to the Closing Date (including any such Taxes for which Seller or any of its Affiliates (or any predecessor thereof) is liable pursuant to Treasury Regulations Section 1.1502-6 or any corresponding provision of applicable state, local or non-U.S. Tax Law), and liabilities of Seller of any of its Affiliates (or any predecessor) for Taxes of any Person for any taxable period by reason of contract, assumption, transferee or successor liability or other operation of Law (including as a result of the application of “bulk sale” or “bulk transfer” Laws or similar Laws directly as a result of the transactions contemplated by this Agreement), as a result of an event or transaction that occurred at or before the Closing, (D) Taxes arising out of any breach of any representation or warranty contained in Section 4.8 or covenant made by Seller or any of its Subsidiaries in this Agreement or any other Transaction Document, (E) any Taxes that have been deferred under the CARES Act at or before the Closing or (F) Taxes arising out of (i) any breach of any covenant made by Buyer or any of its Affiliates in any Transaction Document or (ii) any action taken outside the ordinary course of business by Buyer or any of its Affiliates after the Closing but on the Closing Date (collectively, the “Excluded Tax Liabilities”). Notwithstanding that a claim for Taxes or Losses may fall into multiple categories of this Section 6.9(a)(i), a Buyer Indemnified Party may recover such Taxes and Losses one time only. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.2 and Section 11.2 shall not apply to this Section 6.9(a)(i). Seller shall be entitled to any Tax refunds with respect to any Excluded Tax Liabilities paid by Seller (provided, that Buyer shall be entitled to 100% of any refund of Transfer Taxes).

(ii) Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against, and shall compensate and reimburse each Seller Indemnified Party for, all Losses actually incurred, sustained, suffered or paid by such Seller Indemnified Party arising out of, in connection with or as a result of: (A) Taxes imposed on or with respect to the Purchased Assets or the Business for any Post-Closing Tax Period, (B) Taxes arising out of any breach of any covenant made by Buyer or any of its Affiliates in any Transaction Document, (C) Taxes arising out of any action taken outside the ordinary course of business by Buyer or any of its Affiliates after the Closing but on the Closing Date, and (D) any Transfer Taxes that Buyer is responsible for under Section 6.9(b), in each case, other than (1) any Taxes that have been deferred under the CARES Act at or before the Closing and (2) Taxes arising out of any breach of any covenant made by Seller or any of its Subsidiaries in any Transaction Document. Notwithstanding that a claim for Taxes may fall into multiple categories of this Section 6.9(a)(ii), a Seller Indemnified Party may recover such Taxes one time only. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.2 shall not apply to this Section 6.9(a)(ii).

(iii) With respect to the Business, in the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (A) in the case of Taxes (other than Transfer Taxes) imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (B) in the case of Taxes not described in clause (A) (such as franchise Taxes or Taxes that are based on or related to income or receipts), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(b) Transfer Taxes.

(i) For purposes of this Agreement, the term “Transfer Taxes” shall mean all transfer, sales, use, stamp, ad valorem, conveyance, VAT, custom duty, documentary, registration and other similar Taxes (including charges for or in connection with the recording of any instrument or document and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof) payable in connection with the consummation of the Purchase Transactions and the Transfer of the Purchased Assets pursuant to this Agreement and the other Transaction Documents. The Liability for all Transfer Taxes shall be borne 100% by Buyer; provided, however, that the Total Consideration is exclusive of any VAT, and 100% of the amount of any VAT imposed on the Transfer of the Purchased Assets pursuant to this Agreement shall be paid by Buyer upon receipt of a proper VAT invoice if such VAT is recoverable (whether by way of repayment or credit) within one year of the Closing by Buyer or any of its Affiliates. Seller and Buyer shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

(ii) Unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared and filed by the Party required by Law to file such Tax Returns (the “Transfer Tax Returns”), and such Party shall pay the Transfer Taxes shown on such Tax Return within the period specified by applicable Law. The filing party shall use commercially reasonable efforts to provide the other Party with a draft copy of such Tax Return which it is required to file at least ten Business Days before such Tax Returns are due to be filed and shall consider in good faith any comments provided by such other Party. All such Tax Returns shall be consistent with the allocation of the Total Consideration as determined pursuant to Section 3.3. Buyer shall settle any of its obligations for any Liability for Transfer Taxes paid by Seller for which it is liable within ten Business Days of being invoiced by Seller for such amount.

(c) Cooperation and Assistance. The Parties shall reasonably cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other Proceeding with respect to the Purchased Assets, Assumed Liabilities or Business. Seller shall use its reasonable commercial efforts to provide Buyer with a clearance certificate or similar document(s) which may be required by any Taxing Authority to relieve Buyer of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.

(d) Tax Treatment. Except to the extent otherwise required by applicable Law, Seller, Buyer and their respective Affiliates shall treat any and all payments under this Section 6.9 and Article 9 as an adjustment to the purchase price for Tax purposes.

Section 6.10 Non-Competition; Non-Solicitation.

(a) During the period commencing on the Closing Date and ending 24 months after the Closing Date (the “Restricted Period”), Seller will not, and will cause its Subsidiaries not to, directly or indirectly, participate or engage in, or hold any ownership interest in any Person who engages in, the provision of any service that is the same or substantially similar to or competitive with the Business or any Business Products in any geographic area where the Business offers or sells or offered or sold products or services (“Competing Activity”). Promptly (but in any event within five Business Days) following the Closing, Seller shall send a notice to employees of Seller and its Subsidiaries engaged in a sales function directing such employees not to, during the Restricted Period, knowingly induce or knowingly attempt to induce any client, supplier or other business relation of the Business, in each case, to cease doing business with the Buyer or its Subsidiaries, or in any way take actions with the intention of materially interfering with the relationship between any such client, supplier or other business relation, in each case, with respect to the Business.

(b) Notwithstanding anything to the contrary in the foregoing clause (a), Seller and its Subsidiaries may in all events:

(i) engage in any business conducted by Seller or its Subsidiaries on the Agreement Date other than the Business and continue to sell its products and services as of the Agreement Date other than Business Products, and any new releases, updates and successors to such products and services, in each case, that are not competitive with the Business or the Business Products;

(ii) continue to perform any Competing Activity for the benefit of Buyer or any of its Affiliates as expressly required by this Agreement or any other Transaction Document;

(iii) acquire any Person, or one or more divisions or lines of business of a Person, that engages in a Competing Activity by merger or a purchase of shares or assets of a Person so long as, immediately prior to the time of such acquisition, the Competing Activity does not account for more than 20% of the aggregate annual gross revenues of such Person, or divisions or lines of business of such Person, to be so acquired for its most recent fiscal year preceding the acquisition; provided, however, that in the event of such acquisition where the aggregate annual gross revenue related to the Competing Activity exceeds 20% of the aggregate annual gross revenue of the Person or divisions or lines of business of such Person, Seller shall be permitted to acquire such Person or business so long as it divests the portion of the Person or business that engages in the Competing Activity within 12 months of the acquisition thereof; provided that such 12-month period shall be extended to the date on which all approvals from a Governmental Authority required to complete the divestiture are received (to no later than the third anniversary following the acquisition of such Person or divisions or lines of business of such Person) if such approvals are not received by the end of such 12-month period;

(iv) own and operate any Person, division or line of business acquired in compliance with clause (iii) above; provided that, any such division or line of business cannot and does not account for more than 10% of the aggregate annual gross revenues of Seller and its Subsidiaries during the Restricted Period; and

(v) directly or indirectly hold interests in or securities of any Person engaged in a Competing Activity to the extent that such investment does not, directly or indirectly, confer on any of Seller or its Affiliates 10% or more of the voting power of or economic entitlement to such Person.

(c) During the period commencing on the Closing Date and ending 24 months after the Closing Date, Seller will not, and will cause its Subsidiaries not to, directly or indirectly, hire or solicit to hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) (i) any Continuing Employee or (ii) members of the senior leadership team of Buyer. This restriction shall not apply to Persons that have been terminated by Buyer or its Subsidiaries at least six months prior to any solicitation or the commencement of employment discussions between Seller or its Subsidiaries or its or their representatives and such Person and nothing in this clause (c) shall restrict Seller or its Subsidiaries from engaging in general or public searches, solicitations or advertising by or on behalf of Seller or such Subsidiary (including through search firms) that are not specifically directed towards any such Person described in the first sentence of this clause (c).

(d) During the period commencing on the Closing Date and ending 24 months after the Closing Date, Buyer will not, and will cause its Subsidiaries not to, directly or indirectly, solicit to hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) (i) any employee of Seller or its Subsidiaries (other than any Business Employee) who has a title of Vice President or above or (ii) any other employee of Seller or its Subsidiaries who is engaged in whole or in part in providing services to Buyer pursuant to the TSA. This restriction shall not apply to Persons who have been terminated by Seller or its Subsidiaries at least six months prior to commencement of employment discussions between Buyer or its Subsidiaries or its or their representatives and such Person and nothing in this clause (d) shall restrict Buyer or its Subsidiaries from engaging in general or public searches, solicitations or advertising by or on behalf of Buyer or such Subsidiary (including through search firms) that is not specifically directed towards any such Person described in the first sentence of this clause (d).

(e) Each Party acknowledges and agrees that the covenants and agreements set forth in this Section 6.10 were a material inducement to the other Party to enter into this Agreement and to perform its obligations hereunder. Seller hereby acknowledges that the restrictive covenants set forth in Section 6.10(a) are reasonable in terms of duration, scope and area restrictions and are limited to the scope that is necessary to protect the goodwill of the Business and to prevent the impairment of the value of the substantial investment therein being made by Buyer hereunder. The Parties agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.10 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. It is agreed that any breach or threatened breach of the restrictive covenants set forth in this Section 6.10 would cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy to the non-breaching Party.

(f) Subject in all cases to applicable Law, Buyer and Seller expressly acknowledge and agree that in the event of any violation of the provisions of this Section 6.10 by Buyer, Seller or their respective Affiliates or Representatives, the restrictions contained in this Section 6.10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the restriction period shall be tolled during any period of such violation.

Section 6.11 Further Assurances; Post-Closing Payments.

(a) General Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will reasonably cooperate with each other and use its reasonable best efforts, prior to, at and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the Purchase Transactions and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 7 and including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents; provided that all such actions are in accordance with applicable Law. Notwithstanding the foregoing, from time to time, whether at or after the Closing but subject to Section 2.5, Seller and its Subsidiaries (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions, at Seller’s sole expense and subject to Section 2.5(b), (i) as Buyer may reasonably require to more effectively Transfer to Buyer or any Other Buyer any of the Purchased Assets so as to consummate and implement the transactions contemplated by this Agreement and the other Transaction Documents or (ii) as Seller may reasonably determine would be required to deliver to Buyer such other assets owned by Seller in order to make the representation and warranty set forth in Section 4.15(b) true and correct in all respects (it being understood that any asset delivered pursuant to this Section 6.11(a)(ii) shall be deemed to constitute a Purchased Asset for all purposes hereunder), and without in any way limiting the foregoing, Buyer and Seller will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions as Seller or its Subsidiaries or Buyer or its Subsidiaries may reasonably require to more effectively (A) Transfer to Buyer or the applicable Other Buyer any of the Purchased Assets and (B) have Buyer or the applicable Other Buyer assume the Assumed Liabilities, in each case, at Seller’s sole expense. The obligations of each Party under this Section 6.11(a) shall expire 12 months after the Closing Date.

(b) Payments. In the event that, on or after the Closing, either Party or their respective Subsidiaries receives payments or funds or, in the case of Seller, retains Purchased Assets, or in the case of Buyer, receives Excluded Assets, or such Party discovers funds or, in the case of Seller, Purchased Assets or in the case of Buyer, Excluded Assets, due or belonging to the other Party pursuant to the terms hereof or any of the Transaction Documents, then the Party receiving or discovering such payments or funds, or, in the case of Seller, Purchased Assets, or in the case of Buyer, Excluded Assets, shall promptly forward or Transfer or cause to be promptly forwarded or Transferred such payments or funds or, in the case of Seller, Purchased Assets, or in the case of Buyer, Excluded Assets, to the proper party (with appropriate endorsements, as applicable), for no additional consideration, and will account to such other Party for all such receipts. The Parties acknowledge and agree that, except as otherwise provided in this Agreement, there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents. Following the Closing, if Buyer or its Affiliates receives any mail or packages addressed to Seller or its Subsidiaries and delivered to Buyer not relating to the Business, the Purchased Assets or the Assumed Liabilities, Buyer shall promptly deliver (or cause to be delivered) such mail or packages to Seller. Following the Closing, if Seller or its Subsidiaries receives any mail or packages delivered to Seller relating to the Business, the Purchased Assets or the Assumed Liabilities, Seller shall promptly deliver (or cause to be delivered) such mail or packages to Buyer.

Section 6.12 Privileges. The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to either Party with respect to the Business and the other businesses of Seller (collectively, “Privileges”), shall be governed by the provisions of this Section 6.12. With respect to matters relating to Seller’s businesses, the Excluded Assets or the Excluded Liabilities, in each case regardless of whether such matters also relate to the Business, the Purchased Assets or the Assumed Liabilities, and with respect to all business records, documents, communications or other information (collectively, “Information”) of Seller or any Affiliate prepared in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Buyer and its Affiliates shall take no action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. With respect to matters relating to Buyer’s businesses (not including the Business, the Purchased Assets or the Assumed Liabilities prior to Closing) and with respect to all Information of Buyer or any Affiliate prepared in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, Buyer shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Seller and its Affiliates. Seller and its Affiliates shall take no action without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business, the Purchased Assets and the Assumed Liabilities (but not including the Excluded Assets, Excluded Liabilities, Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or any other potential transaction relating to the Business or related sale process, or matters that relate to the businesses of Seller (other than the Business)). However, Buyer may not assert any such Privileges of Seller or its Affiliates related to pre-Closing advice or communications relating to the Business against Seller and its Affiliates; provided that, if the waiver (or failure to assert such Privilege) would reasonably be expected to result in such Privilege being waived in connection with any claim by a third party in connection with the Purchased Assets or the Assumed Liabilities, Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to enter into such reasonable arrangements designed to ensure that such Privilege is not otherwise waived with respect to such third party, including customary joint defense agreements or similar arrangements. Seller and its Subsidiaries shall take no action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 6.12 shall apply to all Information as to which Seller or its Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby or by the other Transaction Documents (the “Privileged Information”). Upon receipt by Seller or its Subsidiaries, or Buyer and its Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or its Subsidiaries or Buyer or its Affiliates, as the case may be, obtains knowledge that any current or former employee of Seller or its Affiliates or Buyer or its Affiliates, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall, to the extent permitted by applicable Law, promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.12 or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s and Buyer’s agreement to permit the other to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 6.12 and Section 6.3, to maintain the confidentiality of information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to Business Records and other information being granted pursuant to Section 6.3, Section 6.4, Section 6.6, Section 6.9 and Section 9.3, and the disclosure to Buyer and Seller of Privileged Information relating to the Business or the other businesses of Seller pursuant to this Agreement in connection with the transactions contemplated hereby or any other Transaction Document shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.12 or otherwise.

Section 6.13 Use of Seller Names and Marks.

(a) For purposes of this Agreement, “Seller Names and Marks” means all Trademarks owned or controlled by Seller and its Affiliates that are used in the Business as of the Agreement Date but that are not included in the Transferred Intellectual Property Rights, including “Twilio” the names and marks identified in Schedule 6.13(a) of the Seller Disclosure Letter, and any Trademark derived from, confusingly similar to or including any of the foregoing. Subject to the terms and conditions of this Section 6.13, Seller, on behalf of itself and its Affiliates as necessary, grants to Buyer a limited, non-transferable, non-exclusive, royalty-free license to use the Seller Names and Marks in a similar manner as used by the Business in the 12 months prior to the Closing and for the durations specified in this Section 6.13 (the “Wind-down License”). Except as expressly provided in this Section 6.13, Seller reserves for itself and its Affiliates all rights in the Seller Names and Marks, and no other rights therein are granted to Buyer or any of its Affiliates, whether by implication, estoppel or otherwise. All use of the Seller Names and Marks by Buyer shall inure to the benefit of Seller and its Affiliates.

(b) As soon as practicable following the Closing Date, and in any event within 12 months following the Closing Date, except as set forth in the IPMA, Buyer will remove all of the Seller Names and Marks from any internet or other electronic communications vehicles, including internet domain names and from the content of any internet websites owned or operated by Buyer or its Affiliates, and remove all links to any internet domains of Seller or any of its Affiliates from any of the foregoing.

(c) In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within 12 months after the Closing Date, except as set forth in the IPMA, Buyer will, and will cause its Affiliates to, remove or irreversibly cover or obliterate all of the Seller Names and Marks from, or destroy, any product literature, marketing materials and similar materials in its possession or control bearing any of the Seller Names and Marks.

(d) For all other uses of the Seller Names and Marks not specifically identified in Section 6.13(b) and Section 6.13(c) (including on any products, tangible assets, signage, business cards and stationery), for up to 12 months after the Closing Date, in each applicable jurisdiction, Buyer may continue to use the Seller Names and Marks on the same materials and in substantially the same manner as used in the Business during the twelve-month period preceding the Closing Date.

(e) Notwithstanding the foregoing, except as set forth in the IPMA, Buyer will adhere to Seller’s branding, trademarks and name usage as outlined in Seller’s brand and trademark guidelines, available at https://www.twilio.com/legal/trademark. Buyer acknowledges and agrees that any and all goodwill that are created by or that result from Buyer’s use of the Seller Names and Marks hereunder will inure solely to the benefit of Seller. Buyer will at no time contest or aid in contesting the validity or ownership of any Seller Names and Marks or take any action in derogation of Seller’s rights therein, including, without limitation, applying to register any trademark, service mark, trade name, domain name, or other designation that is confusingly similar to any of the Seller Names and Marks. Without limiting the foregoing, all products sold using any Seller Name and Mark will be of a quality, consistent in nature and quality with such products as sold by Seller and its Affiliates in the twelve (12)-month period preceding the Closing Date.

(f) The license granted under this Section 6.13 may be terminated by written notice if Buyer or any of its Affiliates is in material breach of any provision hereof that remains uncured for more than 30 days after written notice thereof from Seller. Upon termination of the license granted hereunder for any reason, Buyer will not use, and will cause all of its Affiliates to not use, any of the Seller Names and Marks.

(g) Notwithstanding anything to the contrary in this Section 6.13, Buyer and the Other Buyers and any Subsidiaries thereof may at all times after the Closing use the Seller Names and Marks to the extent permitted as fair use or otherwise under applicable Law, including uses that would not cause confusion as to the origin or sponsorship of a good or service.

Section 6.14 Existing Intercompany Agreements and Arrangements.

(a) Except as set forth in Section 6.14(b), Buyer acknowledges and agrees that all Intercompany Agreements, and all rights and obligations of the Business under such Intercompany Agreements will be terminated at or prior to the Closing. No such terminated Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time. Buyer and its Affiliates shall have no Liability or obligation in respect of such Intercompany Agreement, whether arising prior to, on or after the Closing Date.

(b) The provisions of Section 6.14(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) this Agreement, the other Transaction Documents and each other agreement, arrangement, commitment or understanding expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued after the Effective Time (including Signing Date Agreements to be effective upon the Closing); and

(ii) the Shared Contracts and the arrangements for Subcontracted Work, which are addressed in Section 2.5.

Section 6.15 Cooperation in Litigation. Without limiting the obligations of the Parties under Article 9, from and after the Closing, the Parties shall reasonably cooperate with each other in the investigation, prosecution or defense of any Proceedings (other than Proceedings with respect to Taxes) prior to or after the Closing arising from or related to the conduct of the Business the ownership, operation or use of the Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities and, in each case, involving one or more third parties. Such cooperation shall include using reasonable best efforts in (a) providing, and causing their respective Affiliates or Subsidiaries, as applicable, to provide, documentary or other evidence, (b) implementing, and causing their respective Affiliates to implement, record retention, litigation holds or other documentary or evidence policies or (c) making, and causing their respective Affiliates to make, available directors, officers and employees to give depositions or testimony, all as reasonably requested by the requesting Party from time to time. Except as otherwise provided in Article 9, the Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party (or Affiliate thereof, as the case may be) providing such cooperation and by its officers, directors, employees and agents, but not including reimbursing such Party (or Affiliate thereof, as the case may be) or its officers, directors, employees and agents for their time spent in such cooperation.

Section 6.16 Exclusivity. During the Pre-Closing Period, Seller will not, nor will it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly: (a) solicit or knowingly encourage, facilitate or induce the making, submission or announcement of, or take any other action designed or reasonably likely to facilitate, any inquiry, expression of interest, proposal or offer concerning the sale or other conveyance of any portion of the Business, as an alternative to the transactions contemplated by this Agreement (an “Acquisition Proposal”) from any Person other than Buyer or its Affiliates or Representatives, (b) deliver or make available to any Person any nonpublic information with respect to the Business or afford access to the properties, books, records or representatives of the Business to any Person (other than Buyer or its Affiliates or Representatives, or as required by applicable Law) or (c) negotiate, or accept any proposals, offers or inquiries from, or enter into any Contract with, any Person relating to or in connection with any Acquisition Proposal. Notwithstanding anything to the contrary herein, in no event shall any transaction or proposal with respect to an acquisition of control of Seller (whether by way of merger, purchase of capital stock, purchase of assets, joint venture, license, lease or otherwise) constitute an Acquisition Proposal (so long as the terms of this Agreement and all other Agreements contemplated hereby are assumed by such acquiror in all respects). In the event that Seller or any of its Affiliates or Representatives receives an unsolicited Acquisition Proposal from any Person after the Agreement Date and prior to the Closing Date, Seller will provide Buyer with notice of such event and a summary of the key economic terms of such Acquisition Proposal. In furtherance of the foregoing, (i) immediately following the execution of this Agreement, the Seller shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any and all negotiations or discussions with, or data room access provided to, any third party that is not Buyer or its Affiliates or Representatives regarding any proposal concerning any Acquisition Proposal, and (ii) promptly after the execution of this Agreement (and in any event within 10 Business Days), Seller shall request that each Person that received confidential information (other than Buyer and its Affiliates and its Representatives) in connection with any such Acquisition Proposal return or destroy such information in accordance with the confidentiality agreement entered into by such Person with the Seller, its Affiliates or their respective Representatives.

Section 6.17 Form S-3.

(a) Buyer will (x) file a registration statement on Form S-3 (the “S-3 Registration Statement”) with effectiveness as of, or as promptly as practicable after, and in any event within five Business Days of, the Closing, which S-3 Registration Statement will register the resale of the Buyer Shares issued to Seller (the “S-3 Registration”) and (y) take all other actions as necessary to cause such Buyer Shares to be approved for listing on the New York Stock Exchange (the “NYSE”) prior to or as of the Closing Date and to effectuate the listing of such Buyer Shares pursuant to the NYSE rules. Notwithstanding the foregoing, the Buyer’s obligations to file the S-3 Registration Statement are contingent upon Seller furnishing in writing to the Buyer such information customary of a selling shareholder in similar situations regarding Seller, the Buyer Shares and the intended method of disposition of such Buyer Shares, which shall be limited to non-underwritten public offerings (other than a block trade, which for the avoidance of doubt, shall be a permissible method of distribution), as shall be reasonably requested by the Buyer to effect the registration of the Buyer Shares. Buyer will provide Seller with a reasonable opportunity to review and comment on the S-3 Registration Statement and will consider such comments in good faith. Buyer agrees to use its reasonable best efforts to continuously maintain the effectiveness of such registration statement until the earlier of (i) the Buyer Shares comprising the Equity Consideration are sold in their entirety and (ii) such time as the Buyer Shares can be sold in their entirety under Rule 144 of the Securities Act without volume or manner-of-sale restrictions. All of the expenses incurred in connection with any registration of Buyer Shares pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Buyer’s outside counsel and independent accountants of Buyer shall be paid and borne by Buyer. Buyer shall not be responsible for any selling expenses of Seller (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of Seller in connection with the S-3 Registration Statement.

(b) The Buyer may suspend, for a reasonable period of time (but not in excess of 60-days) the use of a prospectus that is part of the S-3 Registration Statement (and therefore suspend sales off of the S-3 Registration Statement) by providing written notice to Seller if the following conditions are met: (A) the Buyer determines that the offer or sale of Buyer Shares would reasonably be expected to have a material adverse effect on any proposal or plan by the Buyer or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Buyer and (B) upon advice of counsel, the sale of Buyer Shares pursuant to the S-3 Registration Statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law, and either (x) the Buyer has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Buyer or the Buyer’s ability to consummate such transaction, or (z) such transaction renders the Buyer unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the S-3 Registration Statement (or such filings) to promptly amend or supplement the registration statement on a post effective basis, as applicable. Seller agrees to treat as confidential the receipt of any notice hereunder and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Buyer until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by Seller in breach of the terms of this Agreement). Buyer agrees that it will terminate any such suspension with respect to the S-3 Registration Statement, and reinstate the effectiveness of the S-3 Registration Statement, as promptly as reasonably practicable. Buyer may not suspend the effectiveness of the S-3 Registration Statement pursuant to this Section 6.17(b) more than once in any 12-month period.

(c) Buyer shall indemnify and hold harmless Seller (along with (1) each Person, if any, who “controls” (within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and (2) the directors and officers of Seller) (each, an “S-3 Indemnified Person”) with Buyer Shares included in the S-3 Registration Statement against any Losses to which such S-3 Indemnified Person may become subject by reason of (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the S-3 Registration Statement or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by Buyer (or any of its Representatives or Affiliates) of the Securities Act or any state securities Law applicable to the Buyer in connection with the S-3 Registration Statement or the offer or sale of Buyer Shares thereunder, in each case, solely to the extent such Losses directly arise out of or result from any claim or cause of action made against such S-3 Indemnified Person by an unaffiliated third party who purchased such Buyer Shares from Seller; provided that Buyer shall not liable for any such Losses to the extent such Losses arise out of or are based upon information furnished to Buyer by or on behalf of Seller expressly for use in the S-3 Registration Statement.

(d) Notwithstanding anything herein to the contrary, if for any reason Buyer ceases to be eligible to file or use an S-3 Registration Statement (or any successor form thereto), upon the written request of Seller, Buyer shall use its reasonable best efforts to file, as promptly as possible, a registration statement on Form S-1 (or any successor form) (the “S-1 Registration Statement”) under the Securities Act covering the Buyer Shares issued to Seller and use best efforts to cause the S-1 Registration Statement to be declared effective pursuant to the Securities Act as soon as practicable after filing thereof and file and cause to become effective such amendments thereto as are necessary in order to keep the S-1 Registration Statement continuously available until the earlier of (i) the Buyer Shares comprising the Equity Consideration are sold in their entirety or and (ii) until such time as the Buyer Shares can be sold in their entirety under Rule 144 of the Securities Act without volume or manner-of-sale restrictions. Seller must specify the amount and intended manner of disposition of such Buyer Shares for inclusion in the S-1 Registration Statement. When Buyer regains the ability to file an S-3 Registration Statement covering the Buyer Shares it shall as promptly as practicably do so in accordance with Section 6.17(a).

Section 6.18 Release. Effective as of the Closing Date, Seller hereby, on behalf of itself and its Affiliates, successors and assigns, and all Persons who at any time prior to the Closing Date were shareholders, directors, officers, agents or employees of Seller or any of its Affiliates (in each case, in their respective capacities as such) (the “Seller Releasors”), unequivocally, unconditionally and irrevocably release and discharge Buyer, Buyer’s Affiliates and Subsidiaries and each of their respective shareholders, directors, officers, agents or employees (the “Releasees”) from any and all actions, causes of action, choses in action, cases, claims, suits, debts, damages, judgments and liabilities, of any nature whatsoever, in Law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Releasee or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, Seller Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Releasees, arising out of or relating to any acts, omissions, claims, transactions or occurrences (collectively, “Claims”) up to the Closing that arise from the ownership, management, operation or conduct of the Business (the “Seller Released Claims”), which Seller Released Claims shall exclude, in any respect, any Claims arising from rights of any Seller Releasor under this Agreement or any other Transaction Document to which a Seller Releasor is a party. Notwithstanding anything contained in this Agreement to the contrary, this Section 6.18 shall survive the consummation of the transactions contemplated hereby indefinitely and shall be binding, jointly and severally, on all successors and assigns of Seller and its Affiliates, and shall be enforceable by the Releasees and their successors, heirs and representatives. In the event that Seller or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Seller, shall succeed to the obligations set forth in this Section 6.18.

Section 6.19 Transfer Restrictions.

(a) During the First Lock-Up Period, Seller agrees not to Sell any Buyer Shares received by Seller as Equity Consideration or interests therein. During the Second Lock-Up Period, Seller agrees not to Sell more than 50% of the Buyer Shares received by Seller as Equity Consideration or interests therein; provided that Seller may contribute, Sell or otherwise Transfer the Buyer Shares to its Subsidiaries if the recipients thereof agree to be bound by the obligations of Seller set forth herein with respect to such Buyer Shares. Any Sale, Transfer or attempted Sale or Transfer in violation of this Section 6.19 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

(b) At the Effective Time, Buyer may make a notation on its records or give instructions to any transfer agents or registrars for the Buyer Shares in order to implement the restrictions on Sale and Transfer set forth in this Agreement; provided that Buyer shall promptly remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions on Sale or Transfer upon the expiration of the First Lock-Up Period as to 50% of the Buyer Shares received by Seller as Equity Consideration or Second Lock-Up Period as to the balance of all Buyer Shares received by Seller as Equity Consideration.

Section 6.20 Continued Existence. Following the Closing, in the event that either Party or any of its respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of such Party shall expressly assume and be bound by the obligations set forth in this Agreement.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by the Party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:

(a) No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date which has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal.

(b) Regulatory Authorizations. The consents of the Governmental Authorities listed in Schedule 7.1(b) of the Seller Disclosure Letter shall have been obtained or the respective waiting periods thereunder shall have expired or been terminated.

Section 7.2 Conditions Precedent to Obligation of Seller and the Other Sellers. The obligation of Seller and the Other Sellers to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement (other than the Fundamental Representations of Buyer) shall have been and be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Buyer Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Buyer Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) that would not have, individually or in the aggregate, a Buyer Material Adverse Effect. The Fundamental Representations of Buyer shall have been and be true and correct in all material respects as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Covenants of Buyer. Buyer shall have complied in all material respects with all covenants and agreements contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing.

(c) Buyer Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Buyer Material Adverse Effect.

(d) Closing Certificate. Seller shall have received a certificate dated as of the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

Section 7.3 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations of Seller) shall have been and be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date or, in the case of representations and warranties made in clause (iii)(B) of the first sentence of Section 4.4(b) or Section 4.21, in which case only as of the Agreement Date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) that would not have, individually or in the aggregate, a Material Adverse Effect. The Fundamental Representations of Seller (other than Section 4.15 (Sufficiency of Assets)) shall have been and be true and correct in all respects (other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The representation and warranty contained in Section 4.15 (Sufficiency of Assets) shall have been and be true and correct in all material respects as of the Agreement Date and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein).

(b) Covenants of Seller. Seller shall have complied in all material respects with all covenants contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing.

(c) Business Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect.

(d) Closing Certificate. Buyer shall have received a certificate dated as of the Closing Date and signed on behalf of Seller by an authorized officer of Seller certifying that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied.

ARTICLE 8

CLOSING

Section 8.1 Closing Date. Unless this Agreement shall have been terminated pursuant to Article 10 hereof, the closing of the Purchase Transactions and the other transactions hereunder (the “Closing”) shall take place electronically on the third Business Day following the day on which each of the conditions set forth in Article 7 hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other times and places as the Parties may mutually agree in writing; provided, that in no event shall the Closing take place prior to May 26, 2023 without the prior written consent of Buyer; provided, further, that if such Business Day of the proposed Closing Date is not the first Business Day of a calendar month, then either Seller or Buyer may elect (in its sole discretion) that the Closing be delayed until the first Business day of the next calendar month, subject to the continued satisfaction or waiver of the conditions set forth in Article 7 (such date of the Closing being herein referred to as the “Closing Date”); provided, further, that (i) the Closing may only be delayed once pursuant to the immediately preceding proviso and (ii) the Closing may not delayed pursuant to the immediately preceding proviso if such delay would cause the Closing to occur after the Outside Date. The effective time of the Closing for Tax, operational and all other matters shall be deemed to be 12:01 a.m. (local time in each jurisdiction in which the Business is conducted) on the Closing Date (the “Effective Time”).

Section 8.2 Buyer Obligations. At the Closing, (a) Buyer shall issue the Equity Consideration to Seller as provided in Section 3.2, (b) Buyer shall deliver the officer’s certificate contemplated by Section 7.2(d) and (c) Buyer shall, or shall cause such of its Other Buyers to, duly execute and deliver to Seller the Transaction Documents (other than this Agreement) to the extent a party thereto, and each such Transaction Document shall be in full force and effect (assuming due execution and delivery by the other parties thereto).

Section 8.3 Seller Obligations. At the Closing, (a) Seller shall deliver the officer’s certificate contemplated by Section 7.3(d), (b) Seller shall duly execute and deliver to Buyer, and Seller shall cause such of its Other Seller to duly execute and deliver to Buyer, the Transaction Documents (other than this Agreement) to the extent a party thereto, and each Transaction Document shall be in full force and effect (assuming due execution and delivery by the other parties thereto) and (c) Seller shall deliver a properly signed affidavit pursuant to Section 897 of the Code certifying either that Seller and each Other Seller is not a foreign person, as defined in Section 1445(f)(3) of the Code, or that none of the Purchased Assets sold by an Other Seller is a U.S. real property interest, as defined in Section 897(c) of the Code.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification.

(a) Subject to Section 6.9 relating to Taxes, following the Closing and subject to the terms and conditions of this Article 9, Seller shall for itself (where it is acting as Seller) and otherwise as agent for the Other Sellers indemnify and hold harmless Buyer, its Subsidiaries and their respective officers, directors, employees, stockholders, successors and assigns (each, a “Buyer Indemnified Party” or collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each Buyer Indemnified Party for, all Losses actually incurred, sustained, suffered or paid by such Buyer Indemnified Party arising out of, in connection with or as a result of (i) any breach by Seller or any of its Affiliates of its covenants hereunder or in any other Transaction Document, and (ii) any Excluded Liabilities or Excluded Assets (other than Excluded Tax Liabilities); provided that, in each case, that such Losses shall exclude special, indirect, incidental, exemplary, or consequential damages unless and to the extent awarded to a third party by a Governmental Authority or arbitrator in connection with a Third-Party Claim (such Losses, individually and collectively, the “Buyer Losses”). A Buyer Indemnified Party shall not be entitled to recover more than once for the same Buyer Loss.

(b) Subject to Section 6.9 relating to Taxes, following the Closing and subject to the terms and conditions provided in this Article 9, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, stockholders, successors and assigns (each, a “Seller Indemnified Party” or collectively, the “Seller Indemnified Parties”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, all Losses actually incurred, sustained, suffered or paid by such Seller Indemnified Party arising out, in connection with of or as a result of (i) any breach or inaccuracy of any representation or warranty made by Buyer in Article 5 of this Agreement or in any other Transaction Document, (ii) any breach by Buyer of its covenants hereunder or in any other Transaction Document or (iii) any Assumed Liabilities; provided that, in the case of clauses (ii) and (iii), that such Losses shall exclude special, indirect, incidental, exemplary, or consequential damages unless and to the extent awarded to a third party by a Governmental Authority or arbitrator in connection with a Third-Party Claim (such Losses, individually and collectively, the “Seller Losses”). A Seller Indemnified Party shall not be entitled to recover more than once for the same Seller Loss.

Section 9.2 Certain Limitations.

(a) The representations and warranties of Buyer contained in this Agreement shall survive the Closing and terminate at 11:59 p.m. PT on the date that is 12 months after the Closing Date. The covenants and agreements of the Parties contained in this Agreement that by their terms require performance following the Closing shall survive the Closing until the date or dates explicitly specified therein or, if not so specified, until the expiration of the applicable statute of limitations with respect to the matters contained therein; provided that notwithstanding anything herein to the contrary, the obligations of Buyer and Affiliates with respect to Assumed Liabilities, and the obligations of Seller and its Subsidiaries with respect to Excluded Liabilities (other than the indemnification obligations with respect to Excluded Tax Liabilities pursuant to Section 6.9(a)(i)), shall survive the Closing for an indefinite period; provided, further, that the indemnification obligations with respect to Excluded Tax Liabilities pursuant to Section 6.9(a)(i) and Liabilities pursuant to Section 6.9(a)(ii) shall survive the Closing Date until 60 days following the expiration of the applicable statutory period of limitations. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.2(a) shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. Notwithstanding anything to the contrary herein, any matter as to which a Notifying Party has asserted a claim for indemnity in compliance with this Article 9 during the applicable survival period which is pending or unresolved at the end of such survival period shall continue to survive until the final, non-appealable and definitive resolution thereof.

(b) The maximum Liability of the applicable Indemnifying Party for all Losses pursuant to Section 9.1 shall not exceed an amount equal to the product of (A) the Buyer Stock Price multiplied by (B) the number of Buyer Shares issued as Equity Consideration (such product, in dollars, the “Cap”); provided, that the maximum Liability of the applicable Indemnifying Party for all Losses pursuant to Section 9.1(b)(i) (other than with respect to Fundamental Representations) shall not exceed a dollar amount equal to ten percent (10%) of the Cap; provided, further, that, no Indemnifying Party shall have any liability with respect to any claim or aggregated claims arising out of the same or similar facts, events or circumstances for indemnification under Section 9.1(b)(i) until such Indemnified Party suffers losses in excess of $25,000, and then only to the extent of such excess; provided, further, that the Cap shall not apply to any claim for indemnification under Section 9.1(a)(ii) or Section 9.1(b)(iii).

(c) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.1(a) or Section 9.1(b), as the case may be, and the Indemnified Party would have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law and any pertinent Contract, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its business, reputation or future business prospects.

(d) All Losses shall be calculated net of the amount of any recoveries actually received by an Indemnified Party under any insurance policies or contractual indemnification or contribution provisions with third parties (calculated net of any actual collection costs, reasonable expenses, premium adjustments or retrospectively rated premiums incurred or paid to procure such recoveries) with respect to such Losses. The Indemnified Parties shall use all commercially reasonable efforts to first obtain recovery of any Losses under any available insurance policies that may extend to such Losses or pursuant to a claim against any third party for indemnification or contribution under any applicable Contract.

Section 9.3 Indemnification Procedures, Third-Party Claims.

(a) General Claim Procedure. Except with respect to Tax Claims which are addressed in Section 6.9(a), in respect of any claim regarding indemnification for any Loss or Liability under Section 9.1, the Party making such claim shall have the burden of proof that such Party is entitled to such indemnification. In the event any Indemnified Party should have a claim against any Indemnifying Party for indemnification of Losses hereunder, the Notifying Party shall deliver a notice of such claim to the Indemnifying Party within 20 Business Days of becoming aware of the facts underlying such claim, stating in reasonable detail the nature and basis of such claim (including, to the extent such claim relates to a Third-Party Claim, reasonable details of each claim made by the relevant third party in connection with such Third-Party Claim and the provision of copies of the relevant material documents received by the Indemnified Party evidencing such Third-Party Claim), the amount of the claim (to the extent known or reasonably estimable), the basis for the indemnification sought and all material documents reflecting or evidencing the basis for such claim; provided that the failure to provide any such notice, information or documents will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually and materially prejudiced thereby.

(b) If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice, or fails to notify the Notifying Party within 30 Business Days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and, subject to the limitations set forth in this Article 9, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Notifying Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation subject to Section 11.10. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall pay the amount of any such Loss no later than 10 Business Days following the final determination of the Indemnifying Party’s Liability (whether such determination is made pursuant to the procedures set forth in this Section 9.3, by written agreement between the Indemnifying Party and the Notifying Party or by final adjudication subject to Section 11.10).

(c) Third-Party Claims.

(i) Within 10 Business Days after the receipt by any Indemnified Party of a notice of any claim by any third party, or any Proceeding by any third party, that may be subject to indemnification under this Article 9 (a “Third-Party Claim”), including any claim or Proceeding relating to any Excluded Liability, any Excluded Asset, or any Assumed Liability, the Notifying Party shall give written notice of such Third-Party Claim to the Indemnifying Party in accordance with Section 9.3(a) above (the “Third-Party Claim Notice”). Thereafter, the Notifying Party shall deliver to the Indemnifying Party, promptly after any Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Party, or filed or published, relating to the Third-Party Claim. Notwithstanding anything to the contrary herein, the failure to provide any Third-Party Claim Notice or such other notices or documents described herein will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually prejudiced thereby.

(ii) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof. In addition, the Indemnifying Party may elect (by written notice to the Indemnified Party within 45 Business Days after the Indemnifying Party receives notice of such claim, or at any time thereafter if a diligent and good faith defense of such claim is not being, or ceases to be, conducted by the Indemnified Party and such conduct is not remedied within 10 Business Days after notice in writing to the Indemnified Party by the Indemnifying Party) to assume and control the defense thereof with counsel selected by the Indemnifying Party reasonably acceptable to the Indemnified Party so long as the Indemnifying Party expressly agrees in writing to indemnify the Indemnified Party for any Losses resulting from such Third-Party Claim (subject to the limitations set forth in Section 9.2); provided that the Indemnifying Party shall not be entitled to direct such defense if (A) the Indemnifying Party fails to conduct such defense in an active and diligence manner, (B) the Third-Party Claim is in respect of any matter involving potential criminal liability or seeks as a remedy the imposition of an equitable remedy that, if granted, would be binding upon the Indemnified Party or any of its Affiliates, (C) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be materially detrimental or adverse to the Indemnified Party’s reputation or future business prospects, (D) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (E) the Indemnified Party has determined in good faith that the amount of potential Losses arising therefrom exceeds the Indemnifying Party’s remaining indemnification obligations in respect thereof, or (F) such Third-Party Claim involves and Top Customer or Top Supplier. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof for so long as it continues to direct such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ, at its own expense, counsel separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and shall be empowered to make any settlement with respect to such Third-Party Claim, subject to the terms of this Section 9.3(c). If and solely to the extent that the underlying Third-Party Claim is determined to be indemnifiable hereunder, the Indemnifying Party shall be liable to indemnify the Indemnified Party for any reasonable fees and expenses of counsel employed by the Indemnified Party in defense of such Third-Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof.

(iii) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if the Indemnified Party is the only Person with actual or potential liability with respect to the Third-Party Claim and the Indemnified Party irrevocably waives any rights it may have to indemnification under this Article 9 with respect to such Third-Party Claim.

(iv) Each of the Parties shall cooperate reasonably, and shall cause their Affiliates to cooperate reasonably, in the defense or prosecution (or settlement) of any Third-Party Claim against any of them. Such cooperation shall include using commercially reasonable efforts in (A) the retention and (upon the reasonable request of an Indemnifying Party or other Party involved in such claim) the provision of documents, records and information that are reasonably relevant to such Third-Party Claim upon reasonable request therefor (subject to the receiving Party’s agreement to appropriate provisions for maintaining confidentiality and privilege in a manner consistent with Section 6.3 and Section 6.12) and (B) making employees available during regular business hours and on reasonable advance notice to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third-Party Claim.

(v) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) unless the Indemnified Party irrevocably waives its right to indemnification under this Article 9 with respect to such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may compromise or settle the same; provided that the Indemnifying Party shall give the Indemnified Party notice reasonably in advance of any proposed compromise or settlement and in no event shall the Indemnifying Party compromise or settle any Third-Party Claim without the prior written consent of the Indemnified Party, unless such compromise or settlement (i) provides for no relief other than the payment of monetary damages borne solely by the Indemnifying Party, (ii) does not include any admission of wrongdoing or violation of Law on the part of the Indemnified Party or its Subsidiaries, (iii) poses no reasonable danger of establishing a precedent that will be materially adverse to the Indemnified Party’s interest (including by materially adversely effecting any other existing Third-Party Claim) and (iv) includes a customary release from Liability of the Indemnified Party, its Subsidiaries, Affiliate and their respective representatives in respect thereof given by the third party who brought such Third-Party Claim. For the avoidance of doubt, the Indemnifying Party shall have no obligation or right to obtain any settlement, compromise, discharge or release with respect to any portion of a Third-Party Claim that is not indemnifiable by the Indemnifying Party hereunder.

(vi) In the case of any Third-Party Claims where the Indemnifying Party reasonably believes that it would be appropriate to settle such claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Business), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a mutually acceptable settlement; provided that no Party shall be under any obligation to agree to any such settlement.

(vii) Notwithstanding anything to the contrary herein, the provisions of this Section 9.3 shall not apply to any claim with respect to Taxes, which shall be governed solely by Section 6.9(a).

Section 9.4 Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Total Consideration.

Section 9.5 Remedies Exclusive. Following the Closing, with the exception of (a) the matters covered by Section 6.7, Section 6.9, Section 6.13 and Section 11.8 and (b) remedies awarded by a court of competent jurisdiction based on a judgment that Seller or Buyer committed actual fraud with scienter, the indemnification rights and associated time limits set forth in this Article 9 shall constitute the sole and exclusive remedy for money damages and shall be in lieu of any other remedies for money damages that may be available to the Indemnified Parties under any other agreement or pursuant to any statutory or common Law (including Environmental Law), whether in contract, tort, equity or otherwise, with respect to any Losses, Liabilities or Proceedings (including legal, expert and consultant fees and expenses) of any kind or nature incurred directly or indirectly resulting from or arising out of, under or with respect to any of this Agreement (including certificates delivered pursuant to Article 7) or the Closing Transfer Documents or the transactions contemplated hereby or thereby (it being understood that nothing in this Section 9.5 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance, injunctive relief or other similar non-monetary equitable remedies with respect to the covenants referred to in this Agreement to be performed before, at or after the Closing); for clarity, this Section 9.5 shall not limit the rights and remedies of the Parties under the Transaction Documents (other than this Agreement and the Closing Transfer Documents); provided that Section 9.2(c)-(d) shall apply to any indemnification rights available under any of the other Transaction Documents, Section 6.7 and Section 6.9. Seller and Buyer each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.5. Seller and Buyer hereby irrevocably waive any right of rescission with respect to the transactions contemplated hereby.

Section 9.6 Exercise of Remedies by Persons Other than the Parties. No Buyer Indemnified Party (other than Buyer or any successor or assignee of Buyer) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer (or any successor or assignee of Buyer) consents to the assertion of the indemnification claim or the exercise of the other remedy. No Seller Indemnified Party (other than Seller or any successor or assignee of Seller) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Seller (or any successor or assignee of Seller) consents to the assertion of the indemnification claim or the exercise of the other remedy.

ARTICLE 10

TERMINATION

Section 10.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a) by mutual written consent of the Parties, if the board of directors (or a duly authorized committee thereof) of each Party so determines;

(b) after September 14, 2023 (the “Outside Date”) by any Party by notice to the other Party if the Closing shall not have been occurred on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that neither Party shall have any right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a Proceeding by the other Party for specific performance to consummate the transactions contemplated hereby (including to effect the Closing in accordance with Section 8.1) to the extent permitted pursuant to Section 11.8 hereof;

(c) by either Party by notice to the other Party, if (i) a Governmental Authority of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement to occur on the Closing Date; provided that neither Party shall have the right to terminate this Agreement pursuant to this Section 10.1(c)(i) if such Party’s failure to perform its obligations under this Agreement has been the principal cause of, or resulted in, such order, decree or ruling or other action or (ii) any U.S. federal or state Law has been enacted that would make the consummation of the transactions contemplated by this Agreement illegal;

(d) by Seller, if there has been a breach of any representation or warranty set forth in Article 5, or a breach of or failure to perform when due any covenant or agreement on the part of Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied if the date on which such breach or failure to perform was the Closing Date and (ii) if curable, shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Buyer of written notice of such breach from Seller; provided that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to Seller if Seller is then in breach of, or has failed to perform when due, any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.3(a) or Section 7.3(b) is then incapable of being satisfied; or

(e) by Buyer, if there has been a breach of any representation or warranty set forth in Article 4, or a breach of or failure to perform when due any covenant or agreement on the part of Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied if the date on which such breach or failure to perform was the Closing Date and (ii) if curable, shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Seller of written notice of such breach from Buyer; provided that the right to terminate this Agreement pursuant to this Section 10.1(e) will not be available to Buyer if Buyer is then in breach of, or has failed to perform when due, any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.2(a) or Section 7.2(b) is then incapable of being satisfied.

Section 10.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties shall terminate and there shall be no Liability on the part of any Party (or any stockholder, Affiliate, director, officer, employee, agent, consultant or Representative of such Party) to any other Party (or its stockholders, Affiliates, directors, officers, employees, agents, consultants or Representatives), except that the provisions of Section 6.3(b), this Section 10.2, Section 10.3 and Article 11 of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, but subject to Section 10.3, the provisions of this Section 10.2 shall not relieve either party of any Liability for any willful and intentional breach of this Agreement occurring prior to the termination of this Agreement or pursuant to the sections specified in this Section 10.2 to survive such termination.

Section 10.3 Expenses. Except as otherwise expressly provided herein or in any Transaction Document, including in (i) this Section 10.3 and (ii) the last sentence of Section 3.4(a), whether or not the Closing occurs, Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Notices. Except as otherwise expressly provided in this Agreement, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon delivery by e-mail transmission with receipt confirmed, or on the next Business Day when sent by overnight courier, and

If to Seller:	Twilio Inc. 101 Spear Street, Fifth Floor San Francisco, CA 94105 Attention: General Counsel Email: [***]

with copies to:	Fenwick & West LLP 902 Broadway New York, NY 10010 Attention: Ken S. Myers Bomi Lee Telephone: [***] Email: [***] [***]

If to Buyer:	KORE Group Holdings, Inc. 3 Ravinia DR, Suite 500 Atlanta GA 0346 Attention: Chief Legal Officer Telephone: [***] Email: [***]

with copies (which shall not constitute notice) to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Joshua Kogan, P.C.; Daniel Vaczy Telephone: [***] Email: [***]

or to such other address as any such Party shall designate by written notice to the other Party.

Section 11.2 Survival. Except as expressly set forth in the first sentence of Section 9.2(a), the representations and warranties of Seller and Buyer contained in Article 4 and Article 5, respectively, of this Agreement and in any other Closing Transfer Document shall expire at the Closing. None of the covenants in this Agreement to the extent required to be fully performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing. All other covenants which are to be performed at or after the Closing shall survive for the time periods specified therein and shall terminate once such covenants are fully performed. Nothing in this Section 11.2 shall limit a party’s right to bring a claim or Proceeding for fraud (and, if successful, recover damages).

Section 11.3 Bulk Transfers. Buyer waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the Transfer of the Purchased Assets; provided, however, that nothing in this Section 11.3 shall be interpreted or deemed to limit the scope of, or exclude any Liability from, Excluded Liabilities or otherwise reduce the obligations of the Seller under Section 6.9 in any manner.

Section 11.4 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, .pdf, facsimile or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.5. Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable Law.

Section 11.6 Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void. Notwithstanding the foregoing, (a) without the consent of Seller, Buyer may assign its rights or obligations hereunder to (i) any Other Buyer (including the right to purchase any of the Purchased Assets and the obligation to assume all or part of the Assumed Liabilities, as the case may be, in which event all references herein to Buyer will be deemed to refer to such Other Buyer, as appropriate), (ii) to any of its Affiliates and any Person that acquires substantially all of the assets or substantially all of the equity interests of Buyer or any Other Buyer following the Closing and (iii) for collateral security purposes to any lender providing financing to Buyer or its Affiliates at or following the Closing and (b) without the consent of Buyer, Seller may assign its rights and obligations hereunder to any Person that acquires substantially all of the assets or a majority of the equity interests of Seller following the Closing; provided that no such assignment shall limit or affect the obligations of Buyer or Seller, as applicable, hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.7 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.8 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached and that the Parties shall be entitled (without the requirement to post a bond or other security) to seek an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at Law or in equity. The Parties agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 11.9 Governing Law. This Agreement and all claims and Proceedings and causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction.

Section 11.10 Consent to Jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any appropriate state or Federal court of the United States of America located within the State of Delaware, solely with respect to any and all claims and Proceedings related to this Agreement and the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Article 9 hereof), and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 11.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 11.11 Entire Agreement. This Agreement and the other Transaction Documents, the Confidentiality Agreement, the Seller Disclosure Letter and the Exhibits and Schedules hereto set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, representations or warranties relating to such subject matter. In the event of any inconsistency between the provisions of this Agreement and any Closing Transfer Document, the provisions of this Agreement shall prevail.

Section 11.12 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal representative of, another Party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.12.

Section 11.13 LIMITATION ON LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY HERETO, OR ANY OF ITS AFFILIATES, BE LIABLE FOR ANY PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF ANY BREACH BY SUCH PARTY OF THIS AGREEMENT, OR ANY FAILURE OF SUCH PARTY TO PERFORM ITS OBLIGATIONS HEREUNDER, REGARDLESS OF WHETHER SUCH BREACHING OR NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT; PROVIDED THAT NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT A PERSON’S ABILITY TO RECOVER ANY LOSSES IN RESPECT OF PUNITIVE DAMAGES TO THE EXTENT AWARDED TO A THIRD PARTY BY A GOVERNMENTAL AUTHORITY OR ARBITRATOR IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 11.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15 Retention of Counsel. Buyer, for itself and its respective successors and assigns, irrevocably acknowledges and agrees that all communications between Seller and its Subsidiaries, on the one hand, and legal counsel, on the other hand, including Fenwick & West LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or action arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of Seller or any of its Subsidiaries and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications between Seller and such counsel, and neither Buyer nor any Person, acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer and not to Seller. Buyer agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from or as a result of counsel’s representation of Seller in connection with the negotiation, preparation, execution, delivery, structuring and consummation under, or any dispute or action, claim or Proceeding arising under or in connection with, this Agreement and which exists prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Seller and may be waived only by the Seller, and not by Buyer, and shall not pass to or be claimed or used by Buyer, except with respect to the assertion of such privilege or protection against a third party.

Section 11.16 Rules of Construction.

(a) The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents and, therefore, hereby waive, with respect to this Agreement, any other Transaction Document and each Exhibit, each Appendix and each Schedule attached hereto or thereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(b) When a reference is made in this Agreement to Sections, Exhibits, Appendices or Schedules, such reference shall be to a Section of, or an Exhibit or Appendix to this Agreement or Schedule of the Seller Disclosure Letter unless otherwise indicated. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits, appendices and schedules to this Agreement) and not to any particular provision of this Agreement. The words “include”, “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The phrase “true and correct” and phrases of similar import when used herein, unless the context requires otherwise, shall mean “true, correct and complete”. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been electronically provided to the Party to whom such information is to be provided, and in addition, in the case of “provided to,” “furnished to,” or “made available” to Buyer, material that has been posted in the “data room” established by or on behalf of Seller and hosted by Datasite under the name “Impala” only if so posted no later than one full Business Day prior to the Agreement Date and remains therein for viewing by Buyer and its Representatives through the Agreement Date. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) references to “day” or “days” are to calendar days, (iv) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (including e-mail communications) and (v) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively, and, when calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

(c) Any reference in this Agreement to wire transfers or other payments requires payment in Dollars unless otherwise expressly stated in that reference. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement shall be converted into Dollars at the applicable exchange rate published by the Wall Street Journal on the immediately preceding day.

Section 11.17 Non-Recourse. Other the claims for fraud, all claims, suits or Proceedings (whether at law or in equity, based upon contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the Persons that are expressly identified as the parties hereto or thereto in the preamble to and signature pages of this Agreement or the other Transaction Documents (as the case may be) and solely in their capacities as such. No Person who is not a party hereto or thereto, including any current, former or future Affiliate or Representative of any party hereto or thereto or any current, former, or future Affiliate or Representative of any of the foregoing (such Persons, collectively, but specifically excluding the parties hereto, “Non-Parties”), shall have any liability (whether at law or in equity, based upon contract, tort, statute or otherwise) for obligations or liabilities arising under, in connection with or related to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the negotiation or execution hereof or thereof; and each party hereto or thereto hereby irrevocably waives and releases all such liabilities, obligations and claims against any such Non-Party. Each Non-Party shall be an express third-party beneficiary of, and entitled to enforce, this Section 11.17.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

TWILIO INC.

By:	/s/ Khozema Shipchandler
Name: Khozema Shipchandler
Title: President, Twilio Communications

KORE GROUP HOLDINGS, INC.

By:	/s/ Romil Bahl
Name: Romil Bahl
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]